Exhibit 2.1

EXECUTION COPY

ARRANGEMENT AGREEMENT

BETWEEN

POTASH CORPORATION OF SASKATCHEWAN INC.	- AND -	AGRIUM INC.

SEPTEMBER 11, 2016

Table of Contents (continued)

ii

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is dated September 11, 2016 between:

POTASH CORPORATION OF SASKATCHEWAN INC., a corporation existing under the laws of Canada	- and -	AGRIUM INC., a corporation existing under the laws of Canada

(“PCS”)		(“Agrium”)

WHEREAS the board of directors of each of PCS and Agrium has determined that it would be in the best interests of its corporation to combine the businesses conducted by PCS and Agrium;

AND WHEREAS the Parties wish to carry out the transactions contemplated hereby by way of a plan of arrangement under the provisions of the Canada Business Corporations Act;

AND WHEREAS upon the effectiveness of the Arrangement, holders of common shares of PCS and holders of common shares of Agrium will each receive common shares of New Parent on the terms set out herein;

AND WHEREAS the Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters related to the transaction provided for herein;

AND WHEREAS the directors and senior officers of PCS and Agrium have entered into voting support agreements pursuant to which such individuals have agreed to, among other things, support the Arrangement and vote their PCS Shares, Agrium Shares and Agrium Voting Options, as applicable, in favour of the Arrangement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT IN CONSIDERATION of the covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties covenant as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only a Party and one or more of its wholly-owned Subsidiaries or between or among one or more of such Party’s wholly-owned Subsidiaries, any inquiry or the making of any proposal or offer to a Party or its shareholders from any Person or group of Persons “acting jointly or in concert” (within the meaning of NI 62-104) which constitutes (whether in one transaction or a series of transactions):

(a)	any direct or indirect acquisition from such Party or the Party’s shareholders of beneficial ownership of 20% or more of any class of equity or voting securities of such Party;

(b)	any direct or indirect acquisition (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale) of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of such Party and its Subsidiaries;

(c)	any amalgamation, arrangement, merger, business combination, consolidation, recapitalization, liquidation, dissolution, winding-up, reorganization or other similar transaction involving such Party; or

(d)	any take-over bid, issuer bid, exchange offer or other similar transaction involving such Party that, if consummated, would result in a Person or group of Persons acquiring beneficial ownership of 20% or more of any class of equity or voting securities of such Party;

“affiliate” means, when describing a relationship between two Persons, that either one of them is under the direct or indirect control of the other, or each of them is directly or indirectly controlled by the same Person;

“Agreement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Arrangement Agreement (including the Schedules hereto) as supplemented, modified or amended, and not to any particular article, section, schedule or other portion hereof;

“Agrium” means Agrium Inc., a corporation existing under the CBCA;

“Agrium AcquisitionCo” means a corporation to be incorporated by New Parent under the laws of a jurisdiction in Canada for the purposes of the Plan of Arrangement which, immediately prior to the Effective Time, will be wholly owned by New Parent;

“Agrium Arrangement Resolution” means a special resolution of the Agrium Securityholders in respect of the Arrangement to be considered at the Agrium Meeting, in substantially the form of Schedule C hereto;

“Agrium Articles of Arrangement” means the articles of arrangement of Agrium in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made;

“Agrium Disclosure Documents” has the meaning ascribed thereto in paragraph (n) of Schedule D;

“Agrium Disclosure Letter” means the disclosure letter dated as of the date of this Agreement and delivered by Agrium to PCS with this Agreement;

“Agrium DSU Plan” means the Agrium Inc. Directors’ Deferred Share Unit Plan of Agrium, as amended and restated effective January 1, 2016;

“Agrium Employee Plans” has the meaning ascribed thereto in paragraph (ff) of Schedule D;

“Agrium Exchange Ratio” means 2.23 New Parent Shares for each Agrium Share;

“Agrium Financial Statements” has the meaning ascribed thereto in paragraph (o) of Schedule D;

“Agrium Incentive Compensation Plans” means, collectively, the Agrium Stock Option Plan, the Agrium PSU/RSU Plan, the Agrium DSU Plan, the Agrium U.S. PSU Plan and the Agrium SAR Plan;

“Agrium Meeting” means the meeting of Agrium Securityholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Agrium Arrangement Resolution;

“Agrium Mineral Rights” has the meaning ascribed thereto in paragraph (y)(ii) of Schedule D;

“Agrium Options” means the options to purchase Agrium Shares awarded under the Agrium Stock Option Plan;

“Agrium Permitted Dividends” means, in respect of Agrium Shares, a dividend not in excess of U.S.$0.875 per Agrium Share per quarter consistent with the current practice (including, subject to Section 5.9, with respect to timing) of Agrium;

“Agrium PSU/RSU Plan” means the Agrium Inc. Amended and Restated Performance Share Unit and Restricted Share Unit Plan of Agrium, as amended and restated effective January 1, 2016;

“Agrium Real Property Interests” has the meaning ascribed thereto in paragraph (y)(i) of Schedule D;

“Agrium SAR” means a stock appreciation right granted under the Agrium SAR Plan or a tandem stock appreciation right connected to an Agrium Option;

“Agrium SAR Plan” means the Agrium Inc. Amended and Restated Stock Appreciation Rights Plan of Agrium, as amended and restated effective January 1, 2016;

“Agrium Securityholders” means, collectively, the Agrium Shareholders and the Agrium Voting Optionholders;

“Agrium Shareholder Rights Plan” means the amended and restated shareholder rights plan agreement between Agrium and CST Trust Company, as rights agent, dated May 4, 2016;

“Agrium Shareholders” means the holders of Agrium Shares;

“Agrium Shares” means the common shares in the capital of Agrium;

“Agrium Significant Entities” means, collectively, Misr Fertilizers Production Company S.A.E., Profertil S.A. and Canpotex;

“Agrium Stock Option Plan” means the Agrium Inc. Amended and Restated Stock Option and Tandem SAR Plan of Agrium, as amended and restated effective January 1, 2016;

“Agrium U.S. PSU Plan” means the Agrium Inc. Amended and Restated Performance Share Unit Plan for Designated United States Employees of Agrium Inc. and its Affiliates, as amended and restated effective January 1, 2016;

“Agrium Voting Optionholders” means the holders of Agrium Voting Options;

“Agrium Voting Options” means the currently outstanding Agrium Options granted under the Agrium Stock Option Plan on or before December 31, 2012, as disclosed in Section 1.1 of the Agrium Disclosure Letter;

“Arrangement” means the arrangement pursuant to section 192 of the CBCA on the terms and pursuant to the conditions set forth in the Plan of Arrangement, subject to any amendments to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of PCS and Agrium, each acting reasonably;

“BofA Merrill Lynch” means Merrill Lynch, Pierce, Fenner & Smith Incorporated;

“business day” means any day, other than a Saturday, a Sunday or a statutory holiday in the Province of Saskatchewan, the Province of Alberta or the Province of Ontario;

“Canadian GAAP” means Canadian generally accepted accounting principles for publicly accountable enterprises, being International Financial Reporting Standards as issued by the International Accounting Standards Board, as adopted by the Canadian Accounting Standards Board;

“Canadian Securities Laws” means the Securities Act, 1988 (Saskatchewan), the Securities Act (Alberta) and any other applicable Canadian provincial or territorial securities Laws;

“Canpotex” means Canpotex Limited, a corporation existing under the laws of Canada;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

“Certificates of Arrangement” means, collectively, the certificates of arrangement in respect of each of PCS and Agrium giving effect to the Arrangement, to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the PCS Articles of Arrangement and the Agrium Articles of Arrangement, respectively;

“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act or his designee;

“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34, as amended;

“Confidentiality Agreement” means the Confidentiality Agreement dated April 18, 2016 between Agrium and PCS;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Damages Event” has the meaning ascribed thereto in Section 7.2;

“deliberate” breach of any representation, warranty or covenant by PCS or Agrium means that, as applicable, a senior officer of PCS or Agrium (a) had actual knowledge that a representation or warranty of the Party to which he or she served as a senior officer was materially false when made or (b) as to a covenant herein, directed or allowed PCS or Agrium, each as applicable, to take an action, fail to take an action or permit an action to be taken or occur that he or she knew at such time constituted a material breach of a covenant herein by such Party;

“Depositary” means CST Trust Company or such other Person as PCS and Agrium agree to in writing;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Disclosed Personal Information” has the meaning ascribed thereto in Section 7.8(b);

“Dissent Rights” means the rights of dissent in respect of the Arrangement granted to the registered PCS Shareholders and registered Agrium Shareholders, as described in the Plan of Arrangement;

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval System;

“Effective Date” means the date shown in the Certificates of Arrangement issued by the Director;

“Effective Time” means 12:01 a.m. (Central Standard Time) on the Effective Date;

“Encumbrance” means any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Environmental Laws” means, with respect to any Person or its business, activities, property, assets or undertaking, all Laws, including the common law, relating to environmental or health matters in the jurisdictions applicable to such Person or its business, activities, property, assets or undertaking, including legislation governing the use and storage of Hazardous Substances;

“Exchanges” means the TSX and the NYSE;

“Executive Officer” means, in the case of PCS, PCS’ President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Senior Vice President, General Counsel and Secretary and, in the case of Agrium, Agrium’s President and Chief Executive Officer, Senior Vice President and Chief Financial Officer and Senior Vice President and Chief Legal Officer;

“Final Order” means the order of the Court approving the Arrangement in the form acceptable to PCS and Agrium, each acting reasonably, as such order may be amended by the Court (with prior written consent of both PCS and Agrium, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to PCS and Agrium, each acting reasonably) on appeal;

“Financing Matter” has the meaning ascribed thereto in Section 5.4(a);

“Governmental Entity” means any (a) international, multinational, national, federal, provincial, territory, state, regional, municipal, local or other government or any governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, (b) any subdivision, agent, commission, board or authority of any of the foregoing, (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (d) the Exchanges;

“Hazardous Substances” mean any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, hazardous recyclable, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted, or identified in any Environmental Laws;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“Income Taxes” means all Taxes, however denominated, including any interest, penalties or other additions, imposed by any Governmental Entity on a Person’s income or profits (including federal, provincial, state or local income or profits taxes);

“Interim Order” means an order of the Court, in a form acceptable to PCS and Agrium, each acting reasonably, containing declarations and directions in respect of the notices to be given and the conduct of the PCS Meeting and the Agrium Meeting with respect to the Arrangement as more fully set out herein;

“Investment Canada Act” means the Investment Canada Act (R.S.C. 1985, c. 28 (1st sup.)), as amended;

“Joint Proxy Circular” means the notice of the PCS Meeting and the notice of the Agrium Meeting to be sent to PCS Shareholders and Agrium Securityholders, respectively, and the accompanying joint management information circular to be prepared in connection with the PCS Meeting and the Agrium Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement;

“Key Regulatory Approvals” means the approvals listed in Schedule F, as may be amended by written agreement of the Parties;

“Laws” means all laws, by-laws, statutes, rules, regulations, orders, common law, principles of law or equity, ordinances, protocols, codes, notices, directions, judgments or other requirements of any Governmental Entity having the force of law, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority, and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities; and “Laws” includes Environmental Laws;

“Material Adverse Change” or “Material Adverse Effect” means, with respect to any Person, any fact or state of facts, circumstance, change, effect, occurrence or event which, either individually is or in the aggregate are, or individually or in the aggregate would reasonably be expected to be, material and adverse to the business, operations, results of operations, properties, assets, liabilities (whether absolute, accrued, contingent or otherwise) or financial condition of such Person and its Subsidiaries, on a consolidated basis, except for and excluding any fact or state of facts, circumstance, change, effect, occurrence or event to the extent resulting from or arising in connection with:

(a)	any change in Canadian GAAP (or authoritative interpretation thereof) or applicable Law;

(b)	any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, or market conditions or in national or global financial or capital markets, including credit markets or securities markets;

(c)	any change generally affecting the industries, businesses or segments thereof, in which such Person and its Subsidiaries operate;

(d)	climatic or other natural events or conditions (including drought, any other weather conditions and any natural disaster);

(e)	changes in the price (on a current or forward basis) of potash, phosphate rock, phosphate, natural gas, nitrogen, urea, ammonia or any other product used or sold by such Person or its Subsidiaries;

(f)	the failure of such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the market price, credit rating or trading volume of such Person’s securities after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such failure or change may, if not otherwise excluded from the definition of Material Adverse Change or Material Adverse Effect, be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, a Material Adverse Change or Material Adverse Effect);

(g)	any notice of withdrawal or similar action in respect of Canpotex by one or more members thereof;

(h)	the announcement or pendency of this Agreement, including any lawsuit in respect of this Agreement or the transactions contemplated hereby;

(i)	any actions taken (or omitted to be taken) at the written request, or with the prior written consent, of the other Party hereto; or

(j)	any action taken by the Person or any of its Subsidiaries that is required pursuant to this Agreement (excluding any obligation to act in the ordinary course of business),

provided, however, that with respect to paragraphs (a), (b), (c), (d) and (e) above, such matters will be considered to the extent that they have a materially disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to comparable entities operating in such Person’s industries, businesses or segments thereof; and references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a Material Adverse Change or Material Adverse Effect has occurred;

“Material Subsidiary” means a Subsidiary, the total assets of which constitute more than 10% of the consolidated assets of Agrium or PCS (as applicable) as at December 31, 2015, or the total revenues of which constitute more than 10% of the consolidated revenues of Agrium or PCS (as applicable) for the year ended December 31, 2015;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“Money Laundering Laws” has the meaning ascribed thereto in paragraph (nn)(ii) of Schedule D;

“New Parent” means a corporation to be incorporated by PCS and Agrium under the CBCA of which, immediately prior to the Effective Time, each of PCS and Agrium will own 50% of the common voting equity;

“New Parent Constating Documents” means the documents in substantially the form attached as Schedule H hereto;

“New Parent Shares” means the common shares in the capital of New Parent;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects;

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings;

“NI 62-104” means National Instrument 62-104 – Take-Over Bids and Issuer Bids;

“NYSE” means the New York Stock Exchange;

“OHSL” has the meaning ascribed thereto in paragraph (gg) of Schedule D;

“Outside Date” means September 11, 2017, subject to the right of either Party to postpone the Outside Date for up to an additional six months (in three-month increments) if any Key Regulatory Approval has not been obtained and such approvals have not been denied by a non-appealable decision of a Governmental Entity, by giving written notice to the other Party to such effect no later than 5:00 p.m. (Central Standard Time) on the date that is not less than five days prior to the original Outside Date (and any subsequent Outside Date), or such later date as may be agreed to in writing by the Parties; provided that notwithstanding the foregoing, (a) a Party shall not be permitted to postpone the Outside Date if the failure to obtain a Key Regulatory Approval is the result of such Party’s deliberate breach of its obligations under this Agreement with respect to obtaining such Key Regulatory Approval, and (b) in the aggregate such postponements shall not exceed six months from the original Outside Date;

“Parties” means Agrium and PCS, and “Party” means either one of them;

“PCS” means Potash Corporation of Saskatchewan Inc., a corporation existing under the CBCA;

“PCS AcquisitionCo” means a corporation to be incorporated by New Parent under the laws of a jurisdiction in Canada for the purposes of the Plan of Arrangement, which, immediately prior to the Effective Time, will be wholly owned by New Parent;

“PCS Arrangement Resolution” means a special resolution of the PCS Shareholders in respect of the Arrangement to be considered at the PCS Meeting, in substantially the form of Schedule B hereto;

“PCS Articles of Arrangement” means the articles of arrangement of PCS in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made;

“PCS Disclosure Documents” has the meaning ascribed thereto in paragraph (n) of Schedule E;

“PCS Disclosure Letter” means the disclosure letter dated as of the date of this Agreement and delivered by PCS to Agrium with this Agreement;

“PCS DSU Plan” means the Deferred Share Unit Plan for Non-Employee Directors of PCS dated April 26, 2012;

“PCS Employee Plans” has the meaning ascribed thereto in paragraph (ff) of Schedule E;

“PCS Exchange Ratio” means 0.40 New Parent Shares for each PCS Share;

“PCS Financial Statements” has the meaning ascribed thereto in paragraph (o) of Schedule E;

“PCS Hedging Policies” means PCS’ External Borrowing Policy, Currency Conversion Policy and Natural Gas Policy Statement;

“PCS Incentive Compensation Plans” means, collectively, the PCS Stock Option Plans, the CEO multiyear incentive plan of PCS and the PCS DSU Plan;

“PCS LTIP” means the 2016 Long-Term Incentive Plan effective as of May 10, 2016 of PCS;

“PCS Meeting” means the meeting of PCS Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the PCS Arrangement Resolution;

“PCS Mineral Rights” has the meaning ascribed thereto in paragraph (y)(ii) of Schedule E;

“PCS Options” means the options to purchase PCS Shares awarded under the PCS Stock Option Plans;

“PCS Permitted Dividends” means, in respect of PCS Shares, a dividend not in excess of U.S.$0.10 per PCS Share per quarter consistent with the practice announced on July 28, 2016 (including , subject to Section 5.9, with respect to timing) of PCS;

“PCS Real Property Interests” has the meaning ascribed thereto in paragraph (y)(i) of Schedule E;

“PCS Share Settled PSUs” means the share settled performance share units awarded under the PCS LTIP;

“PCS Shareholders” means the holders of PCS Shares;

“PCS Shares” means the common shares in the capital of PCS;

“PCS Significant Entities” means, collectively, Arab Potash Company, Israel Chemicals Ltd., Sinofert Holdings Limited, Sociedad Quimica y Minera de Chile S.A. and Canpotex;

“PCS Stock Option Plans” means, collectively, the PCS LTIP, the 2006 Performance Option Plan effective as of January 1, 2006, the 2007 Performance Option Plan effective as of January 1, 2007, the 2008 Performance Option Plan effective as of January 1, 2008, the 2009 Performance Option Plan effective as of January 1, 2009, the 2010 Performance Option Plan effective as of January 1, 2010, the 2011 Performance Option Plan effective as of January 1, 2011, the 2012 Performance Option Plan effective as of January 1, 2012, the 2013 Performance Option Plan effective as of January 1, 2013, the 2014 Performance Option Plan effective as of January 1, 2014, and the 2015 Performance Option Plan effective as of January 1, 2015, of PCS;

“Permitted Acquisition Agreement” means an agreement, arrangement or understanding entered into by a Party to implement, pursue or support a Superior Proposal, which:

(a)	other than in respect of the requirement for such Party to change its recommendation or determination in respect of the Arrangement as provided in Section 7.1(b)(viii), all obligations of PCS or Agrium, as applicable, (other than confidentiality) contained in the agreement, arrangement or understanding are effective only following the satisfaction of a condition precedent that (i) in the case of an agreement, arrangement or understanding entered into by Agrium, the Agrium Arrangement Resolution shall have failed to receive the requisite vote of the Agrium Securityholders at the Agrium Meeting (including any adjournments or postponements thereof) in accordance with the Interim Order, or (ii) in the case of an agreement, arrangement or understanding entered into by PCS, the PCS Arrangement Resolution shall have failed to receive the requisite vote of the PCS Shareholders at the PCS Meeting (including any adjournments or postponements thereof) in accordance with the Interim Order;

(b)	other than as required by applicable Law prior to the satisfaction of the applicable condition precedent referred to in clause (a) above, does not require such Party to take any further steps in respect of the Superior Proposal, including any filing or notice to any Governmental Entity, until the applicable condition precedent referred to in clause (a) above has been satisfied;

(c)	terminates automatically in accordance with its terms, and is of no further force or effect, immediately upon the failure of the applicable condition precedent referred to in clause (a) above to be satisfied;

(d)	does not contain any provisions providing for the payment of any amount or the taking of any other action by such Party as a result of the completion of the transactions contemplated by this Agreement or the failure to satisfy the applicable condition precedent referred to in clause (a) above; and

(e)	other than in respect of the ability of such Party to change its recommendations or determinations in respect of the Arrangement upon the entering into of the agreement, arrangement or understanding as provided in Section 7.1(b)(viii), such agreement, arrangement or understanding does not by its terms otherwise prevent, delay or inhibit, in any way, such Party from completing the Arrangement in accordance with the terms of this Agreement unless and until such time as the applicable condition precedent referred to in clause (a) above is satisfied;

“Person” includes an individual, firm, trust, partnership, association, corporation, joint venture, trustee, executor, administrator, legal representative or government (including any Governmental Entity);

“Plan of Arrangement” means the plan of arrangement substantially in the form and content set forth in Schedule A hereto and any amendment or variation thereto made in accordance with Section 8.3 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order (with prior written consent of both PCS and Agrium, each acting reasonably);

“Post-Arrangement Reorganization” means the transactions described in Section 5.6;

“Pre-Arrangement Reorganization” has the meaning ascribed thereto in Section 5.5(a);

“RBC Capital Markets” means RBC Dominion Securities Inc.;

“Regulatory Approvals” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with or withdrawal of any objection or successful conclusion of any litigation brought by, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity or pursuant to a written agreement between the Parties and a Governmental Entity to refrain from consummating the Arrangement, in each case required or advisable under Laws in connection with the Arrangement, including the Key Regulatory Approvals;

“Remedy” has the meaning ascribed thereto in Section 5.3(c);

“Reorganizing Party” has the meaning ascribed thereto in Section 5.5(a);

“Replacement Option” means an option to purchase New Parent Shares granted in replacement of a PCS Option or an Agrium Option on the basis set forth in Section 5.7;

“Replacement SAR” means a stock appreciation right granted in replacement of an Agrium SAR on the basis set forth in Section 5.7;

“Replacement Share Right” means a restricted share unit, deferred share unit, performance share unit or similar interest with respect to New Parent Shares granted in replacement of a Share Right on the basis set forth in Section 5.7;

“Representatives” means the officers, directors, employees, financial advisors, legal counsel, accountants and other agents and representatives of a Party;

“Returns” means all reports, estimates, elections, designations, forms, declarations of estimated Taxes, information statements and returns relating to, or required to be filed in connection with any Taxes;

“Sanctions” has the meaning ascribed thereto in paragraph (nn)(iii) of Schedule D;

“SEC” means the United States Securities and Exchange Commission;

“Section 3(a)(10) Exemption” has the meaning ascribed thereto in Section 2.15(a);

“Securities Regulators” means, collectively, the securities commission or other securities regulatory authority of each province and territory of Canada and the SEC;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Share Right” means each restricted share unit, deferred share unit, performance share unit or similar interest covering PCS Shares or Agrium Shares granted pursuant to any PCS Incentive Compensation Plan or Agrium Incentive Compensation Plan, but not including a PCS Option, Agrium Option or Agrium SAR;

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a subsidiary;

“Superior Proposal” means a written bona fide Acquisition Proposal to acquire not less than all of the outstanding PCS Shares or Agrium Shares, as applicable, or all or substantially all of the assets of the Party subject to the Acquisition Proposal, which the board of directors of such Party determines, in good faith:

(a)	is not subject to any financing condition and that the funds or other consideration necessary to complete the Acquisition Proposal are or are reasonably likely to be available to fund completion of the Acquisition Proposal at the time and on the basis set out therein;

(b)	after consultation with its financial advisor(s), would or would be reasonably likely to, if consummated in accordance with its terms and without assuming away the risk of non-completion, result in a transaction more favourable, from a financial point of view, for shareholders of such Party to the transaction contemplated by this Agreement (including after considering the proposal to adjust the terms and conditions of the Arrangement as contemplated in Section 7.1(c));

(c)	is not subject to any due diligence condition;

(d)	after consultation with its financial advisor(s) and outside counsel, is reasonably likely to be consummated at the time and on the terms proposed, without undue delay and taking into account all legal, financial, regulatory (including with respect to the Competition Act, the Investment Canada Act and the HSR Act, to the extent applicable) and other aspects of such Acquisition Proposal and the Person or group of Persons making such proposal; and

(e)	after receiving the advice of outside counsel, that the failure by the board of directors to take such action would be inconsistent with its fiduciary duties;

“Tax Act” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supp.);

“Taxes” means all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all Income Taxes, or capital taxes, payroll and employee withholding taxes, gasoline and fuel taxes, employment insurance, social insurance taxes (including Canada Pension Plan payments), sales and use taxes (including goods and services, harmonized sales and provincial, territorial and state sales tax), ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation premiums or charges, pension assessment and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which one of the Parties or any of its Subsidiaries is required to pay, withhold or collect;

“Third Party Beneficiaries” has the meaning ascribed thereto in Section 9.7;

“TSX” means the Toronto Stock Exchange;

“U.S. Corporation” means a corporation that is a “domestic corporation” within the meaning of the U.S. Tax Code (or any Subsidiary of such corporation that is itself a “domestic corporation” within the meaning of the U.S. Tax Code);

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“U.S. Securities Laws” means federal and state securities legislation of the United States and all rules, regulations and orders promulgated thereunder; and

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended, or any successor thereto.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

1.3	Article References

Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.4	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; and words importing gender shall include all genders.

1.5	Date for Any Action and Computation of Time

If the date on which any action is required to be taken hereunder by a Party is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place. A period of time is to be computed as beginning on the day following the event that began the period and ending at 5:00 p.m. (Central Standard Time) on the last day of the period, if the last day of the period is a business day, or at 5:00 p.m. (Central Standard Time) on the next business day if the last day of the period is not a business day.

1.6	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada. All references in this Agreement to “U.S.$” refer to the lawful money of the United States.

1.7	Schedules

The following Schedules annexed to this Agreement, being:

Schedule A Schedule B Schedule C Schedule D Schedule E Schedule F Schedule G Schedule H

Plan of Arrangement

Form of PCS Arrangement Resolution

Form of Agrium Arrangement Resolution

Representations and Warranties of Agrium

Representations and Warranties of PCS

Key Regulatory Approvals

New Parent Governance Matters

New Parent Constating Documents

are incorporated by reference into this Agreement and form a part hereof.

1.8	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with Canadian GAAP.

1.9	Knowledge

In this Agreement, references to “to the knowledge of” means the actual knowledge of the Executive Officers of Agrium or PCS, as the case may be, after reasonable inquiry, and such officers shall make such inquiry as is reasonable in the circumstances.

1.10	Disclosure Letters

The PCS Disclosure Letter and the Agrium Disclosure Letter and all information contained therein is “Confidential Information” for the purposes of the Confidentiality Agreement and may not be disclosed, other than: (a) as permitted under the Confidentiality Agreement; or (b) in circumstances where a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

1.11	Other Definitional and Interpretive Provisions

(a)	References in this Agreement to the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of like import.

(b)	Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(c)	References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. Any reference in this Agreement to a Person includes the heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns of that Person.

(d)	References to a particular statute shall be to such statute and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated thereunder or amended from time to time.

(e)	A Person is considered to “control” another Person if (i) the first Person beneficially owns or directly or indirectly exercises control or direction over securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person, unless that first Person holds the voting securities only to secure an obligation, or (ii) the second Person is a partnership, other than a limited partnership, and the first Person holds more than 50% of the interests of the partnership, or (iii) the second Person is a limited partnership, and the general partner of the limited partnership is the first Person.

ARTICLE 2

THE ARRANGEMENT

2.1	The Arrangement

On the terms and subject to the conditions hereof, as soon as practicable following the date hereof, PCS and Agrium shall proceed to effect the Arrangement under section 192 of the CBCA, pursuant to which, on the Effective Date, on the terms and subject to the conditions contained in the Plan of Arrangement, each PCS Shareholder shall receive a number of New Parent Shares equal to the PCS Exchange Ratio in exchange for each PCS Share then held and each Agrium Shareholder shall receive a number of New Parent Shares equal to the Agrium Exchange Ratio in exchange for each Agrium Share then held. Certificates representing fractional New Parent Shares shall not be issued, but in lieu thereof New Parent shall pay, in accordance with the Plan of Arrangement, to each Person who would otherwise have received a certificate representing a fractional New Parent Share, a cash amount determined by reference to the volume weighted average trading price of New Parent Shares on the TSX on the first five trading days on which such shares trade on such exchange following the Effective Date.

2.2	PCS Approval

PCS represents and warrants to Agrium that its board of directors:

(a)	has unanimously determined, after consultation with its legal counsel and financial advisors, and upon receipt of the opinions referred to in Section 2.2(b), that:

(i)	the Arrangement is fair to the PCS Shareholders;

(ii)	it shall recommend that the PCS Shareholders vote in favour of the PCS Arrangement Resolution; and

(iii)	the Arrangement and entry into this Agreement are in the best interests of PCS; and

(b)	has received an opinion from each of BofA Merrill Lynch and RBC Capital Markets, the financial advisors to PCS, dated as of the date of this Agreement, that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth therein, taking into account the terms of the Arrangement, the PCS Exchange Ratio is fair, from a financial point of view, to the PCS Shareholders.

2.3	Agrium Approval

Agrium represents and warrants to PCS that its board of directors:

(a)	has unanimously determined, after consultation with its legal counsel and financial advisors, and upon receipt of the opinions referred to in Section 2.3(b), that:

(i)	the Arrangement is fair to the Agrium Shareholders;

(ii)	it shall recommend that the Agrium Securityholders vote in favour of the Agrium Arrangement Resolution; and

(iii)	the Arrangement and entry into this Agreement are in the best interests of Agrium; and

(b)	has received an opinion from each of Barclays Capital Inc. and CIBC World Markets Inc., the financial advisors to Agrium, dated as of the date of this Agreement, that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth therein, taking into account the terms of the Arrangement, the that the Agrium Exchange Ratio is fair, from a financial point of view, to the Agrium Shareholders.

2.4	Obligations of PCS

Subject to the terms and conditions of this Agreement, in order to facilitate the Arrangement, PCS shall take all action necessary in accordance with all applicable Laws, including Canadian Securities Laws and U.S. Securities Laws, to:

(a)	make and diligently prosecute a joint application with Agrium to the Court for the Interim Order in respect of the Arrangement;

(b)	in accordance with the terms of and the procedures contained in the Interim Order, duly call, give notice of, convene and hold the PCS Meeting as promptly as practicable, and in any event not later than November 7, 2016 (subject to any adjournments or postponements required or permitted by this Agreement), to vote upon the PCS Arrangement Resolution and any other matters as may be properly brought before such meeting (provided that, except as otherwise required by Law, PCS will not propose or submit for consideration at the PCS Meeting any business other than the approval of the Arrangement and the PCS Arrangement Resolution without the prior written consent of Agrium, such consent not to be unreasonably withheld, conditioned or delayed);

(c)

subject to the board of directors of PCS withdrawing, modifying, qualifying or changing its recommendation in Section 2.2(a) in accordance with this Agreement, solicit proxies of PCS Shareholders in favour of the PCS Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the PCS Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by Agrium, acting reasonably, using proxy solicitation services firms and cooperating with any Persons engaged by Agrium to solicit proxies in favour of the approval of the Agrium Arrangement Resolution;

(d)	subject to obtaining the approvals as contemplated in the Interim Order and as may be directed by the Court in the Interim Order, take all steps necessary or desirable jointly with Agrium to submit the Arrangement to the Court and apply for the Final Order as soon as reasonably practicable, but in any event not later than the third business day after the later of the date on which the (i) PCS Arrangement Resolution is passed at the PCS Meeting, and (ii) Agrium Arrangement Resolution is passed at the Agrium Meeting; and

(e)	concurrently with the delivery of the Agrium Articles of Arrangement pursuant to Section 2.5(e), deliver the PCS Articles of Arrangement to the Director following satisfaction or waiver of the conditions set forth in Article 6 in accordance with Section 2.9.

PCS shall use its commercially reasonable efforts to obtain and furnish to Agrium the information required on PCS’ behalf to be included in the Joint Proxy Circular. PCS shall use its commercially reasonable efforts to prepare the Joint Proxy Circular with Agrium, and shall print and mail, directly or indirectly, physical copies of the Joint Proxy Circular and related materials (without utilizing “notice-and-access” for this purpose) to all registered and beneficial holders of PCS Shares in accordance with applicable Laws, irrespective of standing instructions regarding the receipt of proxy-related materials. As of the date the Joint Proxy Circular is first mailed to the PCS Shareholders and the Agrium Securityholders and the date of any PCS Meeting and Agrium Meeting, the information provided by PCS for use in the preparation of the Joint Proxy Circular shall be complete and correct in all material respects, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and shall comply in all material respects with all applicable Laws. PCS shall promptly correct any such information provided by it for use in the Joint Proxy Circular which shall have become false or misleading in any material respect at any time prior to the Agrium Meeting or the PCS Meeting. Without limiting the generality of the foregoing, PCS shall ensure that the Joint Proxy Circular provides PCS Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the PCS Meeting, and contains the unanimous recommendation of the board of directors of PCS that the PCS Shareholders vote in favour of the PCS Arrangement Resolution (unless such recommendation has been withdrawn, modified, qualified or changed in accordance with this Agreement).

2.5	Obligations of Agrium

Subject to the terms and conditions of this Agreement, in order to facilitate the Arrangement, Agrium shall take all action necessary in accordance with all applicable Laws, including Canadian Securities Laws and U.S. Securities Laws, to:

(a)	make and diligently prosecute a joint application with PCS to the Court for the Interim Order in respect of the Arrangement;

(b)	in accordance with the terms of and the procedures contained in the Interim Order, duly call, give notice of, convene and hold the Agrium Meeting as promptly as practicable, and in any event not later than November 7, 2016 (subject to any adjournments or postponements required or permitted by this Agreement), to vote upon the Agrium Arrangement Resolution and any other matters as may be properly brought before such meeting (provided that, except as otherwise required by Law, Agrium will not propose or submit for consideration at the Agrium Meeting any business other than the approval of the Arrangement and the Agrium Arrangement Resolution without the prior written consent of PCS, such consent not to be unreasonably withheld, conditioned or delayed);

(c)	subject to the board of directors of Agrium withdrawing, modifying, qualifying or changing its recommendation in Section 2.3(a) in accordance with this Agreement, solicit proxies of Agrium Securityholders in favour of the Agrium Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Agrium Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by PCS, acting reasonably, using proxy solicitation services firms and cooperating with any Persons engaged by PCS to solicit proxies in favour of the approval of the PCS Arrangement Resolution;

(d)	subject to obtaining the approvals as contemplated in the Interim Order and as may be directed by the Court in the Interim Order, take all steps necessary or desirable jointly with PCS to submit the Arrangement to the Court and apply for the Final Order as soon as reasonably practicable, but in any event not later than the third business day after the later of the date on which the (i) PCS Arrangement Resolution is passed at the PCS Meeting, and (ii) Agrium Arrangement Resolution is passed at the Agrium Meeting; and

(e)	concurrently with the delivery of the PCS Articles of Arrangement pursuant to Section 2.4(e), deliver the Agrium Articles of Arrangement to the Director following satisfaction or waiver of the conditions set forth in Article 6 in accordance with Section 2.9.

Agrium shall use its commercially reasonable efforts to obtain and furnish to PCS the information required on Agrium’s behalf to be included in the Joint Proxy Circular. Agrium shall use its commercially reasonable efforts to prepare the Joint Proxy Circular with PCS, and shall print and mail, directly or indirectly, physical copies of the Joint Proxy Circular and related materials (without utilizing “notice-and-access” for this purpose) to all registered and beneficial holders of Agrium Shares and Agrium Voting Options in accordance with applicable Laws, irrespective of standing instructions regarding the receipt of proxy-related materials. As of the date the Joint Proxy Circular is first mailed to the PCS Shareholders and the Agrium Securityholders and the date of any PCS Meeting and Agrium Meeting, the information provided by Agrium for use in the preparation of the Joint Proxy Circular shall be complete and correct in all material respects, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and shall comply in all material respects with all applicable Laws. Agrium shall promptly correct any such information provided by it for use in the Joint Proxy Circular which shall have become false or misleading in any material respect at any time prior to the PCS Meeting or the Agrium Meeting. Without limiting the generality of the foregoing, Agrium shall ensure that the Joint Proxy Circular provides Agrium Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Agrium Meeting, and contains the unanimous recommendation of the board of directors of Agrium that the Agrium Securityholders vote in favour of the Agrium Arrangement Resolution (unless such recommendation has been withdrawn, modified, qualified or changed in accordance with this Agreement).

2.6	Interim Order

(a)	The application referred to in Sections 2.4(a) and 2.5(a) shall request that the Interim Order provide, among other things:

(i)	for the class of Persons to whom notice is to be provided in respect of the Arrangement, the PCS Meeting and the Agrium Meeting and for the manner in which such notice is to be provided;

(ii)	that:

(A)	the requisite approval for the PCS Arrangement Resolution to be placed before the PCS Meeting shall be two-thirds (66-2/3%) of the votes cast on the PCS Arrangement Resolution by PCS Shareholders present in person or by proxy at the PCS Meeting (such that each PCS Shareholder is entitled to one vote for each PCS Share held) and, if required under Canadian Securities Laws, by a majority of the votes cast on the PCS Arrangement Resolution by PCS Shareholders present in person or by proxy at the PCS Meeting after excluding the votes of those Persons whose votes are required to be excluded under MI 61-101;

(B)	that, in all other respects, the terms, restrictions and conditions of the constating documents of PCS, including quorum requirements and all other matters, shall apply in respect of the PCS Meeting;

(iii)	that:

(A)	the requisite approval for the Agrium Arrangement Resolution to be placed before the Agrium Meeting shall be two-thirds (66-2/3%) of the votes cast on the Agrium Arrangement Resolution by Agrium Securityholders (voting as a single class) present in person or by proxy at the Agrium Meeting (such that each Agrium Securityholder is entitled to one vote for each Agrium Share held and one vote for each Agrium Share underlying an Agrium Voting Option held) and, if required under Canadian Securities Laws, by a majority of the votes cast on the Agrium Arrangement Resolution by Agrium Shareholders present in person or by proxy at the Agrium Meeting after excluding the votes of those Persons whose votes are required to be excluded under MI 61-101;

(B)	that, in all other respects, the terms, restrictions and conditions of the constating documents of Agrium, including quorum requirements and all other matters, shall apply in respect of the Agrium Meeting;

(iv)	that the PCS Meeting may be adjourned or postponed from time to time in accordance with the terms of this Agreement without the need for additional approval of the Court;

(v)	that the Agrium Meeting may be adjourned or postponed from time to time in accordance with the terms of this Agreement without the need for additional approval of the Court;

(vi)	for the grant of the Dissent Rights to the registered PCS Shareholders and the registered Agrium Shareholders as set forth in the Plan of Arrangement;

(vii)	for the notice requirements with respect to the presentation of the joint application to the Court for the Final Order;

(viii)	confirmation of the record date for the purposes of determining the PCS Shareholders entitled to receive material and vote at the PCS Meeting in accordance with the Interim Order;

(ix)	confirmation of the record date (which shall be the same day as the record date referred to in Section 2.6(a)(viii)) for the purposes of determining the Agrium Securityholders entitled to receive material and vote at the Agrium Meeting in accordance with the Interim Order;

(x)	that the record date for PCS Shareholders entitled to notice of and to vote at the PCS Meeting will not change in respect of any adjournment(s) or postponement(s) of the PCS Meeting;

(xi)	that the record date for Agrium Securityholders entitled to notice of and to vote at the Agrium Meeting will not change in respect of any adjournment(s) or postponement(s) of the Agrium Meeting; and

(xii)	for such other matters as the Parties may agree in writing, each acting reasonably.

(b)	In the application referred to in Sections 2.4(a) and 2.5(a), PCS and Agrium shall inform the Court that the Parties intend to rely on the Section 3(a)(10) Exemption for the issuance of the New Parent Shares pursuant to the Arrangement and that, in connection therewith, the Court will be required to approve the substantive and procedural fairness of the terms and conditions of the Arrangement to each Person to whom New Parent Shares will be issued. Each Person to whom New Parent Shares will be issued on completion of the Arrangement will be given adequate notice advising them of their right to attend and appear before the Court at the hearing of the Court for the Final Order and providing them with adequate information to enable such Person to exercise such right.

2.7	Conduct of Meetings

(a)	Subject to the terms of this Agreement and the Interim Order, PCS agrees to convene and conduct the PCS Meeting and Agrium agrees to convene and conduct the Agrium Meeting, in each case in accordance with their respective constating documents and applicable Laws and the Interim Order, and each agrees not to propose to adjourn or postpone its meeting without the prior consent of the other Party:

(i)	except as required for quorum purposes (in which case the applicable shareholder meeting shall be adjourned and not cancelled, and subsequently reconvened as soon as practicable) or by applicable Law or by a Governmental Entity;

(ii)	except as required under Section 6.4 or Section 7.1(c); or

(iii)	except for adjournments for not more than ten business days in the aggregate for the purposes of attempting to obtain the requisite approval of (A) in the case of PCS, the PCS Arrangement Resolution, and (B) in the case of Agrium, the Agrium Arrangement Resolution.

(b)	Each of PCS and Agrium shall promptly advise the other of any material written communication received after the date hereof from any shareholder or other Person in opposition to the Arrangement or any written notice of dissent, purported exercise or withdrawal of Dissent Rights by a shareholder of such Party, and written communications sent by or on behalf of such Party to any shareholder of such Party exercising or purporting to exercise Dissent Rights.

(c)	Neither Party shall make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of the other Party.

(d)

Notwithstanding the receipt by a Party of a Superior Proposal in accordance with Section 7.1 and regardless of whether the board of directors of such Party has withdrawn, modified, qualified or changed any of its recommendations or determinations referred to in Section 2.2(a) or Section 2.3(a), as applicable, or entered into a Permitted Acquisition Agreement, unless otherwise agreed to in writing by the other Party or this Agreement is terminated in accordance with its terms or except as required by applicable Law or by a Governmental Entity, the Party receiving such Superior Proposal shall continue to take all steps reasonably necessary to hold its special meeting of shareholders and to cause the PCS Arrangement Resolution or the Agrium Arrangement Resolution, as applicable, to be voted on at such meeting and shall not propose to adjourn or postpone such meeting other than as contemplated by Section 2.7(a).

(e)	Each Party shall advise the other Party as reasonably requested, and on a daily basis on each of the last seven business days prior to their respective shareholder meetings called to consider the transactions contemplated hereby, as to the aggregate tally of the proxies and votes received in respect of such meeting and all matters to be considered at such meeting.

(f)	The Parties shall cooperate to schedule and convene the PCS Meeting and Agrium Meeting on the same date and time (subject to any adjournments or postponements required or permitted by this Agreement).

2.8	Court Proceedings

Each of PCS and Agrium will provide the other Party and its legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information required to be supplied by the other Party for inclusion in such material, prior to the service and filing of that material, and will accept the reasonable comments of the other Party and its legal counsel with respect to any such information required to be supplied by the other Party and included in such material and any other matters contained therein. Each of PCS and Agrium will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. Each of PCS and Agrium will provide legal counsel to the other Party on a timely basis with copies of any notice and evidence served on such Party or its legal counsel in respect of the application for the Final Order or any appeal therefrom. Subject to applicable Laws, neither Party will file any material with, or make any submissions to, the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with the other Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require PCS or Agrium to agree or consent to any change to the PCS Exchange Ratio, the Agrium Exchange Ratio or the payment of any other consideration or other modification or amendment to such filed or served materials that expands or increases such Party’s obligations set forth in any such filed or served materials or under this Agreement. Each of PCS and Agrium shall oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement.

2.9	Effective Date

The Arrangement shall become effective at the Effective Time on the Effective Date. Upon issuance of the Final Order and subject to the satisfaction or waiver of the conditions precedent in Article 6 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date), each of Agrium and PCS shall, as soon as practicable, execute and deliver such closing documents and instruments and, as soon as possible but not later than the third business day following satisfaction or waiver of such conditions precedent, PCS and Agrium shall proceed to concurrently file the PCS Articles of Arrangement and the Agrium Articles of Arrangement, the Final Order and such other documents as may be required to give effect to the Arrangement with the Director pursuant to section 192 of the CBCA, whereupon the transactions comprising the Plan of Arrangement shall occur and shall be deemed to have occurred in the order set out therein without any further act or formality.

2.10	Payment of Consideration

The Parties shall, immediately prior to the filing of the PCS Articles of Arrangement and the Agrium Articles of Arrangement with the Director pursuant to Section 2.9, cause New Parent to provide the Depositary with a sufficient number of New Parent Shares deliverable to PCS Shareholders and Agrium Shareholders pursuant to the Arrangement in accordance with Section 2.1.

2.11	Adjustment to Exchange Ratios

If on or after the date hereof, (a) PCS declares or sets a record date for any dividend or other distribution on the PCS Shares (other than PCS Permitted Dividends) that is prior to the Effective Time or pays any dividend or other distribution on the PCS Shares (other than PCS Permitted Dividends) prior to the Effective Time, or (b) Agrium declares or sets a record date for any dividend or other distribution on the Agrium Shares (other than Agrium Permitted Dividends) that is prior to the Effective Time or pays any dividend or other distribution on the Agrium Shares (other than Agrium Permitted Dividends) prior to the Effective Time, the Parties shall make such adjustment to the PCS Exchange Ratio and/or the Agrium Exchange Ratio as they determine, acting reasonably and in good faith, to be necessary to restore the original intention of the Parties in the circumstances.

2.12	New Parent Matters

The Parties shall:

(a)	prior to the Effective Date, jointly incorporate and organize New Parent with each Party owning 50% of the common voting equity of New Parent prior to the Effective Time and the name of New Parent to be as agreed by the Parties, each acting reasonably, and shall jointly cause New Parent to:

(i)	incorporate and organize PCS AcquisitionCo and Agrium AcquisitionCo; and

(ii)	do or cause to be done all actions and things as are contemplated to be done by New Parent under this Agreement and for this Agreement to be the valid and binding obligation of New Parent and enforceable in accordance with its terms;

(b)	cause New Parent’s share terms, by-laws and certain other provisions of its articles to be in substantially the forms attached as Schedule H to be duly adopted by the board of directors of New Parent and, in the case of by-laws, confirmed by PCS and Agrium as shareholders of New Parent, in each case prior to the Effective Time;

(c)	cause, upon completion of the Arrangement:

(i)	the Executive Chair and the Chief Executive Officer of New Parent, as well as the offices of New Parent, to be as set out in Schedule G hereto; and

(ii)	the board of directors and senior management of New Parent to be as, or to be determined in the manner, set out in Schedule G hereto,

provided that, prior to the Effective Date, two-thirds of the directors of each of New Parent, PCS AcquisitionCo and Agrium AcquisitionCo shall be residents of Canada for the purposes of the Investment Canada Act; and

(d)	cause New Parent to:

(i)	assume, as of the Effective Time, the obligations in respect of awards under the PCS Incentive Compensation Plans and the Agrium Incentive Compensation Plans (as provided in Section 5.7) and take such corporate action as reasonably necessary to reserve for issuance a sufficient number of authorized, but unissued New Parent Shares for delivery upon the exercise or settlement of the awards under the PCS Incentive Compensation Plans and the Agrium Incentive Compensation Plans;

(ii)	apply to list the New Parent Shares issuable pursuant to the Arrangement and as contemplated in Section 2.12(d)(i) on the Exchanges, and use its commercially reasonable efforts to obtain approval, subject to customary conditions, for the listing of such New Parent Shares on the Exchanges commencing on the Effective Date, as applicable; and

(iii)	provide the Depositary with cash deliverable to former PCS Shareholders and former Agrium Shareholders pursuant to the Arrangement in lieu of fractional New Parent Shares in accordance with Section 2.1.

2.13	Tax Treatment and Withholding Rights

(a)	The Arrangement and the Post-Arrangement Reorganization are intended to qualify as a reorganization within the meaning of section 368(a) of the U.S. Tax Code and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under section 368 of the U.S. Tax Code. Each Party agrees to treat the Arrangement and the Post-Arrangement Reorganization as a reorganization within the meaning of section 368(a) of the U.S. Tax Code for all United States federal income tax purposes, and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under section 368 of the U.S. Tax Code, and to not take any position on any Tax return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by a “determination” within the meaning of section 1313 of the U.S. Tax Code that such treatment is not correct. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement and the Post-Arrangement Reorganization as set forth herein.

(b)	The Arrangement and the Post-Arrangement Reorganization has been and shall continue to be structured to allow PCS Shareholders and Agrium Shareholders who otherwise would be subject to Income Taxes in Canada to dispose of their PCS Shares or Agrium Shares, as applicable, and receive New Parent Shares on a tax-deferred basis for Canadian Income Tax purposes.

(c)	New Parent, PCS, Agrium and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable under the Plan of Arrangement or in connection with any transactions referred to in this Agreement such amounts as New Parent, PCS, Agrium or the Depositary determines, acting reasonably, are required or reasonably believes to be required to be deducted and withheld from such consideration in accordance with the Tax Act, the U.S. Tax Code or any provision of any other applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made. Each of New Parent, PCS, Agrium and the Depositary shall be authorized to sell or otherwise dispose of such portion of the New Parent Shares payable hereunder as is necessary to provide sufficient funds to New Parent, PCS, Agrium and the Depositary, as the case may be, to enable it to implement such deduction or withholding.

2.14	Securityholder Communications and Lists

(a)	PCS and Agrium shall cooperate and participate in presentations to securityholders regarding the Arrangement and promptly advise, consult and cooperate with each other in issuing any press releases or otherwise making public statements with respect to this Agreement or the Arrangement and in making any filing with any Governmental Entity or with any stock exchange, including the Exchanges, with respect thereto. Each Party shall use all commercially reasonable efforts to enable the other Party to review and comment on all such press releases prior to the release thereof and shall enable the other Party to review and comment on such filings prior to the filing thereof; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make disclosure in accordance with applicable Laws, and if such disclosure is required and the other Party has not reviewed or commented on the disclosure, the Party making such disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party, and if such prior notice is not practicable, to give such notice immediately following the making of such disclosure or filing, provided, however, that the cooperation and participation contemplated by this Section 2.14(a) shall not be required in connection with any communication contemplated in Section 7.1. The Parties agree to issue jointly a press release with respect to this Agreement as soon as practicable after its due execution. For the avoidance of doubt, the foregoing shall not prevent either Party from making internal announcements to employees and having discussions with shareholders and financial analysts and other stakeholders so long as such statements and announcements are consistent in all material respects with the most recent press releases, public disclosures or public statements made by the relevant Party (unless the recommendation of the relevant board of directors has been withdrawn, modified, qualified or changed, in accordance with the terms of this Agreement). The Parties consent to this Agreement being filed on SEDAR and EDGAR.

(b)	Each of PCS and Agrium shall, at the reasonable request of the other from time to time, provide the other with (i) a list (in both written and electronic form) of its shareholders, together with their addresses and respective holdings, (ii) the names, addresses and holdings of all Persons having rights issued by such Party to acquire its shares, and (iii) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, and non-objecting beneficial owners of such Party’s shares, together with their addresses and respective holdings. PCS and Agrium agree that any materials provided pursuant to this Section 2.14(b) shall not be used for any other purposes except in connection with the Arrangement.

2.15	U.S. Securities Laws

(a)	The Parties intend that the issuance of (i) the New Parent Shares under the Arrangement and (ii) Replacement Options (and corresponding tandem Replacement SARs) issued in exchange for the Agrium Voting Options shall be exempt from the registration requirements of the U.S. Securities Act pursuant to the exemption provided by Section 3(a)(10) thereof (the “Section 3(a)(10) Exemption”). Each Party shall act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement set forth in this Section 2.15.

(b)	In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that each of the Arrangement and the issuance of such Replacement Options (and corresponding tandem Replacement SARs) shall be carried out on the following basis:

(i)	each of the Arrangement and the issuance of such Replacement Options (and corresponding tandem Replacement SARs) shall be subject to the approval of the Court;

(ii)	the Court shall be advised as to the intention of New Parent and the Parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve each of the Arrangement and the issuance of such Replacement Options (and corresponding tandem Replacement SARs);

(iii)	the Court shall be required to satisfy itself as to the substantive and procedural fairness of each of the Arrangement and the issuance of such Replacement Options (and corresponding tandem Replacement SARs);

(iv)	the Final Order shall expressly state that each of the Arrangement and the issuance of such Replacement Options (and corresponding tandem Replacement SARs) is approved by the Court as being substantively and procedurally fair to the Persons to whom the New Parent Shares and such Replacement Options (and corresponding tandem Replacement SARs) will be issued;

(v)	the Parties shall ensure that each Person entitled to receive New Parent Shares on completion of the Arrangement and such Replacement Options (and corresponding tandem Replacement SARs), as applicable, shall be given adequate notice advising them of their right to attend and appear before the Court at the hearing of the Court for the Final Order and providing them with adequate information to enable such Person to exercise such right;

(vi)	each Person to whom New Parent Shares shall be issued pursuant to the Arrangement and to whom such Replacement Options (and corresponding tandem Replacement SARs) shall be issued, as applicable, shall be advised that such New Parent Shares and such Replacement Options (and corresponding tandem Replacement SARs) have not been registered under the U.S. Securities Act and shall be issued by Agrium in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act and, in the case of affiliates of PCS and of Agrium, shall be subject to certain restrictions on resale under the U.S. Securities Laws, including Rule 144 under the U.S. Securities Act;

(vii)	the Interim Order shall specify that each Person to whom (i) New Parent Shares shall be issued pursuant to the Arrangement or (ii) such Replacement Options (and corresponding tandem Replacement SARs) shall be issued shall have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as such securityholder enters an appearance within a reasonable time; and

(viii)	the Final Order shall include a statement to substantially the following effect:

“This Order shall serve as the basis for reliance on the exemption provided by Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of (i) common shares of New Parent pursuant to the Plan of Arrangement, and (ii) options to purchase common shares of New Parent in exchange for currently outstanding Agrium options, which Agrium options were granted under the Agrium Stock Option Plan on or before December 31, 2012, and corresponding tandem Replacement SARs as contemplated in the Plan of Arrangement.”

2.16	Post-Effective Time Dividends and Distributions

No dividends or other distributions payable in respect to New Parent Shares with a record date after the Effective Time shall be paid to the holder of any certificate or certificates which, immediately prior to the Effective Time, represented outstanding PCS Shares or outstanding Agrium Shares in respect of which New Parent Shares were issued pursuant to the Arrangement, and all such dividends and other distributions shall be paid by New Parent to the Depositary and shall be held by the Depositary in trust for such holders, in each case until the surrender of such certificate or certificates (or affidavit of loss) in accordance with the Plan of Arrangement or until otherwise surrendered and/or forfeited under the Plan of Arrangement. Subject to applicable Laws, following surrender of any such certificate or certificates (or affidavit of loss) in accordance with the Plan of Arrangement, there shall be paid to the holder thereof, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such New Parent Shares to which such holder is entitled pursuant to the Arrangement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF AGRIUM

3.1	Representations and Warranties

Except as (i) set forth in documents filed by Agrium on SEDAR and/or EDGAR since December 31, 2014 and prior to the date hereof and publicly available (excluding any cautionary language or description of risk factors or similar language contained therein), or (ii) set forth in the Agrium Disclosure Letter (it being understood that disclosure of any item in the Agrium Disclosure Letter shall constitute disclosure for any of the representations and warranties where the relevance of that item is reasonably apparent on its face), Agrium hereby makes to PCS the representations and warranties set forth in Schedule D and acknowledges that PCS is relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of the Arrangement. Except for the representations and warranties set forth in this Agreement, neither Agrium nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Agrium.

3.2	Investigation

Any investigation by PCS or its advisors shall not mitigate, diminish or affect the representations and warranties of Agrium pursuant to this Agreement.

3.3	Survival of Representations and Warranties

The representations and warranties of Agrium contained in this Agreement shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms, provided, however, that no such termination will affect a Party’s rights or obligations arising out of a deliberate prior breach of any representation or warranty hereunder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PCS

4.1	Representations and Warranties

Except as (i) set forth in documents filed by PCS on SEDAR and/or EDGAR since December 31, 2014 and prior to the date hereof and publicly available (excluding any cautionary language or description of risk factors or similar language contained therein), or (ii) set forth in the PCS Disclosure Letter (it being understood that disclosure of any item in the PCS Disclosure Letter shall constitute disclosure for any of the representations and warranties where the relevance of that item is reasonably apparent on its face), PCS hereby makes to Agrium the representations and warranties set forth in Schedule E, and acknowledges that Agrium is relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of the Arrangement. Except for the representations and warranties set forth in this Agreement, neither PCS nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of PCS.

4.2	Investigation

Any investigation by Agrium or its advisors shall not mitigate, diminish or affect the representations and warranties of PCS pursuant to this Agreement.

4.3	Survival of Representations and Warranties

The representations and warranties of PCS contained in this Agreement shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms, provided, however, that no such termination will affect a Party’s rights or obligations arising out of a deliberate prior breach of any representation or warranty hereunder.

ARTICLE 5

COVENANTS

5.1	Conduct of Business by Agrium

Agrium covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, unless otherwise (i) agreed to in writing by PCS (such agreement to be subject to applicable Law and not be unreasonably withheld, conditioned or delayed with respect to matters in Section 5.1(a) and Sections 5.1(c) through 5.1(k)), (ii) required or expressly permitted or specifically contemplated by this Agreement or the Arrangement or (iii) set forth in the Agrium Disclosure Letter:

(a)	the business of Agrium and its Subsidiaries shall be conducted only in, and Agrium and its Subsidiaries shall not take any action except in, the ordinary course of business consistent in all material respects with past practice, and Agrium shall use all commercially reasonable efforts to maintain and preserve its and their material business organization, assets, employees and advantageous business relationships; provided, however, that this Section 5.1(a) shall not restrict Agrium or any Subsidiary of Agrium from resolving to, or entering into or performing any contract, agreement, commitment or arrangement with respect to, the acquisition (subject to Section 5.1(c)(ii)) or disposition (subject to Section 5.1(c)(i)) of any assets or security interests in any Person, provided that the doing of any such act or thing does not have a Material Adverse Effect on Agrium and is not prohibited by Section 5.3(f);

(b)

Agrium shall not, and shall not permit any of its Subsidiaries to, directly or indirectly: (i) amend Agrium’s constating documents or amend in any material respects the constating documents of any of its Subsidiaries; (ii) except in relation to internal transactions solely involving Agrium and its wholly-owned Subsidiaries or solely among such Subsidiaries, issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of Agrium or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Agrium or any of its Subsidiaries, other than Agrium Shares issuable pursuant to the terms of (A) Agrium Options and other convertible securities granted (1) prior to the date hereof and disclosed in paragraph (h) of Schedule D and (2) in accordance with this Section 5.1, and (B) grants of Agrium Options and other convertible securities in the ordinary course of business and in amounts consistent with past practice to officers and employees of Agrium or its Subsidiaries (in the case of officers, as described in Agrium’s management proxy circular dated March 14, 2016); (iii) split, consolidate, redeem, purchase or otherwise acquire any of its outstanding shares or other securities (including pursuant to any outstanding normal course issuer bid); (iv) amend the terms of any of its securities; (v) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Agrium or any of its Material Subsidiaries; or (vi) enter into, modify or terminate any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as expressly permitted herein;

(c)	Agrium shall not, and shall not permit any of its Subsidiaries to, directly or indirectly: (i) sell, pledge, dispose of or encumber any assets of Agrium or any of its Subsidiaries (which does not include inventory sold in the ordinary course of business) with a value individually or in the aggregate exceeding U.S.$200 million in any calendar year (other than (A) any security interests required to be provided in connection with Agrium’s existing credit facilities (copies of which have been provided to PCS on or prior to the date hereof) or (B) in connection with any sale or disposition of any assets of Agrium or any of its Subsidiaries in order to obtain any consents or approvals from any Governmental Entity in connection with any acquisitions permitted under this Section 5.1(c)); (ii) acquire (by merger, amalgamation, arrangement, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries) or purchase of any property or assets of any other individual or entity except for (A) any acquisition of, or investment in, property, securities or assets in the nature of the assets currently comprised within Agrium’s retail operating segment with a value individually or in the aggregate not exceeding U.S.$450 million and (B) any other acquisition of, or investment in, property, securities or assets of any other individual or entity with a value individually or in the aggregate not exceeding U.S.$200 million in any calendar year; (iii) incur any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or make any loans or advances, except in the ordinary course of business consistent with past practice, for refinancing existing debt on terms believed by Agrium’s Executive Officers to be reasonable given market conditions at the applicable time or in relation to internal transactions solely involving Agrium and its wholly-owned Subsidiaries or solely among such Subsidiaries; (iv) pay, discharge or satisfy any claims, liabilities or obligations (including any regulatory investigation) which are material to Agrium, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in Agrium’s most recently publicly available financial statements as of the date hereof or incurred in the ordinary course of business consistent with past practice; (v) waive, release, grant or transfer any rights of material value or materially modify, change or release or relinquish any existing license, lease, contract or other document which is material to the business of Agrium, other than in the ordinary course of business consistent with past practice; (vi) sell, pledge, dispose of or encumber any shares of, acquire an additional interest in, withdraw, provide any notice of withdrawal, seek the dissolution, liquidation or winding up of, or take any similar action in respect of Canpotex, Canpotex Bulk Terminals Limited or any of their respective Subsidiaries; (vii) enter into or terminate any hedges, swaps or other financial instruments or like transaction that are not authorized or permitted pursuant to the Global Exposure Management Policy of Agrium (a copy of which has been provided to PCS prior to the date hereof); or (viii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(d)	except for the aggregate amount and for the specified purposes set forth in Agrium’s capital plan for 2016/2017 (a copy of which has been provided to PCS prior to the date hereof), Agrium shall not incur or commit to capital expenditures prior to the Effective Date individually or in the aggregate exceeding U.S.$200 million in any calendar year;

(e)	except grants of awards to, or increases to salaries or bonuses of, officers, employees and directors of Agrium or its Subsidiaries in the ordinary course of business and in amounts consistent with past practice (in the case of officers and directors, as described in Agrium’s management proxy circular dated March 14, 2016) or pursuant to existing employment, collective bargaining, pension, supplemental pension, termination or compensation arrangements, plans, policies or agreements (copies of which have been provided to PCS on or prior to the date hereof), Agrium shall not, and shall not permit any of its Subsidiaries to, grant to any officer, employee or director an increase in compensation in any form (including grants under the Agrium Incentive Compensation Plans), make any loan to any officer or director or take any action with respect to the grant of any change of control, severance, retention or termination payment, or the entering into of any employment agreement with, any officer, employee or director of Agrium or any of its Subsidiaries, or with respect to any increase of benefits payable under its current change of control, severance, retention or termination pay arrangements, plans, policies or agreements;

(f)	neither Agrium nor any of its Subsidiaries shall adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, retention, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of employees, except as is necessary to comply with applicable Law or non-discretionary requirements of pre-existing plans, agreements, trusts, funds or arrangements;

(g)	Agrium shall use its commercially reasonable efforts (taking into account insurance market conditions and offerings and industry practices) to cause its current insurance (or re-insurance) policies, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, except where such cancellation, termination or lapse would not individually or in the aggregate be material to Agrium, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductibles and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(h)	Agrium shall not, and shall not permit any of its Subsidiaries to, (i) change in any material respect any of its methods of reporting income or deductions for accounting or Income Tax purposes from those applied or disclosed in the Agrium Financial Statements or employed in the preparation of its Income Tax return for the taxation year ending December 31, 2015 except as may be required by applicable Law; (ii) make or revoke any material election relating to Income Taxes; (iii) settle, compromise or agree to the entry of judgment with respect to any proceeding relating to Income Taxes except for any settlement, compromise or agreement that is not material to Agrium; (iv) enter into any Income Tax sharing, Income Tax allocation or Income Tax indemnification agreement, in each case which would be material to Agrium; or (v) make a request for an Income Tax ruling to any Governmental Entity which would be material to Agrium;

(i)

(i) other than the Agrium Permitted Dividends, the board of directors of Agrium shall only declare, set aside or pay any dividend or other distribution or payment in cash, shares or property in respect of any Agrium Shares owned by any Person, if PCS has previously agreed in writing to the declaration, setting aside or payment of such dividend, distribution or payment; and (ii) Agrium shall advise and consult with PCS in respect of any amount that in the aggregate exceeds U.S.$100 million that is (1) a dividend or other distribution declared, paid or credited by a Subsidiary of Agrium that is a U.S. Corporation to Agrium, or a Subsidiary of Agrium that is a corporation resident in Canada, or (2) a transaction that would be considered to be a distribution under the U.S. Tax Code by a Subsidiary of Agrium that is a U.S. Corporation to Agrium, or a Subsidiary of Agrium that is a corporation resident in Canada;

(j)	Agrium shall make all necessary filings and applications under applicable Laws, including applicable Canadian Securities Laws and U.S. Securities Laws, required to be made on the part of Agrium in connection with the transactions contemplated herein and shall take all reasonable action necessary to be in compliance with such applicable Laws;

(k)	Agrium shall ensure that it has available funds to permit the payment of any amount that may become payable under Section 7.2 or Section 7.3, having regard to its other liabilities and obligations, and shall take all such actions as may be necessary to ensure that it maintains such availability to ensure that it is able to pay such amount if and when required;

(l)	will not waive the application of the Agrium Shareholder Rights Plan in favour of any third party; and

(m)	Agrium shall not agree, resolve or commit to do any of the matters prohibited by this Section 5.1.

Nothing in this Agreement (i) is intended to or shall result in PCS exercising material influence over the operations of Agrium, particularly in relation to operations in which the Parties compete or would compete, but for this Agreement, with each other, prior to the Effective Date, or (ii) shall be interpreted in such a way as to place either of PCS or Agrium in violation of any applicable Law. Each of PCS and Agrium shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. In furtherance and not in limitation of the foregoing, nothing in this Agreement will limit or otherwise affect Agrium in making its own decisions with respect to production levels and other matters pertaining to the operation of its facilities and businesses and the marketing and sales of its products.

5.2	Conduct of Business by PCS

PCS covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, unless otherwise (i) agreed to in writing by Agrium (such agreement to be subject to applicable Law and not be unreasonably withheld, conditioned or delayed with respect to matters in Section 5.2(a) and Sections 5.2(c) through 5.2(k)); (ii) required or expressly permitted or specifically contemplated by this Agreement or the Arrangement; or (iii) set forth in the PCS Disclosure Letter:

(a)	the business of PCS and its Subsidiaries shall be conducted only in, and PCS and its Subsidiaries shall not take any action except in the ordinary course of business consistent in all material respects with past practice, and PCS shall use all commercially reasonable efforts to maintain and preserve its and their material business organization, assets, employees and advantageous business relationships; provided, however, that this Section 5.2(a) shall not restrict PCS or any Subsidiary of PCS from resolving to, or entering into or performing any contract, agreement, commitment or arrangement with respect to, the acquisition (subject to Section 5.2(c)(ii)) or disposition (subject to Section 5.2(c)(i)) of any assets or security interests in any Person, provided that the doing of any such act or thing does not have a Material Adverse Effect on PCS and is not prohibited by Section 5.3(f);

(b)	PCS shall not, and shall not permit any of its Subsidiaries to, directly or indirectly: (i) amend PCS’ constating documents or amend in any material respects the constating documents of any of its Subsidiaries; (ii) except in relation to internal transactions solely involving PCS and its wholly-owned Subsidiaries or solely among such Subsidiaries, issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of PCS or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of PCS or any of its Subsidiaries, other than PCS Shares issuable pursuant to the terms of (A) PCS Options, PCS Share Settled PSUs and other convertible securities granted (1) prior to the date hereof and disclosed in paragraph (h) of Schedule E and (2) in accordance with this Section 5.2, (B) grants of PCS Options and other convertible securities in the ordinary course of business and in amounts consistent with past practice to officers and employees of PCS or its Subsidiaries (in the case of officers, as described in PCS’ management information circular dated February 22, 2016), and (C) PCS’ dividend reinvestment plan as administered in the ordinary course of business consistent with past practice; (iii) split, consolidate, redeem, purchase or otherwise acquire any of its outstanding shares or other securities (including pursuant to any outstanding normal course issuer bid); (iv) amend the terms of any of its securities; (v) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of PCS or any of its Material Subsidiaries; or (vi) enter into, modify or terminate any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as expressly permitted herein;

(c)

PCS shall not, and shall not permit any of its Subsidiaries to, directly or indirectly: (i) sell, pledge, dispose of or encumber any assets of PCS or any of its Subsidiaries (which does not include inventory sold in the ordinary course of business) with a value individually or in the aggregate exceeding U.S.$200 million in any calendar year (other than (A) any security interests required to be provided in connection with PCS’ existing credit facilities (copies of which have been provided to Agrium on or prior to the date hereof) or (B) in connection with any sale or disposition of any assets of PCS or any of its Subsidiaries in order to obtain any consents or approvals from any Governmental Entity in connection with any acquisitions permitted under this Section 5.2(c)); (ii) acquire (by merger, amalgamation, arrangement, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries) or purchase of any property or assets of any other individual or entity with a value individually or in the aggregate exceeding U.S.$200 million in any calendar year; (iii) incur any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or make any loans or advances, except in the ordinary course of business consistent with past practice, for refinancing existing debt on terms believed by PCS’ Executive Officers to be reasonable given market conditions at the applicable time or in relation to internal transactions solely involving PCS and its wholly-owned Subsidiaries or solely among such Subsidiaries; (iv) pay, discharge or satisfy any claims, liabilities or obligations (including any regulatory investigation) which are material to PCS, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in PCS’ most recently publicly available financial statements as of the date hereof or incurred in the ordinary course of business consistent with past practice; (v) waive, release, grant or transfer any rights of material value or materially modify, change or release or relinquish any existing license, lease, contract or other document which is material to the business of PCS, other than in the ordinary course of business consistent with past practice; (vi) sell, pledge, dispose of or encumber any shares of, acquire an additional interest in, withdraw, provide any notice of withdrawal, seek the dissolution, liquidation or winding up of, or take any similar action in respect of Canpotex, Canpotex Bulk Terminals Limited or any of their respective

Subsidiaries; (vii) enter into or terminate any hedges, swaps or other financial instruments or like transaction that are not authorized or permitted pursuant to the PCS Hedging Policies (copies of which has been provided to Agrium prior to the date hereof); or (viii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(d)	except for the aggregate amount and for the specified purposes set forth in PCS’ capital plan for 2016/2017 (a copy of which has been provided to Agrium prior to the date hereof), PCS shall not incur or commit to capital expenditures prior to the Effective Date individually or in the aggregate exceeding U.S.$200 million in any calendar year;

(e)	except grants of awards to, or increases to salaries or bonuses of, officers, employees and directors of PCS or its Subsidiaries in the ordinary course of business and in amounts consistent with past practice (in the case of officers and directors, as described in PCS’ management proxy circular dated February 22, 2016) or pursuant to existing employment, collective bargaining, pension, supplemental pension, termination or compensation arrangements, plans, policies or agreements (copies of which have been provided to Agrium on or prior to the date hereof), PCS shall not, and shall not permit any of its Subsidiaries to, grant to any officer, employee or director an increase in compensation in any form (including grants under the PCS Incentive Compensation Plans), make any loan to any officer or director or take any action with respect to the grant of any change of control, severance, retention or termination payment, or the entering into of any employment agreement with, any officer, employee or director of PCS or any of its Subsidiaries, or with respect to any increase of benefits payable under its current change of control, severance, retention or termination pay arrangements, plans, policies or agreements;

(f)	neither PCS nor any of its Subsidiaries shall adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, retention, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of employees, except as is necessary to comply with applicable Law or non-discretionary requirements of pre-existing plans, agreements, trusts, funds or arrangements;

(g)	PCS shall use its commercially reasonable efforts (taking into account insurance market conditions and offerings and industry practices) to cause its current insurance (or re-insurance) policies, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, except where such cancellation, termination or lapse would not individually or in the aggregate be material to PCS, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductibles and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(h)	PCS shall not, and shall not permit any of its Subsidiaries to, (i) change in any material respect any of its methods of reporting income or deductions for accounting or Income Tax purposes from those applied or disclosed in the PCS Financial Statements or employed in the preparation of its Income Tax return for the taxation year ending December 31, 2015 except as may be required by applicable Law; (ii) make or revoke any material election relating to Income Taxes; (iii) settle, compromise or agree to the entry of judgment with respect to any proceeding relating to Income Taxes except for any settlement, compromise or agreement that is not material to PCS; (iv) enter into any Income Tax sharing, Income Tax allocation or Income Tax indemnification agreement, in each case which would be material to PCS; or (v) make a request for an Income Tax ruling to any Governmental Entity which would be material to PCS;

(i)	(i) other than the PCS Permitted Dividends, the board of directors of PCS shall only declare, set aside or pay any dividend or other distribution or payment in cash, shares or property in respect of any PCS Shares owned by any Person, if Agrium has previously agreed in writing to the declaration, setting aside or payment of such dividend, distribution or payment; and (ii) PCS shall advise and consult with Agrium in respect of any amount that in the aggregate exceeds U.S.$100 million that is (1) a dividend or other distribution declared, paid or credited by a Subsidiary of PCS that is a U.S. Corporation to PCS, or a Subsidiary of PCS that is a corporation resident in Canada, or (2) a transaction that would be considered to be a distribution under the U.S. Tax Code by a Subsidiary of PCS that is a U.S. Corporation to PCS, or a Subsidiary of PCS that is a corporation resident in Canada;

(j)	PCS shall make all necessary filings and applications under applicable Laws, including applicable Canadian Securities Laws and U.S. Securities Laws, required to be made on the part of PCS in connection with the transactions contemplated herein and shall take all reasonable action necessary to be in compliance with such applicable Laws;

(k)	PCS shall ensure that it has available funds to permit the payment of any amount that may become payable under Section 7.2 or Section 7.3, having regard to its other liabilities and obligations, and shall take all such actions as may be necessary to ensure that it maintains such availability to ensure that it is able to pay such amount if and when required; and

(l)	PCS shall not agree, resolve or commit to do any of the matters prohibited by this Section 5.2.

Nothing in this Agreement (i) is intended to or shall result in Agrium exercising material influence over the operations of PCS, particularly in relation to operations in which the Parties compete or would compete, but for this Agreement, with each other, prior to the Effective Date, or (ii) shall be interpreted in such a way as to place either of PCS or Agrium in violation of any applicable Law. Each of PCS and Agrium shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. In furtherance and not in limitation of the foregoing, nothing in this Agreement will limit or otherwise affect PCS in making its own decisions with respect to production levels and other matters pertaining to the operation of its facilities and businesses and the marketing and sales of its products.

5.3	Mutual Covenants

Each of the Parties covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms:

(a)

subject to Sections 5.3(b) and 5.3(c), it shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its influence or control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement, including using its commercially reasonable efforts to promptly: (i) obtain all necessary waivers, consents and approvals required to be obtained by it from parties to loan agreements, leases and other contracts; (ii) obtain all necessary exemptions, consents, approvals and authorizations as are required to be obtained by it under all applicable Laws; (iii) defend all lawsuits or other legal, regulatory or other proceedings against it challenging or affecting the Arrangement or this Agreement, and oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the Arrangement; (iv) fulfill all conditions and satisfy all provisions of this Agreement and the Arrangement, including delivery of the certificates of their respective officers contemplated by Section 6.2 and Section 6.3; and (v) cooperate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder;

(b)	it shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, satisfy (or cause the satisfaction of) the conditions precedent set forth in Section 6.1(e) and Section 6.1(f), including using reasonable best efforts to: (i) obtain all Regulatory Approvals, (ii) cooperate fully with the other Party and such other Party’s counsel, recognizing that certain competitively sensitive information shall be exchanged only on a counsel-only basis and in accordance with the Confidentiality Agreement and any other subsequent written agreement that addresses confidentiality between the Parties, (iii) promptly make all necessary notifications or applications in respect of Regulatory Approvals, including the notification required under subsection 114(1) of the Competition Act and any Notification and Report form as required under the HSR Act, within 15 business days of the date hereof, or as expeditiously as possible thereafter, and the Parties shall supply as promptly as practicable any additional information or documentary materials that may be required or as the parties or their counsel agree may be advisable pursuant to the Competition Act, the HSR Act, or any similar Laws, (iv) certify completeness of its response to any supplementary information request received under subsection 114(2) of the Competition Act or substantial compliance with any request for additional information or documentary material issued by a Governmental Entity under 15 U.S.C. Sect. 18a(e) and in conjunction with the transactions contemplated by this Agreement as promptly as practicable after the date of issuance of any such supplementary information request or request for additional information and documentary material, as applicable, but in no event later than five months after such issuance, and to take all actions necessary to assert, defend and support its certification of the completeness of its response to such supplementary information request or substantial compliance with such request for additional information and documentary material, (v) prepare and file, as promptly as practicable, all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, and authorizations in respect of the Regulatory Approvals, and (vi) defend all lawsuits or other legal, regulatory or other proceedings against it in connection with any Regulatory Approval, and oppose, lift or rescind any injunction or restraining order or other order or action in connection with any Regulatory Approval seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the Arrangement;

(c)

in connection with obtaining Regulatory Approvals and insofar as necessary to remove each and every impediment under any Laws that may be asserted by any Governmental Entity so as to enable consummation of the Arrangement as soon as possible (and in any event no later than the Outside Date), Section 5.3(b) shall require the Parties to offer, agree to sell, hold separate and agree to sell, or take any other action, including agreeing and consenting to (i) restrictions on, or impairment of, its ability to own, manage, operate, or otherwise exercise full ownership rights of, any assets or businesses, or interests in any assets or businesses and (ii) the creation, termination or amendment of relationships, contractual rights, obligations, ventures or other arrangements, with respect to, before or after the Effective Date, any assets or businesses, or interests in any assets or businesses, of Agrium or PCS or any of their respective Subsidiaries, as applicable, or to agree to consent to any such sale or other action, or agreement to sell or take such other action, by Agrium or PCS or any of their respective Subsidiaries, as applicable and as the case may be, of or related to any of its assets or businesses (any such requirement being a “Remedy”); provided that, and notwithstanding the foregoing provisions of this Section 5.3(c), there shall be no requirement to offer, agree to, or to accept any Remedy requested or imposed by a Governmental Entity that (A) is in respect of (1) the divestiture of any of the Parties’ potash production facilities or any other Remedy that has a substantially similar effect, (2) Canpotex which, if given effect to, would materially and negatively affect the continuing benefits of the operations thereof in the ordinary course of business of Canpotex consistent with past practice, or (3) Agrium’s retail operating segment which, if given effect to, would materially and negatively affect the continuing benefits of the operations thereof in the ordinary course of business consistent with past practice, or (B) is not conditioned on the consummation of the Arrangement;

(d)	as applicable, or as required by Law, it shall not engage in any meetings or material communications with any Governmental Entity in relation to the Regulatory Approvals or the Arrangement, other than in the ordinary course, without counsel for the other Party being advised of same, having been given the opportunity to participate in such meetings or communications, and in any event shall immediately notify and provide copies to the other Party’s counsel of any communications to or from a Governmental Entity in relation to the Arrangement;

(e)	notwithstanding Sections 5.3(a), 5.3(b) and 5.3(c), it shall not enter into, or consent to, any agreement or arrangement, order or award with a Governmental Entity in relation to the Arrangement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however Agrium shall be entitled in its sole discretion to agree to any Remedy involving Agrium’s retail operating segment (and PCS shall be deemed to have consented to any such Remedy) provided that such Remedy would not be reasonably expected to have a Material Adverse Effect on New Parent (after completion of the Arrangement);

(f)	it shall not deliberately take any action, refrain from taking any action or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement, or that will have, or would reasonably be expected to have, the effect of materially delaying, impairing or impeding the granting of the Regulatory Approvals;

(g)	except for non-substantive communications with securityholders, and subject to its obligations under Section 2.14, it shall furnish promptly to the other Party or its counsel, a copy of each notice, report, schedule or other document delivered, filed or received by it in connection with: (i) the Arrangement; (ii) any filings under applicable Laws in connection with the transactions contemplated hereby; and (iii) any dealings with Governmental Entities in connection with the transactions contemplated hereby;

(h)	it will conduct itself so as to keep the other Party fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business; provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party or otherwise prevented by applicable Law or is in respect to customer specific or competitively sensitive information;

(i)	it shall promptly notify the other Party in writing of any material change (actual, anticipated, contemplated or, to the knowledge of such Party, threatened, financial or otherwise) in its business, operations, results of operations, properties, assets, liabilities (whether absolute, accrued, contingent or otherwise) or financial condition, or of any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) by any Governmental Entity or third party relating to the transactions contemplated hereby; and

(j)	it shall not settle or compromise any claim brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Arrangement prior to the Effective Date without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

5.4	Financing Assistance

(a)	Subject to Section 5.4(b), each of the Parties shall, and shall cause its Subsidiaries and New Parent to, and shall use its commercially reasonable efforts to have its and their Representatives, provide such cooperation to the other Party as such Party may reasonably request in connection with the arrangements by such other Party to obtain new or amend any existing credit facilities, issue securities publicly or privately, waive or amend the terms of, exchange, or seek or solicit consents in respect of existing debt securities (each a “Financing Matter”), subject to the terms hereof (provided that: (A) to the extent reasonably practicable, such request is made on reasonable notice; (B) cooperation does not unreasonably interfere with the ongoing operations of the cooperating Party and its Subsidiaries or unreasonably interfere with or hinder or delay the performance by the cooperating Party or its Subsidiaries of their obligations hereunder; (C) other than in respect of indemnification as set out below, the cooperating Party shall not be required to provide, or cause any of its Subsidiaries to provide, cooperation that involves any binding commitment by the cooperating Party or its Subsidiaries, which commitment is not conditional on the completion of the Arrangement and does not terminate without liability to such cooperating Party or its Subsidiaries upon the termination of this Agreement; and (D) any actions taken hereunder are in compliance with Sections 5.1 and 5.2), including one or more of the following cooperative actions as so requested:

(i)	participating in meetings (including meetings with rating agencies), drafting sessions and due diligence sessions;

(ii)	furnishing the other Party and its proposed lenders or underwriters with such financial and other pertinent information regarding itself as may be reasonably requested by the other Party;

(iii)	assisting the other Party and its lenders or underwriters (upon delivering a signed non-disclosure undertakings in customary form, where applicable) in the preparation of, and providing the other Party a written authorization for the release of information in, (i) necessary, customary or advisable offering materials (including prospectuses, offering memoranda, and road show materials) for any debt raised or securities issued prior to the Effective Date or the termination of this Agreement and (ii) necessary, customary or advisable materials for rating agency presentations;

(iv)	cooperating with the other Party in connection with applications to obtain such consents, approvals or authorizations which may be reasonably necessary or desirable in connection with such Financing Matter;

(v)	using its commercially reasonable efforts to obtain customary accountants’ comfort letters, legal opinions and other documentation and items relating to such Financing Matter as reasonably requested by the other Party and, if requested by the other Party, to cooperate with and assist it in obtaining such documentation and items;

(vi)	using its commercially reasonable efforts to provide (i) quarterly financial statements as soon as possible and in no event later than 45 days after the end of each fiscal quarter (other than the fourth quarter) and (ii) annual financial statements prepared in accordance with Canadian GAAP, including an auditors’ report thereon, as soon as possible and in no event later than 90 days after the end of the fiscal year, in each case prior to the Effective Date;

(vii)	executing and delivering any certificates, legal opinions or documents, as may be reasonably requested by the other Party (including a certificate of the Chief Financial Officer of the cooperating Party or any of its Subsidiaries with respect to solvency matters and consents of accountants for use of their reports in any materials relating to such Financing Matter);

(viii)	using its commercially reasonable efforts to take actions necessary to (i) permit the proposed lenders or underwriters to evaluate its and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Effective Time and (ii) establish, effective as of the Effective Time, bank and other accounts and blocked account agreements and lock box arrangements in connection with such debt financing, provided that, in connection with any financing by a Party, no right of any lender in respect of the other Party, nor obligations of such other Party or any of its Subsidiaries, thereunder shall be effective until the Effective Time; and

(ix)	taking all corporate actions requested by the other Party that are necessary or customary to permit the consummation of such Financing Matter.

(b)	Notwithstanding Section 5.4(a), neither Party, nor any of its Subsidiaries shall be required by the other Party to (i) pay any commitment, consent or other similar fee or incur any other liability (other than indemnity as described below) in connection with any such financing prior to the Effective Time, (ii) take any action or do anything that would (A) contravene any applicable Law, (B) contravene any of its or any of its Subsidiaries’ agreements that relates to borrowed money or (C) be capable of impairing or preventing the satisfaction of any condition set forth in Article 6, (iii) commit to take any action (other than indemnity as described below) that is not contingent on the consummation of the transactions contemplated by this Agreement at the Effective Time, or (iv) except as required to comply with applicable Laws, disclose any information that in the reasonable judgment of such Party would result in the disclosure of any trade secrets or similar information or violate any obligations of such Party or any other Person with respect to confidentiality.

(c)	Each Party agrees to indemnify and save harmless the other Party and its Subsidiaries and their respective officers, directors, employees, agents, advisors and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with any actions or omissions by any of them in connection with any request by the requesting Party made pursuant to this Section 5.4 and for any alleged misstatement or omission in any information provided by the indemnifying Party hereunder at the request of the requesting Party (other than historical factual information to the extent prepared by the requesting Party and relating to the requesting Party and its Subsidiaries) except that such Party shall not be liable in any such case to the extent that any such liabilities, losses, damages, claims, costs, expenses, interest awards, judgments and penalties arise out of the negligence or willful misconduct of the other Party. Each Party shall promptly upon request by the other Party and from time to time reimburse the cooperating Party and its Subsidiaries for all reasonable out-of-pocket costs (including legal fees) incurred by the cooperating Party or its Subsidiaries and their Representatives in connection with any of the actions contemplated by this Section 5.4, including, if this Agreement is terminated by the cooperating Party (other than pursuant to Section 8.1(f) or Section 8.1(g)) in accordance with its terms, in connection with any unwinding or similar transactions by the cooperating Party or its Subsidiaries required as a result of actions taken pursuant to this Section 5.4.

5.5	Pre-Arrangement Reorganization

Each of the Parties acknowledges and agrees that:

(a)	in contemplation of the Arrangement, it shall, and shall cause each of its respective Subsidiaries to, cooperate with the other Party (the “Reorganizing Party”) in structuring, planning and implementing any reorganization of the business, operations and assets of the Reorganizing Party (each, a “Pre-Arrangement Reorganization”), including for greater certainty in response to any change in Laws, in order to improve the financial and operational efficiencies for New Parent (on a consolidated basis) and the Reorganizing Party shall be permitted to take all necessary or desirable steps to effect any Pre-Arrangement Reorganization, provided that the Reorganizing Party shall not undertake any Pre-Arrangement Reorganization without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed);

(b)	the implementation of any Pre-Arrangement Reorganization pursuant to Section 5.5(a) shall not be considered a breach of any covenant under this Agreement and shall not be considered in determining whether a representation or warranty of a Party hereunder has been breached; and

(c)	any Pre-Arrangement Reorganization shall:

(i)	be effected as close as reasonably practicable to the Effective Time;

(ii)	not impair the ability of the Parties to complete, or delay the completion of, the Arrangement; and

(iii)	not require the Parties to obtain approval of the Court, Agrium Securityholders or PCS Shareholders.

The Parties shall work cooperatively and use their respective commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Arrangement Reorganization pursuant to Section 5.5(a).

5.6	Post-Arrangement Reorganization

(a)	Each of the Parties acknowledges and agrees that it is their intention to cause the following to occur as soon as practicable after the completion of the Arrangement:

(i)	the amalgamation of PCS and PCS AcquisitionCo to form a wholly-owned subsidiary of New Parent; and

(ii)	the amalgamation of Agrium and Agrium AcquisitionCo to form a wholly-owned subsidiary of New Parent.

(b)	The Parties agree to cooperate and use good faith efforts to comply with Section 1445 of the U.S. Tax Code and the U.S. Treasury Regulations promulgated thereunder (including the timely delivery of any certificates or statements or the filing of Tax Returns, if required) with respect to any transfer (or deemed transfer) of Potash Holding Company, Inc. in connection with the Post-Arrangement Reorganization.

5.7	Equity-Based Compensation Plans

Each Party agrees that:

(a)	following approval of the PCS Arrangement Resolution at the PCS Meeting and the Agrium Arrangement Resolution at the Agrium Meeting and prior to the Effective Date, PCS and Agrium shall each take all steps necessary to implement the provisions of this Section 5.7, including to exercise any discretion provided under, or to the extent required, to amend the PCS Incentive Compensation Plans and Agrium Incentive Compensation Plans, respectively, and all other similar equity-based compensation plans, as applicable, to provide:

(i)	that each Share Right outstanding as at the Effective Time shall be assumed by New Parent as contemplated in Section 2.12(d) and exchanged immediately after the completion of the events described in Section 3.1 of the Plan of Arrangement for a Replacement Share Right of the same type covering a number of New Parent Shares subject to each Replacement Share Right equal to the product of the PCS Exchange Ratio or the Agrium Exchange Ratio, as applicable, multiplied by the number of PCS Shares or Agrium Shares subject to such Share Right (with the term to expiry, vesting schedule (subject to adjustment as described in Section 5.7(b)), and all other terms and conditions of such Replacement Share Right being substantially similar to the applicable Share Right for which it was exchanged, as adjusted to take into account the Arrangement pursuant to the terms of the applicable PCS Incentive Compensation Plan or Agrium Incentive Compensation Plan);

(ii)	that each PCS Option, Agrium Option and Agrium SAR outstanding at the Effective Time shall be assumed by New Parent as contemplated in Section 2.12(d) and exchanged immediately after the completion of the events described in Section 3.1 of the Plan of Arrangement for a Replacement Option or Replacement SAR, as applicable, (A)(1) in the case of a Replacement Option, to purchase that number of New Parent Shares equal to the product of the PCS Exchange Ratio or the Agrium Exchange Ratio, as applicable, multiplied by the number of PCS Shares or Agrium Shares subject to such PCS Option or Agrium Option, rounded down to the nearest whole share, and (2) in the case of a Replacement SAR, with respect to that number of stock appreciation rights equal to the product of the Agrium Exchange Ratio multiplied by the number of stock appreciation rights subject to such Agrium SAR, rounded down to the nearest whole stock appreciation right, and (B) at an exercise price or grant price per New Parent Share or Replacement SAR, as applicable, equal to the exercise price per PCS Share or Agrium Share subject to such PCS Option or Agrium Option or grant price per each Agrium SAR immediately prior to the Effective Time divided by the PCS Exchange Ratio or the Agrium Exchange Ratio, as applicable, rounded up to the nearest penny (with the term to expiry, conditions to and manner of exercising, vesting schedule (subject to adjustment in accordance with Section 5.7(b)), and all other terms and conditions of such Replacement Option or Replacement SAR being substantially similar to the applicable PCS Option, Agrium Option or Agrium SAR for which it was exchanged, as adjusted to take into account the Arrangement pursuant to the terms of the applicable PCS Incentive Compensation Plan or Agrium Incentive Compensation Plan);

(b)

each Replacement Share Right, Replacement Option and Replacement SAR shall continue to vest in accordance with, and be subject to substantially similar terms and conditions of, the plan under which the applicable Share Right, PCS Option, Agrium Option or Agrium SAR was granted and any other agreement providing for accelerated vesting upon certain terminations of employment or the completion of the Arrangement, subject to any reasonable adjustments made to the performance vesting criteria associated with such Replacement Share Right, Replacement Option and Replacement SAR considered necessary or advisable as a result of the Arrangement; and

(c)	the obligations of each of PCS and Agrium in respect of (i) any Share Rights granted by such Party and (ii) as applicable, PCS Options, Agrium Options or Agrium SARs, and, in either case, outstanding as at the Effective Time shall continue as obligations of New Parent immediately following the Effective Time, as adjusted or amended as contemplated in this Section 5.7.

5.8	Employee Change of Control Matters

The Parties acknowledge that the Arrangement will, and each Party shall take all steps necessary to exercise any discretion provided under the PCS Incentive Compensation Plans and Agrium Incentive Compensation Plans, as applicable, to ensure that the Arrangement will constitute a “change of control” for the purposes of the PCS Incentive Compensation Plans and the Agrium Incentive Compensation Plans and any executive employment or change of control agreements applicable to any employees or the directors of the Parties or their respective Subsidiaries or any other employment or consulting services agreement, incentive, bonus or similar plan. The Parties further acknowledge that the adjustments and amendments contemplated to the Share Rights, PCS Options and Agrium Options in Section 5.7 shall constitute a continuation, assumption, conversion and/or replacement of such Share Rights, PCS Options, Agrium Options and Agrium SARs, as the case may be, for purposes of the PCS Incentive Compensation Plans and Agrium Incentive Compensation Plans.

5.9	Alignment of Permitted Dividends

PCS and Agrium agree that, on and after January 1, 2017 until the earlier of the Effective Date and the termination of this Agreement in accordance with its terms, in respect of each fiscal quarter, (a) PCS shall set the record date for the PCS Permitted Dividend as the last business day of such quarter and (b) Agrium shall set the record date for the Agrium Permitted Dividend as the last business day of such quarter.

ARTICLE 6

CONDITIONS

6.1	Mutual Conditions

The respective obligations of the Parties to consummate the transactions contemplated hereby, and in particular the Arrangement, are subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions, any of which may be waived by the mutual consent of such Parties without prejudice to their right to rely on any other of such conditions:

(a)	the Interim Order and the Final Order shall have each been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to either of the Parties, acting reasonably, on appeal or otherwise;

(b)	the PCS Arrangement Resolution shall have been passed by the PCS Shareholders at the PCS Meeting in accordance with the Interim Order;

(c)	the Agrium Arrangement Resolution shall have been passed by the Agrium Securityholders at the Agrium Meeting in accordance with the Interim Order;

(d)	the PCS Articles of Arrangement and the Agrium Articles of Arrangement to be filed with the Director in accordance with this Agreement shall be in form and substance satisfactory to each of the Parties, acting reasonably;

(e)	each of the Key Regulatory Approvals shall have been made, given or obtained, and each such Key Regulatory Approval shall be in full force and effect;

(f)	all Regulatory Approvals (other than the Key Regulatory Approvals) required to be obtained, or that the Parties mutually agree in writing to obtain in respect of the completion of the Arrangement, and the expiry of applicable waiting periods necessary to complete the Arrangement, shall have occurred or been obtained on terms and conditions acceptable to the Parties, each acting reasonably, and all applicable domestic and foreign statutory and regulatory waiting periods shall have expired or have been terminated and no unresolved material objection or opposition shall have been filed, initiated or made, except where the failure or failures to obtain such Regulatory Approvals, or for the applicable waiting periods to have expired or terminated, would not be reasonably expected to have a Material Adverse Effect on New Parent (after completion of the Arrangement);

(g)	the conditional approval to the listing of the New Parent Shares issuable pursuant to the Arrangement on the TSX, and approval, subject to official notice of issuance, of the listing of the New Parent Shares issuable pursuant to the Arrangement on the NYSE shall have been obtained;

(h)	no act, action, suit, proceeding, objection, opposition, order or injunction shall have been taken, entered or promulgated by any Governmental Entity or by any elected or appointed public official in Canada or elsewhere, whether or not having the force of Law, and no Law, regulation, policy, judgment, decision, order, agreement between the Parties and a Governmental Entity to refrain from consummating the Arrangement, ruling or directive (whether or not having the force of Law) shall have been enacted, promulgated, amended or applied, which prevents, prohibits or makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins PCS or Agrium from consummating the Arrangement, or that would be reasonably expected to have a Material Adverse Effect on New Parent (after completion of the Arrangement); and

(i)	holders of such number of PCS Shares and Agrium Shares that, in the aggregate, would constitute not greater than 5% of the number of New Parent Shares that would be outstanding following completion of the Arrangement (assuming for the purpose of calculating the outstanding number of New Parent Shares that there are no holders of PCS Shares or Agrium Shares who have exercised Dissent Rights) shall have validly exercised Dissent Rights that have not been withdrawn as of the Effective Date.

6.2	Agrium Conditions

The obligation of Agrium to consummate the transactions contemplated hereby, and in particular the Arrangement, is subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:

(a)

(i) the representations and warranties in paragraph (h) of Schedule E shall be true and correct in all respects as of the date of this Agreement and as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak of an earlier date, the accuracy of which shall be determined as of such earlier date), except for such failures to be true and correct that are de minimis, (ii) the representations and warranties in paragraphs (a), (b), (c) and (d) of Schedule E shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as if made on and as of such date, and (iii) all other representations and warranties made by PCS in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Change in respect of PCS (and for this purpose, any reference to “material”, “Material Adverse Effect” or “Material Adverse Change” in such representations and warranties shall be ignored), and PCS shall have provided to Agrium a certificate of an Executive Officer of PCS (on behalf of PCS and without personal liability) certifying the foregoing on the Effective Date;

(b)	PCS shall have complied in all material respects with its covenants herein to be complied with by it on or prior to the Effective Time; and PCS shall have provided to Agrium a certificate of an Executive Officer of PCS (on behalf of PCS and without personal liability) certifying compliance with such covenants on the Effective Date; and

(c)	no Material Adverse Change in respect of PCS shall have occurred after the date hereof and prior to the Effective Date and be continuing.

The conditions in this Section 6.2 are for the exclusive benefit of Agrium and may be asserted by Agrium regardless of the circumstances or may be waived in writing by Agrium in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Agrium may have.

6.3	PCS Conditions

The obligation of PCS to consummate the transactions contemplated hereby, and in particular the Arrangement, is subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:

(a)	(i) the representations and warranties in paragraph (h) of Schedule D shall be true and correct in all respects as of the date of this Agreement and as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak of an earlier date, the accuracy of which shall be determined as of such earlier date), except for such failures to be true and correct that are de minimis, (ii) the representations and warranties in paragraphs (a), (b), (c) and (d) of Schedule D shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as if made on and as of such date, and (iii) all other representations and warranties made by Agrium in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Change in respect of Agrium (and for this purpose, any reference to “material”, “Material Adverse Effect” or “Material Adverse Change” in such representations and warranties shall be ignored), and Agrium shall have provided to PCS a certificate of an Executive Officer of Agrium (on behalf of Agrium and without personal liability) certifying the foregoing on the Effective Date;

(b)	Agrium shall have complied in all material respects with its covenants herein to be complied with by it on or prior to the Effective Time; and Agrium shall have provided to PCS a certificate of an Executive Officer of Agrium (on behalf of Agrium and without personal liability) certifying compliance with such covenants on the Effective Date; and

(c)	no Material Adverse Change in respect of Agrium shall have occurred after the date hereof and prior to the Effective Date and be continuing.

The conditions in this Section 6.3 are for the exclusive benefit of PCS and may be asserted by PCS regardless of the circumstances or may be waived in writing by PCS in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which PCS may have.

6.4	Notice and Cure Provisions

Each Party shall give prompt written notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would reasonably be expected to:

(a)	cause any of the representations or warranties of either Party contained herein to be untrue or inaccurate in any material respect; or

(b)	result in the failure to comply with or satisfy any covenant or condition to be complied with or satisfied by either Party,

in each case to the extent that the conditions in Section 6.2(a) and Section 6.2(b), in the case of PCS’ representations, warranties and covenants, and Section 6.3(a) and Section 6.3(b), in the case of Agrium’s representations, warranties and covenants, would not be capable of being satisfied at any time from the date hereof until the Effective Date.

Neither Agrium nor PCS may elect to terminate this Agreement pursuant to Section 8.1(e) unless promptly, and in any event prior to the issuance of the Certificates of Arrangement by the Director, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, inaccuracies of representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition or the availability of a termination right, as the case may be. If any such notice is delivered, provided that the receiving Party is proceeding diligently to cure any such matter capable of cure prior to the Outside Date to the satisfaction of the Party delivering such notice, acting reasonably, no Party may terminate this Agreement until the earlier of (i) the expiration of a period of 15 business days from the date of receipt of such notice, and (ii) the Outside Date, if such matter has not been cured by such date. More than one notice may be delivered by a Party. If such notice has been delivered within 15 business days prior to the date of the Agrium Meeting or the PCS Meeting, Agrium or PCS, as the case may be, may elect to postpone the meeting of its shareholders until the expiry of such period.

6.5	Merger of Conditions

Subject to applicable Law, the conditions set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released upon the issuance of the Certificates of Arrangement in respect of the Arrangement.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1	Mutual Covenant Regarding Non-Solicitation

(a)

Each Party shall immediately cease and cause to be terminated all existing solicitation, encouragement, discussion or negotiation (including through any Representatives on its behalf), if any, with any parties conducted before the date of this Agreement with respect to any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal in respect of such Party, and, in connection therewith, such Party shall discontinue access to any of its confidential information; such Party shall also promptly request the return or destruction of all information respecting such Party provided to any third parties who have entered into a confidentiality agreement with such Party relating to an Acquisition Proposal in respect of such Party and shall use its commercially reasonable efforts to ensure that such requests are honoured. Each Party undertakes to enforce all standstill, non-disclosure, non-disturbance, non-solicitation, and similar agreements or covenants that such Party has entered into prior to the date of this Agreement and that such Party enters into after the date of this Agreement.

(b)	Neither Party shall, directly or indirectly, do or authorize or permit any of its Representatives to do, any of the following:

(i)	solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) any Acquisition Proposal in respect of such Party or any inquiries, proposals or offers relating to any Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal in respect of such Party;

(ii)	enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to its businesses, operations, results of operations, properties or financial condition in connection with any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, or otherwise knowingly encourage, facilitate, cooperate with, assist or participate in, any effort or attempt of any other Person to do or seek to do any of the foregoing;

(iii)	waive, terminate, amend, modify or release any third party or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive, terminate, amend, modify or release any third party from or otherwise forbear in respect of, any rights or other benefits under confidential information and/or standstill agreements (which, for greater certainty, does not prohibit the automatic release of a party in accordance with the pre-existing terms of any standstill provision);

(iv)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly announced or otherwise publicly disclosed Acquisition Proposal for a period of no more than five business days will not be considered to be a violation of this Section 7.1, provided that the board of directors of the Party subject to the Acquisition Proposal has rejected such Acquisition Proposal and affirmed the recommendation referred to in Section 2.2(a) or Section 2.3(a), as applicable, before the end of such five business day period or, in the event that such Party’s shareholder meeting (being the PCS Meeting or the Agrium Meeting) is scheduled to occur with such five business day period, prior to the third business day prior to the date of such meeting); or

(v)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal (other than a confidentiality and standstill agreement contemplated under Section 7.1(b)(vi));

provided, however, that notwithstanding any other provision hereof, each Party and its Representatives may, in the case of Agrium, prior to the approval of the Agrium Arrangement Resolution at the Agrium Meeting, and, in the case of PCS, prior to the approval of the PCS Arrangement Resolution at the PCS Meeting:

(vi)	enter into or participate in any discussions or negotiations with a third party that is not in material breach of any confidentiality or standstill agreement to which such Party is a party and who seeks to initiate such discussions or negotiations and, subject to execution of a confidentiality and standstill agreement in favour of such Party that contains a standstill provision that such Party determines in good faith is no less onerous or more beneficial to such third party than that in the Confidentiality Agreement and is otherwise on terms that such Party determines in good faith are no less favourable to such Party than those found in the Confidentiality Agreement (provided that such confidentiality and standstill agreement shall (1) allow for disclosure thereof, along with all information provided thereunder, to the other Party as set out below, (2) allow disclosure of the making and terms of any Acquisition Proposal made by the third party as contemplated herein, and (3) not contain any provision restricting such Party from complying with this Section 7.1) may furnish to such third party any information concerning such Party and its businesses, properties and assets, in each case if, and only to the extent that:

(A)	the third party has first made a written bona fide Acquisition Proposal, which did not result from a breach of this Section 7.1, and in respect of which the board of directors of such Party determines in good faith, after consultation with its outside legal and financial advisors, constitutes or could reasonably be expected to lead to a Superior Proposal; and

(B)	prior to furnishing such information to or entering into or participating in any such discussions or negotiations with such third party, the Party shall (1) provide prompt notice to the other Party to the effect that it is furnishing information to or entering into or participating in discussions or negotiations with such third party, together, if applicable, with a copy of the confidentiality and standstill agreement referenced above and, if not previously provided to such other Party, copies of all information provided to such third party concurrently with the provision of such information to such third party, (2) notify the other Party orally and in writing of any inquiries, offers or proposals with respect to an actual or contemplated Superior Proposal (which written notice shall include a copy of any such proposal (and any amendments or supplements thereto), the identity of the Person making it, if not previously provided to the other Party and copies of all information provided to the third party), within 24 hours of the receipt thereof, and (3) keep the other Party promptly informed of the status and reasonable details of any such inquiry, offer or proposal and answer the other Party’s reasonable questions with respect thereto;

(vii)	comply with Part 2 - Division 3 of NI 62-104 and similar provisions under U.S. Securities Laws relating to the provision of directors’ circulars and making appropriate disclosure with respect thereto to its securityholders;

(viii)	recommend a Superior Proposal and/or accept, approve or enter into a Permitted Acquisition Agreement in respect of a Superior Proposal, but only if prior to such recommendation and/or acceptance, approval or entering into of the Permitted Acquisition Agreement (i) the board of directors of the Party subject to the Superior Proposal concludes in good faith, after considering all proposals to adjust the terms and conditions of this Agreement as contemplated by Section 7.1(c) and after receiving the advice of outside counsel, that the failure by the board of directors to take such action, would be inconsistent with its fiduciary duties, and (ii) such Party complies with its obligations set forth in Section 7.1(c).

(c)	Following receipt of a Superior Proposal, the Party subject to such Superior Proposal shall give the other Party, orally and in writing, at least five business days advance notice of any decision by the board of directors of the Party subject to such Superior Proposal to recommend such Superior Proposal and/or to accept, approve or enter into a Permitted Acquisition Agreement in respect of such Superior Proposal, which notice shall confirm that such board of directors has determined that such Acquisition Proposal constitutes a Superior Proposal, shall identify the third party making the Superior Proposal and shall provide a true and complete copy of the Superior Proposal and/or the proposed Permitted Acquisition Agreement, including all financing documents, and any amendments thereto. During such five business day period, the Party subject to such Superior Proposal agrees not to recommend such Superior Proposal or accept, approve or enter into a Permitted Acquisition Agreement in respect of such Superior Proposal and not to release the party making the Superior Proposal from any standstill provisions and shall not withdraw, modify, qualify or change its recommendation in Section 2.2(a) or Section 2.3(a), as applicable. In addition, during such five business day period, the Party subject to such Superior Proposal shall, and shall cause its financial and legal advisors to, negotiate in good faith with the other Party and its financial and legal advisors to make such adjustments in the terms and conditions of this Agreement and the Arrangement as would enable the Party subject to such Superior Proposal to proceed with the Arrangement as amended rather than recommending the Superior Proposal and/or accepting, approving or entering into a Permitted Acquisition Agreement in respect of the Superior Proposal. In the event the other Party proposes to amend this Agreement and the Arrangement on a basis such that the board of directors of the Party subject to the Superior Proposal determines that the proposed transaction is no longer a Superior Proposal and so advises the board of directors of the other Party prior to the expiry of such period, the board of directors of the Party subject to such Acquisition Proposal shall not recommend such Acquisition Proposal or accept, approve or enter into an agreement to implement such Acquisition Proposal (being, for greater certainty, a Permitted Acquisition Agreement or any other agreement) in respect thereof and shall not release the party making the Acquisition Proposal from any standstill provisions and shall not withdraw, modify, qualify or change its recommendation in Section 2.2(a) or Section 2.3(a), as applicable. In the event that a Party provides the notice contemplated by this Section 7.1(c) on a date which is less than five business days prior to the PCS Meeting or the Agrium Meeting, the other Party shall be entitled to (a) adjourn or postpone its shareholders’ meeting, and (b) require the Party subject to the Superior Proposal to adjourn or postpone its shareholders’ meeting, in each case to a date that is not more than ten business days after the date of such notice. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, neither Party shall be permitted to accept, approve or enter into an agreement providing for, or implementing, a Superior Proposal unless such agreement constitutes a Permitted Acquisition Agreement and such Party has complied with its obligations under this Section 7.1. In addition, each Party hereby agrees that any Permitted Acquisition Agreement entered into in accordance with this Section 7.1 shall in all instances satisfy each of the criteria of a Permitted Acquisition Agreement and such Party shall not amend, waive or otherwise vary any of the provisions of such Permitted Acquisition Agreement in a manner which would be inconsistent with each of the criteria of a Permitted Acquisition Agreement.

(d)	Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the shareholders of the Party subject to such Acquisition Proposal or other material terms or conditions thereof, shall constitute a new Acquisition Proposal for the purposes of Section 7.1(c), and the other Party shall be afforded a new five business day period from the date on which such Party received all of the materials set forth in Section 7.1(c) with respect to the new Superior Proposal from the Party subject thereto.

(e)	The board of directors of each Party shall promptly reaffirm the recommendation and determination in Section 2.2(a) or Section 2.3(a), as applicable, by press release after (i) any Acquisition Proposal which is publicly announced is not determined to be a Superior Proposal, or (ii) the Parties have entered into an amended agreement pursuant to Section 7.1(c) which results in any Acquisition Proposal not being a Superior Proposal.

(f)	Each Party shall ensure that its Representatives are aware of the provisions of this Section 7.1 applicable to such Party. Each Party shall be responsible for any breach of this Section 7.1 by such Party’s Representatives.

(g)	Each Party agrees that all information that may be provided to it by the other Party with respect to any actual or contemplated Superior Proposal pursuant to this Section 7.1 shall be treated as if it were “Confidential Information” as that term is defined in the Confidentiality Agreement and shall not be disclosed or used except in accordance with the provisions of the Confidentiality Agreement or in order to enforce their rights under this Agreement in legal proceedings.

7.2	Agreement as to Damages

If at any time after the execution of this Agreement:

(a)	(i) the board of directors of one Party has withdrawn, modified, qualified or changed any of its recommendations or determinations referred to in Section 2.2(a) or Section 2.3(a), as applicable, in a manner adverse to the other Party or shall have resolved to do so prior to the Effective Date, has recommended a Superior Proposal or has failed to publicly reconfirm its recommendation in Section 2.2(a) or Section 2.3(a), as applicable, upon the request of the other Party prior to the earlier of ten days following such request or 72 hours prior to the applicable shareholders’ meeting (unless the Party requesting such reconfirmation is then in material breach of its obligations hereunder and such withdrawal, modification, qualification, change or failure relates to such breach), or (ii) a Party has accepted, approved or entered into a Permitted Acquisition Agreement;

(b)	(i) an Acquisition Proposal in respect of Agrium is publicly announced, proposed, disclosed, offered or made or any Person shall have publicly announced an intention to make an Acquisition Proposal in respect of Agrium, (ii) after such Acquisition Proposal shall have been publicly announced, proposed, disclosed, offered or made, this Agreement is terminated (A) by either Party pursuant to Section 8.1(c) [No Agrium Securityholder Approval] or Section 8.1(d) [Outside Date], or (B) by PCS pursuant to Section 8.1(e) [Failure to Satisfy Reps, Warranties, Covenants Conditions] as a result of the failure to satisfy the condition in Section 6.3(b) [Compliance by Agrium with Covenants], and (iii) such Acquisition Proposal, or an amended version thereof, or any other Acquisition Proposal relating to Agrium is consummated, agreed to or entered into, as applicable, within 12 months of the date this Agreement is terminated (and, as applicable, subsequently consummated, closed or effected, at any time);

(c)

(i) an Acquisition Proposal in respect of PCS is publicly announced, proposed, disclosed, offered or made or any Person shall have publicly announced an intention to make an Acquisition Proposal in respect of PCS, (ii) after such Acquisition Proposal shall have been publicly announced, proposed, disclosed, offered or made, this Agreement is terminated (A) by either Party pursuant to Section 8.1(b) [No PCS Shareholder Approval] or Section 8.1(d) [Outside Date], or (B) by Agrium pursuant to Section 8.1(e) [Failure to Satisfy Reps, Warranties, Covenants Conditions] as a result of the failure to satisfy the condition in Section 6.2(b) [Compliance by PCS with Covenants], and (iii) such

Acquisition Proposal, or an amended version thereof, or any other Acquisition Proposal relating to PCS is consummated, agreed to or entered into, as applicable, within 12 months of the date this Agreement is terminated (and, as applicable, subsequently consummated, closed or effected, at any time); or

(d)	a Party deliberately breaches any of its covenants in Section 7.1;

(each of the above being a “Damages Event”), then in the event of the termination of this Agreement pursuant to Section 8.1 (other than, in relation to a Damages Event referred to in Section 7.2(a) only, pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(d) or Section 8.1(e) unless in such circumstances this Agreement could otherwise have been terminated at such time under Section 8.1(f) or Section 8.1(g)), (i) if Agrium is the subject of clause (a) or the breaching Party under clause (d), or the Damages Event in clause (b) occurs, Agrium shall pay to PCS, in the case of clauses (a) or (d), within two business days of the termination of this Agreement, and in the case of clause (b), upon the consummation of the Acquisition Proposal referred to therein, a fee in consideration for the disposition of PCS’ rights under this Agreement in the amount of U.S.$485 million in immediately available funds to an account designated by PCS, and (ii) if PCS is the subject of clause (a) or the breaching Party in clause (d), or the Damages Event in clause (c) occurs, PCS shall pay to Agrium, in the case of clauses (a) or (d), within two business days of the termination of this Agreement, and in the case of clause (c), upon the consummation of the Acquisition Proposal referred to therein, a fee in consideration for the disposition of Agrium’s rights under this Agreement in the amount of U.S.$485 million in immediately available funds to an account designated by Agrium, and after such event but prior to payment of such amount, the Party required to make such payment shall be deemed to hold such funds in trust for the other Party. Agrium shall only be obligated to pay a maximum of U.S.$485 million pursuant to this Section 7.2, and PCS shall only be obligated to pay a maximum of U.S.$485 million pursuant to this Section 7.2. For the purpose of clauses (b) and (c), the term “Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1, except that references to “20% or more” shall be deemed to be references to “50% or more”.

7.3	Fees and Expenses

(a)	Subject to subsections (b) and (c), each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Agreement and the Arrangement. Agrium and PCS shall share equally any filing fees and applicable Taxes payable for or in respect of any application, notification or other filing made in respect of any regulatory process in respect of the transactions contemplated by the Arrangement, including under the Competition Act and the HSR Act.

(b)	If (i) this Agreement is terminated by Agrium pursuant to Section 8.1(e) [Failure to Satisfy Reps, Warranties, Covenants Conditions] because of the failure to satisfy the condition in Section 6.2(a) [Accuracy of PCS Reps and Warranties], or (ii) this Agreement is terminated by Agrium pursuant to Section 8.1(d) [Outside Date] and at the time of such termination there is a state of facts or circumstances that would cause the conditions set forth in Sections 6.2(a) [Accuracy of PCS Reps and Warranties] or 6.2(b) [Compliance by PCS with Covenants] not to be satisfied, notwithstanding the availability of any cure period, PCS shall pay to Agrium an amount equal to U.S.$50 million as reimbursement to Agrium for its out-of-pocket expenses incurred in connection with the Arrangement.

(c)	If (i) this Agreement is terminated by PCS pursuant to Section 8.1(e) [Failure to Satisfy Reps, Warranties, Covenants Conditions] because of the failure to satisfy the condition in Section 6.3(a) [Accuracy of Agrium Reps and Warranties], or (ii) this Agreement is terminated by PCS pursuant to Section 8.1(d) [Outside Date] and at the time of such termination there is a state of facts or circumstances that would cause the conditions set forth in Sections 6.3(a) [Accuracy of Agrium Reps and Warranties] or 6.3(b) [Compliance by Agrium with Covenants] not to be satisfied, notwithstanding the availability of any cure period, Agrium shall pay to PCS an amount equal to U.S.$50 million as reimbursement to PCS for its out-of-pocket expenses incurred in connection with the Arrangement.

(d)	No fees shall be payable by a Party under subsection (b) or (c) if that Party has paid a fee under Section 7.2.

7.4	Liquidated Damages

Each Party acknowledges that all of the payment amounts set out in this Article 7 are payments of liquidated damages which are a genuine pre-estimate of the damages which Agrium or PCS will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that the payment of any amounts pursuant to this Article 7 is the sole remedy of Agrium and PCS; provided, however, that this limitation shall not (a) apply (i) in respect of Section 7.3(b), in the event of a deliberate breach by PCS of this Agreement or (ii) in respect of Section 7.3(c), in the event of a deliberate breach by Agrium of this Agreement, and (b) prior to any termination of this Agreement, preclude a Party from seeking injunctive relief to restrain any breach or threatened breach by the other Party of the covenants or agreements set forth in this Agreement, or otherwise obtain specific performance of any of such acts, covenants or agreements in accordance with Section 9.6.

7.5	Access to Information; Confidentiality

(a)	From the date hereof until the earlier of the Effective Date and the termination of this Agreement, PCS shall, and shall cause its Subsidiaries and Representatives to, subject to all applicable Laws and any confidentiality obligations owed by PCS to a third party or in respect to customer specific or competitively sensitive information and in accordance with the Confidentiality Agreement and any other subsequent written agreement that addresses confidentiality between the Parties, afford to Agrium and the Representatives of Agrium reasonable access at all reasonable times to their officers, employees, agents, properties, books, records and contracts, and shall furnish Agrium with all data and information as Agrium may reasonably request, subject to any confidentiality obligations owed by PCS to a third party or in respect to customer specific or competitively sensitive information, the conditions contained in the Confidentiality Agreement and any other subsequent written agreement that addresses confidentiality between the Parties, in order to permit Agrium to be in a position to expeditiously and efficiently integrate the businesses and operations of Agrium and PCS immediately upon but not prior to the Effective Date.

(b)	From the date hereof until the earlier of the Effective Date and the termination of this Agreement, Agrium shall, and shall cause its Subsidiaries and Representatives to, subject to all applicable Laws and any confidentiality obligations owed by Agrium to a third party or in respect to customer specific or competitively sensitive information and in accordance with the Confidentiality Agreement and any other subsequent written agreement that addresses confidentiality between the Parties, afford to PCS and to the Representatives of PCS reasonable access at all reasonable times to their officers, employees, agents, properties, books, records and contracts, and shall furnish PCS with all data and information as PCS may reasonably request, subject to any confidentiality obligations owed by Agrium to a third party or in respect to customer specific or competitively sensitive information, the conditions contained in the Confidentiality Agreement and any other subsequent written agreement that addresses confidentiality between the Parties, in order to permit PCS to be in a position to expeditiously and efficiently integrate the businesses and operations of Agrium and PCS immediately upon but not prior to the Effective Date.

7.6	Insurance and Indemnification

(a)	PCS and Agrium shall cause New Parent to maintain in effect, or cause PCS and Agrium or their respective successors to maintain in effect, as applicable, without any reduction in scope or coverage for six years from the Effective Date customary policies of directors’ and officers’ liability insurance providing protection comparable to the most favourable protection provided by the policies maintained by Agrium, PCS and their respective Subsidiaries as are in effect immediately prior to the Effective Date and providing coverage on a “trailing” or “run-off” basis for all present and former directors and officers of Agrium and PCS with respect to claims arising from facts or events which occurred prior to the Effective Date. Furthermore, prior to the Effective Time, PCS and Agrium may, in the alternative, each purchase run-off directors’ and officers’ liability insurance for a period of six years from the Effective Time, and in such event none of New Parent, PCS, Agrium or any of their respective successors will have any further obligation under this Section 7.6(a).

(b)	Agrium and PCS agree that all rights to indemnification or exculpation now existing in favour of present and former officers and directors of each of Agrium and PCS shall survive the Arrangement and shall continue in full force and effect for a period of not less than six years from the Effective Date.

(c)	In the event Agrium, PCS or any of their respective successors (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, New Parent shall cause proper provision to be made so that the successors and assigns of Agrium or PCS, as applicable, assume the obligations set forth in this Section 7.6.

7.7	Financial Advisors

Agrium and PCS represent and warrant to each other that, except for Barclays Capital Inc. and CIBC World Markets Inc. in the case of Agrium and BofA Merrill Lynch and RBC Capital Markets in the case of PCS, no financial advisor, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Arrangement. Each Party has delivered to the other Party a correct and complete copy of all agreements relating to the arrangements between it and its financial advisors as are in existence at the date hereof and agrees (a) not to materially amend the terms of any such agreements relating to the payment of fees (excluding expenses) without the prior written approval of the other Party; and (b) not to disclose the terms of the agreements between the other Party and its financial advisors to such Party’s financial advisors.

7.8	Privacy Issues

(a)	For the purposes of this Section 7.8, the following definitions shall apply:

(i)	“applicable law” means, in relation to any Person, transaction or event, all applicable provisions of Laws by which such Person is bound or having application to the transaction or event in question, including applicable privacy laws;

(ii)	“applicable privacy laws” means any and all applicable laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law, including the Personal Information Protection Act (Alberta); and

(iii)	“Personal Information” means information (other than business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose) about an identifiable individual disclosed or transferred to a Party by other Party in accordance with this Agreement and/or as a condition of the Arrangement.

(b)	The Parties hereto acknowledge that any collection, use or disclosure of Personal Information disclosed to either Party pursuant to or in connection with this Agreement (the “Disclosed Personal Information”) shall be in accordance with the applicable provisions of the Confidentiality Agreement.

(c)	After the completion of the transactions contemplated herein, a Party may only collect, use and disclose the Disclosed Personal Information for the purposes for which the Disclosed Personal Information was initially collected from or in respect of the individual to which such Disclosed Personal Information relates or for the completion of the transactions contemplated herein, unless (i) either Party shall have first notified such individual of such additional purpose, and where required by applicable law and with respect to any individual who is a resident of the United States, any applicable Party policy or agreement, obtained the consent of such individual to such additional purpose, or (ii) such use or disclosure is permitted or authorized by applicable Law and with respect to any individual who is a resident of the United States, any applicable Party policy or agreement, without notice to, or consent from, such individual.

(d)	Upon the termination of this Agreement, each Party shall forthwith cease all use of the Disclosed Personal Information acquired by it in connection with this Agreement and will return to the other Party or, at the other Party’s request, destroy in a secure manner, and with respect to any individual who is resident of the United States, in accordance with applicable Law and any applicable Party policy or agreement, the Disclosed Personal Information (and any copies thereof) in its possession.

ARTICLE 8

TERM, TERMINATION, AMENDMENT AND WAIVER

8.1	Termination

This Agreement may be terminated at any time prior to the Effective Date:

(a)	by mutual written consent of PCS and Agrium;

(b)	by either PCS or Agrium if the PCS Arrangement Resolution shall have failed to receive the requisite vote of the PCS Shareholders at the PCS Meeting (including any adjournments or postponements thereof) in accordance with the Interim Order;

(c)	by either PCS or Agrium if the Agrium Arrangement Resolution shall have failed to receive the requisite vote of the Agrium Securityholders at the Agrium Meeting (including any adjournments or postponements thereof) in accordance with the Interim Order;

(d)	by either PCS or Agrium if the Effective Time shall not have occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party whose failure to fulfill any of its obligations has been the cause of, or resulted in, the failure of the Effective Time to occur by such date;

(e)	by either PCS or Agrium if any of the conditions set forth in Section 6.1 or Section 6.3, in the case of PCS, or in Section 6.1 or Section 6.2, in the case of Agrium, has not been satisfied or waived by the Outside Date or such condition is incapable of being satisfied by the Outside Date; provided that the Party seeking termination is in compliance with its obligations under Section 6.4, if applicable, and not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Sections 6.2 or 6.3, as applicable, not to be satisfied;

(f)	(i) by PCS, prior to approval of the Agrium Arrangement Resolution, or (ii) by Agrium, prior to approval of the PCS Arrangement Resolution, following the occurrence of a Damages Event in respect of the other Party as provided in Section 7.2(a); or

(g)	by either PCS or Agrium following the occurrence of a Damages Event in respect of the other Party as provided in Section 7.2(d).

8.2	Effect of Termination

In the event of the termination of this Agreement in the circumstances set out in Section 8.1, this Agreement shall forthwith become void and neither Party shall have any liability or further obligation to the other Party hereunder, except with respect to the obligations set forth in Sections 5.4(c), 7.2, 7.3, 7.4 and 9.7, where applicable. For greater certainty, and notwithstanding anything in this Agreement to the contrary other than being subject to Section 7.4, nothing contained in this Section 8.2 or otherwise in this Agreement shall relieve any Party from liability (including damages for loss of economic benefits (including lost synergies), as applicable) for any deliberate breach of any provision of this Agreement. No termination of this Agreement shall affect the obligations of the Parties pursuant to the Confidentiality Agreement, except to the extent specified therein.

8.3	Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Agrium Meeting and PCS Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, subject to the Interim Order and Final Order and applicable Laws.

8.4	Waiver

Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive compliance with any of the other Party’s agreements or the fulfillment of any conditions to its own obligations contained herein, and (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and such waiver shall apply only to the specific matters identified in such instrument.

ARTICLE 9

GENERAL PROVISIONS

9.1	Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile transmission or e-mail, or as of the following business day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by either Party by notice to the other given in accordance with these provisions):

(a)	if to Agrium:

Agrium Inc.
13131 Lake Fraser Drive S.E. Calgary, AB T2J 7E8
Attention:	Susan C. Jones, Senior Vice President & Chief Legal Officer
Facsimile:	(403) 225-7609
E-mail:	susan.jones@agrium.com

with a copy to:

Blake, Cassels & Graydon LLP 3500, 855 - 2 Street S.W. Calgary, AB T2P 4J8
Attention:	Peter Keohane
Ross Bentley
Facsimile:	(403) 260-9700
E-mail:	peter.keohane@blakes.com ross.bentley@blakes.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Robert B. Schumer
Matthew W. Abbott
Facsimile:	(212) 757-3990
E-mail:	rschumer@paulweiss.com
mabbott@paulweiss.com

(b)	if to PCS:

Potash Corporation of Saskatchewan Inc.
Suite 500, 122 - 1st Avenue South Saskatoon, SK S7K 7G3
Attention:	Joseph Podwika, Senior Vice President, General Counsel and Secretary
Facsimile:	(306) 933-8877
E-mail:	japodwika@potashcorp.com

with a copy to:

Stikeman Elliott LLP 5300 Commerce Court West, 199 Bay Street Toronto, ON, M5L 1B9
Attention:	William J. Braithwaite
Facsimile:	(416) 947-0866
E-mail:	wbraithwaite@stikeman.com

with a copy to:

Jones Day
250 Vesey Street
New York, NY 10281-1047
Attention:	Robert A. Profusek
Facsimile:	(212) 755-7306
E-mail:	raprofusek@jonesday.com

9.2	Entire Agreement; Binding Effect

This Agreement: (a) together with the Confidentiality Agreement and any other subsequent written agreement that addresses confidentiality between the Parties, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof; and (b) shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

9.3	Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by either of the Parties without the prior written consent of the other Party.

9.4	Time of Essence

Time shall be of the essence in this Agreement.

9.5	Further Assurances

Each Party hereto shall, from time to time and at all times hereafter, at the request of the other Party hereto, but without further consideration, do all such further acts, and execute and deliver all such further documents and instruments as may be reasonably required in order to fully perform and carry out the terms and intent hereof.

9.6	Specific Performance

PCS and Agrium agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the other Party in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as provided for in Section 7.4, each Party shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches or threatened breaches of the provisions of this Agreement or to otherwise obtain specific performance of any such provisions, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

9.7	Third Party Beneficiaries

The provisions of Sections 5.4(c) and 7.6 are: (i) intended for the benefit of all present and former directors and officers of Agrium and PCS and their respective Subsidiaries, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such Persons and his or her heirs, executors administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and Agrium and PCS shall hold the rights and benefits of Sections 5.4(c) and 7.6 in trust for and on behalf of the Third Party Beneficiaries and each of Agrium and PCS hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries, and (ii) are in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise. Except as provided in this Section 9.7, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.8	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the laws of Canada applicable therein, and the Parties hereto irrevocably attorn to the jurisdiction of the Ontario courts situated in the City of Toronto and waive objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

9.9	Severability

If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(a)	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b)	the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

9.10	Counterparts

This Agreement may be executed by facsimile or other electronic signature and in counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

POTASH CORPORATION OF SASKATCHEWAN INC.		AGRIUM INC.

by:	/s/ Jochen Tilk	by:	/s/ Charles V. Magro
Name:	Jochen Tilk	Name:	Charles (Chuck) V. Magro
Title:	President and Chief Executive Officer	Title:	President & Chief Executive Officer

by:	/s/ Wayne Brownlee	by:	/s/ Steve J. Douglas
Name:	Wayne Brownlee	Name:	Steve J. Douglas
Title:	Executive Vice President and Chief Financial Officer	Title:	Senior Vice President & Chief Financial Officer

SCHEDULE A

PLAN OF ARRANGEMENT

UNDER SECTION 192 OF THE

CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

(a)	“Agrium” means Agrium Inc., a corporation existing under the CBCA;

(b)	“Agrium AcquisitionCo” means [●], a wholly-owned subsidiary of New Parent incorporated under the [●];

(c)	“Agrium AcquisitionCo Shares” means the common shares in the capital of Agrium AcquisitionCo;

(d)	“Agrium Arrangement Resolution” means the special resolution of the Agrium Securityholders approving this Plan of Arrangement;

(e)	“Agrium Exchange Ratio” means 2.23 New Parent Shares for each Agrium Share;

(f)	“Agrium Incentive Compensation Plans” means, collectively the incentive compensation plans of Agrium as set forth in the Arrangement Agreement;

(g)	“Agrium Meeting” means the meeting of Agrium Securityholders convened as provided by the Interim Order at which the Agrium Securityholders approved the Agrium Arrangement Resolution;

(h)	“Agrium Option” means the options to purchase Agrium Shares awarded under the Agrium Inc. Amended and Restated Stock Option and Tandem SAR Plan of Agrium, as amended and restated effective January 1, 2016;

(i)	“Agrium SAR” means a stock appreciation right granted under the Agrium Inc. Amended and Restated Stock Appreciation Rights Plan of Agrium, as amended and restated effective January 1, 2016 or a tandem stock appreciation right connected to an Agrium Option;

(j)	“Agrium Securityholders” means, collectively, the Agrium Shareholders and the Agrium Voting Optionholders;

(k)	“Agrium Shareholder Rights Plan” means the amended and restated shareholder rights plan agreement between Agrium and CST Trust Company, as rights agent, dated May 4, 2016;

(l)	“Agrium Shareholders” means the holders of Agrium Shares;

(m)	“Agrium Shares” means the common shares in the capital of Agrium;

(n)	“Agrium Stock Option Plan” means the Amended and Restated Stock Option and Tandem SAR Plan of Agrium, as amended and restated effective January 1, 2016;

(o)	“Agrium Voting Optionholders” means the holders of Agrium Voting Options;

(p)	“Agrium Voting Options” means the currently outstanding Agrium Options granted under the Agrium Stock Option Plan on or before December 31, 2012;

(q)	“Arrangement” means the arrangement pursuant to section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments thereto made in accordance with the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior written consent of PCS and Agrium, each acting reasonably;

(r)	“Arrangement Agreement” means the arrangement agreement made as of September 11, 2016 between PCS and Agrium, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms;

(s)	“Articles of Arrangement” means the articles of arrangement of PCS and Agrium in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made;

(t)	“business day” means any day, other than a Saturday, a Sunday or a statutory holiday in the Province of Saskatchewan, the Province of Alberta or the Province of Ontario;

(u)	“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

(v)	“Certificates of Arrangement” means, collectively, the certificates of arrangement in respect of each of PCS and Agrium giving effect to the Arrangement, to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the PCS Articles of Arrangement and the Agrium Articles of Arrangement, respectively;

(w)	“Court” means the Ontario Superior Court of Justice (Commercial List);

(x)	“Depositary” means CST Trust Company or such other Person as PCS and Agrium agree to in writing;

(y)	“Director” means the Director appointed pursuant to section 260 of the CBCA;

(z)	“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Article 5 of this Plan of Arrangement;

(aa)	“Dissenting Agrium Shareholder” means any registered Agrium Shareholder who has duly and validly exercised its Dissent Rights pursuant to Article 5 of this Plan of Arrangement and the Interim Order and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

(bb)	“Dissenting Agrium Shares” means the Agrium Shares held by Dissenting Agrium Shareholders;

(cc)	“Dissenting PCS Shareholder” means any registered PCS Shareholder who has duly and validly exercised its Dissent Rights pursuant to Article 5 of this Plan of Arrangement and the Interim Order and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

(dd)	“Dissenting PCS Shares” means the PCS Shares held by Dissenting PCS Shareholders;

(ee)	“Effective Date” means the effective date of the Arrangement, being the date shown on the Certificates of Arrangement issued by the Director;

(ff)	“Effective Time” means 12:01 a.m. (Central Standard Time) on the Effective Date;

(gg)	“Elected Agrium Share” means any Agrium Share that an Agrium Shareholder (other than New Parent) shall have validly elected (in a duly completed Letter of Transmittal deposited with the Depositary no later than the Election Deadline) to transfer directly to New Parent under the Arrangement as provided for in Section 3.1(e), provided that at the Effective Time such electing Agrium Shareholder is not: (i) a person who holds the Agrium Share other than as capital property for purposes of the Tax Act; (ii) a non-resident person for the purposes of the Tax Act, unless that Agrium Shareholder holds the Agrium Share as part of a business carried on by the person in Canada, as determined for the purposes of the Tax Act; (iii) a partnership that is not a Canadian partnership for the purposes of the Tax Act; or (iv) a person exempt from Tax under section 149 of the Tax Act, which for greater certainty, includes a trust governed by a registered retirement savings plan, registered retirement income fund, registered disability savings plan, deferred profit sharing plan, registered education savings plan or a tax-free savings account, each as defined in the Tax Act;

(hh)	“Elected PCS Share” means any PCS Share that a PCS Shareholder (other than New Parent) shall have validly elected (in a duly completed Letter of Transmittal deposited with the Depositary no later than the Election Deadline) to transfer directly to New Parent under the Arrangement as provided for in Section 3.1(c), provided that at the Effective Time such electing PCS Shareholder is not: (i) a person who holds the PCS Share other than as capital property for purposes of the Tax Act; (ii) a non-resident person for the purposes of the Tax Act, unless that PCS Shareholder holds the PCS Share as part of a business carried on by the person in Canada, as determined for the purposes of the Tax Act; (iii) a partnership that is not a Canadian partnership for the purposes of the Tax Act; or (iv) a person exempt from Tax under section 149 of the Tax Act, which for greater certainty, includes a trust governed by a registered retirement savings plan, registered retirement income fund, registered disability savings plan, deferred profit sharing plan, registered education savings plan or a tax-free savings account, each as defined in the Tax Act;

(ii)	“Election Deadline” means 5:00 p.m. (Central Standard Time) at the place of deposit on the date indicated as the election deadline in the Letter of Transmittal, which shall be not more than three business days before the Effective Date;

(jj)	“Encumbrance” means any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

(kk)	“Exchanges” means the TSX and the New York Stock Exchange;

(ll)	“Final Order” means the order of the Court approving the Arrangement in the form acceptable to PCS and Agrium, each acting reasonably, as such order may be amended by the Court (with consent of both PCS and Agrium, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to PCS and Agrium, each acting reasonably) on appeal;

(mm)

“Governmental Entity” means any (a) international, multinational, national, federal, provincial, territory, state, regional, municipal, local or other government or any governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, (b) any subdivision, agent, commission, board or authority of any of the foregoing, (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (d) the Exchanges;

(nn)	“Income Taxes” means all Taxes, however denominated, including any interest, penalties or other additions, imposed by any Governmental Entity on a Person’s income or profits (including federal, provincial, state or local income or profits taxes);

(oo)	“Interim Order” means the order of the Court, in a form acceptable to PCS and Agrium, each acting reasonably, containing declarations and directions in respect of the notices to be given and the conduct of the PCS Meeting and the Agrium Meeting with respect to the Arrangement;

(pp)	“Laws” means all laws, by-laws, statutes, rules, regulations, orders, common law, principles of law or equity, ordinances, protocols, codes, notices, directions, judgments or other requirements of any Governmental Entity having the force of law, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority, and the term “applicable” with respect to such Laws and in a context that refers to one or more of the Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

(qq)	“Letter of Transmittal” means the letter(s) of transmittal and election form for use by PCS Shareholders and Agrium Shareholders with respect to the Arrangement, which shall be mailed to PCS and Agrium Shareholders;

(rr)	“New Parent” means [●], a corporation incorporated under the CBCA, of which, immediately prior to the Effective Time, each of PCS and Agrium own 50% of the common voting equity;

(ss)	“New Parent Initial Shares” means the New Parent Shares held by PCS and Agrium immediately prior to the Effective Time;

(tt)	“New Parent Shares” means the common shares in the capital of New Parent;

(uu)	“Parties” means New Parent, PCS AcquisitionCo, Agrium AcquisitionCo, PCS and Agrium, and “Party” means any one of them;

(vv)	“PCS” means Potash Corporation of Saskatchewan Inc., a corporation existing under the CBCA;

(ww)	“PCS AcquisitionCo” means [●], a wholly-owned subsidiary of New Parent incorporated under the [●];

(xx)	“PCS AcquisitionCo Shares” means the common shares in the capital of PCS AcquisitionCo;

(yy)	“PCS Arrangement Resolution” means the special resolution of the PCS Shareholders approving this Plan of Arrangement;

(zz)	“PCS Exchange Ratio” means 0.40 New Parent Shares for each PCS Share;

(aaa)	“PCS Incentive Compensation Plans” means, collectively the incentive compensation plans of PCS as set forth in the Arrangement Agreement;

(bbb)	“PCS LTIP” means the 2016 Long-Term Incentive Plan effective as of May 10, 2016 of PCS:

(ccc)	“PCS Meeting” means the meeting of PCS Shareholders convened as provided by the Interim Order at which the PCS Shareholders approved the PCS Arrangement Resolution;

(ddd)	“PCS Option” means the options to purchase PCS Shares awarded under the PCS Stock Option Plans;

(eee)	“PCS Shareholders” means the holders of PCS Shares;

(fff)	“PCS Shares” means the common shares in the capital of PCS;

(ggg)	“PCS Stock Option Plans” means, collectively, the PCS LTIP, the 2006 Performance Option Plan effective as of January 1, 2006, the 2007 Performance Option Plan effective as of January 1, 2007, the 2008 Performance Option Plan effective as of January 1, 2008, the 2009 Performance Option Plan effective as of January 1, 2009, the 2010 Performance Option Plan effective as of January 1, 2010, the 2011 Performance Option Plan effective as of January 1, 2011, the 2012 Performance Option Plan effective as of January 1, 2012, the 2013 Performance Option Plan effective as of January 1, 2013, the 2014 Performance Option Plan effective as of January 1, 2014, and the 2015 Performance Option Plan effective as of January 1, 2015, of PCS;

(hhh)	“Person” includes an individual, firm, trust, partnership, association, corporation, joint venture, trustee, executor, administrator, legal representative or government (including any Governmental Entity);

(iii)	“Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions means this Plan of Arrangement, including any appendices hereto, and any amendments, variations or supplements hereto made from time to time in accordance with the terms hereof, the Arrangement Agreement or made at the direction of the Court in the Final Order;

(jjj)	“Replacement Option” means an option to purchase New Parent Shares granted in replacement of a PCS Option or an Agrium Option on the basis set forth in the Arrangement Agreement;

(kkk)	“Replacement SAR” means a stock appreciation right granted in replacement of an Agrium SAR on the basis set forth in the Arrangement Agreement;

(lll)	“Tax Act” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supp.) and the regulations thereto, as now in effect and as it may be amended from time to time prior to the Effective Time;

(mmm)

“Taxes” means all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all Income Taxes, or capital taxes, payroll and employee withholding taxes, gasoline and fuel taxes, employment insurance, social insurance taxes (including Canada Pension Plan payments), sales and use taxes (including goods and services, harmonized sales and provincial, territorial and state sales tax), ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation premiums or charges, pension assessment and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which one of the Parties or any of its Subsidiaries is required to pay, withhold or collect;

(nnn)	“TSX” means the Toronto Stock Exchange; and

(ooo)	“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended, or any successor thereto.

Capitalized terms used in this Plan of Arrangement but not otherwise defined herein, shall have the meaning ascribed thereto in the Arrangement Agreement.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections, subsections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.3	Article References

Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Plan of Arrangement.

1.4	Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words used herein importing the singular include the plural and vice versa; and words importing gender include all genders.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by any of the Parties is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place.

1.6	Time

Time shall be of the essence in every matter or action contemplated hereunder.

1.7	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

1.8	Statutory References

References in this Plan of Arrangement to a particular statute shall be to such statute and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated thereunder or amended from time to time.

ARTICLE 2

EFFECT OF THE ARRANGEMENT

2.1	This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms part of, the Arrangement Agreement.

2.2	This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificates of Arrangement, shall become effective at, and be binding upon New Parent, PCS AcquisitionCo, Agrium AcquisitionCo, PCS, PCS Shareholders, Agrium, Agrium Shareholders, the Depositary and all other Persons as and from the Effective Time, without any further act or formality required on the part of any Person except as expressly provided herein.

2.3	The Articles of Arrangement and the Certificates of Arrangement shall be filed and issued, respectively, with respect to the Arrangement in its entirety. The Certificates of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence and at the times set out therein.

2.4	Other than as expressly provided for herein, no portion of this Plan of Arrangement shall take effect with respect to any party or Person until the Effective Time.

ARTICLE 3

ARRANGEMENT

3.1	At the Effective Time, each of the events set out below shall occur and be deemed to occur in the following sequence, without any further act or formality, unless specifically noted:

(a)	notwithstanding the terms of the Agrium Shareholder Rights Plan, the Agrium Shareholder Rights Plan shall be terminated and all rights issued pursuant to the Agrium Shareholder Rights Plan, if any, shall be cancelled without any payment in respect thereof;

(b)	subject to Section 5.1:

(i)	each of the PCS Shares held by Dissenting PCS Shareholders shall be deemed to be transferred to PCS (free and clear of any Encumbrances) for cancellation without any further act or formality in exchange for a debt claim against PCS in the amount equal to the fair value for such PCS Shares as set out in Section 5.1, and such Dissenting PCS Shareholders shall cease to be the holders of such PCS Shares and to have any rights as holders of such PCS Shares; and

(ii)	concurrently with the transfer in Section 3.1(b)(i), each of the Agrium Shares held by Dissenting Agrium Shareholders shall be deemed to be transferred to Agrium (free and clear of any Encumbrances) for cancellation without any further act or formality in exchange for a debt claim against Agrium in the amount equal to the fair value for such Agrium Shares as set out in Section 5.1, and such Dissenting Agrium Shareholders shall cease to be the holders of such Agrium Shares and to have any rights as holders of such Agrium Shares;

(c)	each Elected PCS Share shall be, and shall be deemed to be, transferred to and acquired by New Parent (free and clear of any Encumbrances) solely in exchange for the issuance by New Parent to the holder thereof of such number of fully paid and non-assessable New Parent Shares equal to the PCS Exchange Ratio, and:

(i)	such PCS Shareholder shall cease to be the holder of such Elected PCS Share and to have any rights as a holder of such Elected PCS Share other than the right to the New Parent Shares pursuant to this Section 3.1(c); and

(ii)	New Parent shall be, and shall be deemed to be, the transferee of such PCS Share (free and clear of any Encumbrances);

(d)	concurrently with the transfer in Section 3.1(c), each PCS Share (other than Elected PCS Shares or PCS Shares held by New Parent) shall be, and shall be deemed to be, transferred to and acquired by PCS AcquisitionCo (free and clear of any Encumbrances) solely in exchange for the issuance by New Parent to the holder thereof of such number of fully paid and non-assessable New Parent Shares equal to the PCS Exchange Ratio, and:

(i)	such PCS Shareholder shall cease to be the holder of such PCS Share and to have any rights as a holder of such PCS Share other than the right to the New Parent Shares pursuant to this Section 3.1(d); and

(ii)	PCS AcquisitionCo shall be, and shall be deemed to be, the transferee of such PCS Share (free and clear of any Encumbrances);

(e)	concurrently with the transfers in Sections 3.1(c) and 3.1(d), each Elected Agrium Share shall be, and shall be deemed to be, transferred to and acquired by New Parent (free and clear of any Encumbrances) solely in exchange for the issuance by New Parent to the holder thereof of such number of fully paid and non-assessable New Parent Shares equal to the Agrium Exchange Ratio, and:

(i)	such Agrium Shareholder shall cease to be the holder of such Elected Agrium Share and to have any rights as a holder of such Elected Agrium Share other than the right to the New Parent Shares pursuant to this Section 3.1(e); and

(ii)	New Parent shall be, and shall be deemed to be, the transferee of such Elected Agrium Share (free and clear of any Encumbrances);

(f)	concurrently with the transfers in Sections 3.1(c), 3.1(d) and 3.1(e), each Agrium Share (other than Elected Agrium Shares or Agrium Shares held by New Parent) shall be, and shall be deemed to be, transferred to and acquired by Agrium AcquisitionCo (free and clear of any Encumbrances) solely in exchange for the issuance by New Parent to the holder thereof of such number of fully paid and non-assessable New Parent Shares equal to the Agrium Exchange Ratio, and:

(i)	such Agrium Shareholder shall cease to be the holder of such Agrium Share and to have any rights as a holder of such Agrium Share other than the right to the New Parent Shares pursuant to this Section 3.1(f); and

(ii)	Agrium AcquisitionCo shall be, and shall be deemed to be, the transferee of such Agrium Share (free and clear of any Encumbrances);

(g)	concurrently with the transfers in Sections 3.1(c), 3.1(d), 3.1(e) and 3.1(f), the New Parent Initial Shares shall be cancelled without any payment in respect thereof;

(h)	concurrently with the transfer in Section 3.1(d), PCS AcquisitionCo will issue to New Parent as consideration for the New Parent Shares transferred to PCS Shareholders pursuant to Section 3.1(d) an equal number of PCS AcquisitionCo Shares;

(i)	concurrently with the transfer in Section 3.1(f), Agrium AcquisitionCo will issue to New Parent as consideration for the New Parent Shares transferred to Agrium Shareholders pursuant to Section 3.1(f) an equal number of Agrium AcquisitionCo Shares;

(j)	each PCS Share held by New Parent shall be, and shall be deemed to be, transferred to and acquired by PCS AcquisitionCo in consideration for such number of PCS AcquisitionCo Shares equal to the number of New Parent Shares issued in exchange for the PCS Share, and as it is intended that such transfer occur on a tax-deferred basis for Canadian Income Tax purposes, New Parent and PCS AcquisitionCo shall execute and file a joint election under section 85 of the Tax Act (and any analogous provision of applicable provincial Income Tax legislation) in respect of such transfer; and

(k)	concurrently with the transfer in Section 3.1(j), each Agrium Share held by New Parent shall be, and shall be deemed to be, transferred to and acquired by Agrium AcquisitionCo in consideration for such number of Agrium AcquisitionCo Shares equal to the number of New Parent Shares issued in exchange for the Agrium Share, and, as it is intended that such transfer occur on a tax-deferred basis for Canadian Income Tax purposes, New Parent and Agrium AcquisitionCo shall execute and file a joint election under section 85 of the Tax Act (and any analogous provision of applicable provincial Income Tax legislation) in respect of such transfer.

3.2	New Parent, PCS AcquisitionCo, Agrium AcquisitionCo, PCS and Agrium shall make the appropriate entries in their respective securities registers to reflect the matters referred to in Section 3.1.

3.3	With respect to each PCS Shareholder and each Agrium Shareholder at the Effective Time, upon the transfer of each PCS Share pursuant to Section 3.1(c) and Section 3.1(d) or the transfer of each Agrium Share pursuant to Section 3.1(e) and Section 3.1(f):

(a)	each holder of a PCS Share and each holder of an Agrium Share shall cease to be a holder of the PCS Share or Agrium Share, as applicable, so transferred and the name of such holder shall be removed from the register of holders of PCS Shares or Agrium Shares, as applicable, as it relates to the PCS Share or Agrium Share so transferred;

(b)	New Parent, PCS AcquisitionCo and Agrium AcquisitionCo, as applicable, shall be added to the registers of holders of PCS Shares and Agrium Shares, as applicable, as it relates to the PCS Shares or Agrium Shares so transferred to New Parent, PCS AcquisitionCo and Agrium AcquisitionCo, as applicable; and

(c)	New Parent shall allot and issue to such holder the portion of a New Parent Share issuable to such holder on the basis set forth in Section 3.1(c), Section 3.1(d), Section 3.1(e) and Section 3.1(f), as applicable, and the name of such holder shall be added to the register of holders of New Parent Shares.

3.4

As contemplated in the Arrangement Agreement, each PCS Option, Agrium Option and Agrium SAR outstanding at the Effective Time shall be assumed by New Parent as contemplated in Section 2.12(d) of the Arrangement Agreement and exchanged immediately after the completion of the events described in Section 3.1 of the Plan of Arrangement for a Replacement Option or Replacement SAR, as applicable, (A)(1) in the case of a Replacement Option, to purchase that number of New Parent Shares equal to the product of the PCS Exchange Ratio or the Agrium Exchange Ratio, as applicable, multiplied by the number of PCS Shares or Agrium Shares subject to such PCS Option or Agrium Option, rounded down to the nearest whole share and (2) in the case of a Replacement SAR, with respect to that number of stock appreciation rights equal to the product of the Agrium Exchange Ratio multiplied by the number of stock appreciation rights subject to such Agrium SAR, rounded down to the nearest whole stock appreciation right, and (B) at an exercise price or grant price per New Parent Share or Replacement SAR, as applicable, equal to the exercise price per PCS Share or Agrium Share subject to such PCS Option or Agrium Option or grant price per each Agrium SAR immediately prior to the Effective Time divided by the PCS Exchange Ratio or the Agrium Exchange Ratio, as applicable, rounded up to the nearest penny (with the term to expiry, conditions to and manner of exercising, vesting schedule (subject to adjustment in accordance with Section 5.7(b) of the Arrangement Agreement), and all other terms and conditions of such Replacement Option or Replacement SAR being substantially similar to the applicable PCS Option, Agrium Option or Agrium SAR for which it was exchanged, as adjusted to take into account the Arrangement pursuant to the terms of the applicable PCS Incentive Compensation Plan or Agrium Incentive Compensation Plan).

ARTICLE 4

CERTIFICATES, FRACTIONAL SHARES AND PAYMENTS

4.1	Payment of Consideration

(a)	Forthwith following the Effective Time, New Parent shall, subject to Section 4.1(b), cause to be transferred to each PCS Shareholder and Agrium Shareholder the number of New Parent Shares to be issued in exchange for PCS Shares and Agrium Shares as required by Section 3.1, as well as cash in lieu of fractional New Parent Shares, if any, pursuant to Section 4.3.

(b)	Upon surrender to the Depositary of a certificate or certificates (as applicable) which, immediately prior to the Effective Time, represented outstanding PCS Shares that were transferred pursuant to Section 3.1(c) and Section 3.1(d) or outstanding Agrium Shares that were transferred pursuant to Section 3.1(e) and Section 3.1(f), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, each PCS Shareholder or Agrium Shareholder represented by such surrendered certificate(s) shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the consideration which such holder has the right to receive under this Plan of Arrangement for such PCS Shares or Agrium Shares less any amounts withheld pursuant to Section 4.4, and any certificate(s) so surrendered shall forthwith be cancelled.

(c)	From and after the Effective Time, each certificate that immediately prior to the Effective Time represented PCS Shares or Agrium Shares shall be deemed to represent only the right to receive the consideration in respect of such PCS Shares or Agrium Shares, as applicable, required under this Plan of Arrangement, less any amounts withheld pursuant to Section 4.4. Any such certificate formerly representing PCS Shares or Agrium Shares not duly surrendered on or before the day that is three years less one day from the Effective Date shall cease to represent a claim by or interest of any kind or nature against or in any of New Parent, PCS or Agrium. On such date, any and all consideration to which such former holder was entitled shall be deemed to have been surrendered to New Parent, PCS or Agrium, as applicable.

(d)	Any payment made by way of cheque by New Parent, PCS, Agrium or the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to New Parent, PCS, Agrium or the Depositary or that otherwise remains unclaimed, in each case, on or before the second anniversary of the Effective Time shall be returned by the Depositary to New Parent, and any right or claim to payment hereunder that remains outstanding on the day that is three years less one day from the Effective Date shall cease to represent a right or claim by or interest of any kind or nature and the right of a former holder of PCS Shares or Agrium Shares to receive the consideration for such PCS Shares or Agrium Shares, as applicable, pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to New Parent, Agrium or PCS, as applicable, for no consideration.

(e)	No former holder of PCS Shares or of Agrium Shares shall be entitled to receive any consideration with respect to such PCS Shares or Agrium Shares other than the consideration to which such former holder is entitled to receive in accordance with this Section 4.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith other than as contemplated in Section 4.5.

4.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding PCS Shares or Agrium Shares that were transferred or exchanged, as applicable, pursuant to Section 3.1 of this Plan of Arrangement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, New Parent or the Depositary will issue and deliver in exchange for such lost, stolen or destroyed certificate, the consideration to which the holder is entitled pursuant to this Plan of Arrangement. When authorizing such issuance and delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom such consideration is to be issued and delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to New Parent (acting reasonably) in such sum as New Parent may direct, or otherwise indemnify New Parent in a manner satisfactory to New Parent, acting reasonably, against any claim that may be made against New Parent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3	No Fractional Shares

No certificates or scrip representing fractional New Parent Shares shall be issued upon the surrender for exchange of certificates pursuant to Section 4.1 and no dividend, stock split or other change in the capital structure of New Parent shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of New Parent. In lieu of any fractional New Parent Shares, a Person otherwise entitled to a fractional interest in a New Parent Share shall receive a cash amount determined by reference to the volume weighted average trading price of New Parent Shares on the TSX on the first five trading days on which such shares trade on such exchange following the Effective Date.

4.4	Withholding Rights

New Parent, PCS, Agrium and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable under this Plan of Arrangement or in connection with any transactions referred to in the Arrangement Agreement, such amounts as New Parent, PCS, Agrium or the Depositary determines, acting reasonably, are required or reasonably believes to be required to be deducted and withheld from such consideration in accordance with the Tax Act, the U.S. Tax Code or any provision of any other applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such deducted and withheld amounts are remitted to the appropriate taxing authority. Each of New Parent, PCS, Agrium and the Depositary shall be authorized to sell or otherwise dispose of such portion of the New Parent Shares payable hereunder as is necessary to provide sufficient funds to New Parent, PCS, Agrium and the Depositary, as the case may be, to enable it to implement such deduction or withholding.

4.5	Post-Effective Time Dividends and Distributions

No dividends or other distributions payable in respect of New Parent Shares with a record date after the Effective Time shall be paid to the holder of any certificate or certificates which, immediately prior to the Effective Time, represented outstanding PCS Shares that were transferred pursuant to Section 3.1(c) and Section 3.1(d) or outstanding Agrium Shares that were transferred pursuant to Section 3.1(e) and Section 3.1(f) in respect of which New Parent Shares were issued pursuant to the Arrangement, and all such dividends and other distributions shall be paid by New Parent to the Depositary and shall be held by the Depositary in trust for such holders, in each case until the surrender of such certificate or certificates (or affidavit in accordance with Section 4.2) in accordance with Section 4.1(b) or until surrendered and/or forfeiture in accordance with Sections 4.1(c) and 4.1(d). Subject to applicable Laws, following surrender of any such certificate or certificates (or affidavit in accordance with Section 4.2) in accordance with Section 4.1(b) there shall be paid to the holder thereof, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such New Parent Shares to which such holder is entitled pursuant to the Arrangement.

ARTICLE 5

DISSENT RIGHTS

5.1	Dissent Rights

Registered PCS Shareholders and registered Agrium Shareholders may exercise Dissent Rights with respect to PCS Shares and Agrium Shares, as applicable, held by such holders in connection with the Arrangement pursuant to the procedure set forth in section 190 of the CBCA, as modified by the Interim Order and this Section 5.1, provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the PCS Arrangement Resolution or the Agrium Arrangement Resolution, as applicable, referred to in subsection 190(5) of the CBCA must be received by PCS or Agrium, as applicable, not later than 5:00 p.m. (Central Standard Time) two business days immediately preceding the date of the PCS Meeting or Agrium Meeting, as applicable, (as either such meeting may be adjourned or postponed from time to time). Registered PCS Shareholders and registered Agrium Shareholders who exercise such Dissent Rights and who:

(a)	are paid fair value for their PCS Shares or Agrium Shares, as applicable, (i) shall be deemed not to have participated in the transactions in Article 3 (other than Section 3.1(b)), (ii) shall be paid an amount equal to such fair value by PCS or Agrium, as applicable, which fair value, notwithstanding anything to the contrary contained in Part XV of the CBCA, shall be determined, in respect of PCS Shares, as of the close of business on the business day before the PCS Arrangement Resolution was adopted and, in respect of Agrium Shares, as of the close of business on the business day before the Agrium Arrangement Resolution was adopted and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such PCS Shareholders and Agrium Shareholders not exercised their Dissent Rights in respect of such PCS Shares or Agrium Shares, as applicable, and such PCS Shareholders and Agrium Shareholders shall be deemed to have transferred their Dissenting PCS Shares and their Dissenting Agrium Shares to PCS and Agrium, respectively, pursuant to Section 3.1(b); or

(b)	are ultimately not entitled, for any reason, to be paid fair value for their PCS Shares or Agrium Shares, as applicable, shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of PCS Shares or Agrium Shares, as applicable, and shall be entitled to receive only the consideration contemplated in Section 3.1 that such PCS Shareholder or Agrium Shareholder would have received pursuant to the Arrangement if such PCS Shareholder or Agrium Shareholder had not exercised Dissent Rights, but further provided that in no case shall New Parent, PCS or Agrium or any other Person be required to recognize PCS Shareholders or Agrium Shareholders who exercise Dissent Rights as PCS Shareholders or Agrium Shareholders, as applicable, after the Effective Time, and the names of such PCS Shareholders and Agrium Shareholders who exercise Dissent Rights shall be removed from the registers of PCS Shares and Agrium Shares at the Effective Time.

ARTICLE 6

AMENDMENT

6.1	Amendment of this Plan of Arrangement

(a)	New Parent, PCS and Agrium reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any amendment, modification or supplement must be contained in a written document which is: (i) filed with the Court and, if made following the PCS Meeting and/or the Agrium Meeting, approved by the Court; and (ii) communicated to PCS Shareholders and Agrium Shareholders in the manner required by the Court (if so required).

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by New Parent, PCS and Agrium at any time prior to or at the PCS Meeting or the Agrium Meeting with or without any other prior notice or communication and, if so proposed and accepted, in the manner contemplated and to the extent required by the Arrangement Agreement, by the PCS Shareholders and/or the Agrium Shareholders as applicable, shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the PCS Meeting and/or the Agrium Meeting shall be effective only: (i) if it is consented to by PCS and Agrium (each acting reasonably); and (ii) if required by the Court or applicable Law, it is consented to by PCS Shareholders and/or Agrium Shareholders.

(d)	This Plan of Arrangement may be amended, modified or supplemented following the Effective Time unilaterally by New Parent, provided that it concerns a matter that, in the reasonable opinion of New Parent, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any PCS Shareholders or Agrium Shareholders.

ARTICLE 7

FURTHER ASSURANCES

7.1	Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of New Parent, PCS and Agrium will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

SCHEDULE B

FORM OF PCS ARRANGEMENT RESOLUTION

BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

(1) The arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”) involving Potash Corporation of Saskatchewan Inc. (the “Company”) and Agrium Inc. (“Agrium”), as more particularly described and set forth in the joint management proxy circular of the Company and Agrium dated [●], 2016 accompanying the notice of this meeting, as the Arrangement may be modified or amended in accordance with its terms, is hereby authorized, approved and adopted.

(2) The plan of arrangement (the “Plan of Arrangement”) involving the Company, the full text of which is set out as Schedule A to the Arrangement Agreement made as of September 11, 2016 between the Company and Agrium (the “Arrangement Agreement”), as the Plan of Arrangement may be modified or amended in accordance with its terms, is hereby authorized, approved and adopted.

(3) The Arrangement Agreement, the actions of the directors of the Company in approving the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and any amendments thereto in accordance with its terms are hereby ratified and approved.

(4) Notwithstanding that this resolution has been passed (and the Plan of Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List) (the “Court”), the directors of the Company are hereby authorized and empowered without further notice to or approval of the shareholders of the Company (i) to amend the Arrangement Agreement or the Plan of Arrangement, to the extent permitted by the Arrangement Agreement or the Plan of Arrangement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

(5) Any one director or officer of the Company be and is hereby authorized and directed for and on behalf of the Company to make an application to the Court for an order approving the Arrangement, to execute, under the corporate seal of the Company or otherwise, and to deliver to the Director under the CBCA for filing articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement.

(6) Any one director or officer of the Company be and is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

SCHEDULE C

FORM OF AGRIUM ARRANGEMENT RESOLUTION

BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

(1) The arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”) involving Agrium Inc. (the “Company”) and Potash Corporation of Saskatchewan Inc. (“PCS”), as more particularly described and set forth in the joint management proxy circular of the Company and PCS dated [●], 2016 accompanying the notice of this meeting, as the Arrangement may be modified or amended in accordance with its terms, is hereby authorized, approved and adopted.

(2) The plan of arrangement (the “Plan of Arrangement”) involving the Company, the full text of which is set out as Schedule A to the Arrangement Agreement made as of September 11, 2016 between the Company and PCS (the “Arrangement Agreement”), as the Plan of Arrangement may be modified or amended in accordance with its terms, is hereby authorized, approved and adopted.

(3) The Arrangement Agreement, the actions of the directors of the Company in approving the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and any amendments thereto in accordance with its terms are hereby ratified and approved.

(4) Notwithstanding that this resolution has been passed (and the Plan of Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List) (the “Court”), the directors of the Company are hereby authorized and empowered without further notice to or approval of the shareholders of the Company or the holders of Agrium Voting Options (as defined in the Arrangement Agreement) (i) to amend the Arrangement Agreement or the Plan of Arrangement, to the extent permitted by the Arrangement Agreement or the Plan of Arrangement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

(5) Any one director or officer of the Company be and is hereby authorized and directed for and on behalf of the Company to make an application to the Court for an order approving the Arrangement, to execute, under the corporate seal of the Company or otherwise, and to deliver to the Director under the CBCA for filing articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement.

(6) Any one director or officer of the Company be and is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF AGRIUM

In this Schedule D, unless expressly stated otherwise or the context otherwise requires, any reference to “Agrium” denotes a reference to either “each of Agrium and its Subsidiaries” or “Agrium, together with its Subsidiaries, taken as a whole”, as the context prescribes.

(a) Organization and Qualification. Each of Agrium and its Material Subsidiaries is a corporation or partnership, as applicable, duly incorporated or formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or continuance and has the requisite corporate or partnership power and authority to own its properties as now owned and to carry on its business as it is now being conducted. Agrium is, and its Material Subsidiaries are, duly registered to do business and each is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on Agrium. Copies of the Articles of Incorporation of Agrium dated December 21, 1992, together with all amendments to date, and the by-laws of Agrium have been provided to PCS and are accurate and complete as of the date hereof and have not been amended or superseded.

(b) Authority Relative this Agreement. Agrium has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the participation by Agrium in the Arrangement have been duly authorized by Agrium’s board of directors and, subject to approval by Agrium Securityholders of the Agrium Arrangement Resolution at the Agrium Meeting as stipulated by the Court in the Interim Order, no other corporate proceedings on the part of Agrium are necessary to authorize this Agreement or the Arrangement. This Agreement has been duly executed and delivered by Agrium and constitutes a legal, valid and binding obligation of Agrium enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c) Material Subsidiaries. Agrium has no Material Subsidiaries other than AGRIUM, a general partnership, Agrium U.S. Inc., Crop Production Services, Inc., Crop Production Services (Canada) Inc., Landmark Operations Ltd. and Loveland Products Inc. None of Agrium’s Material Subsidiaries is currently prohibited, directly or indirectly, from paying any dividends to Agrium, from making any other distribution on such Material Subsidiary’s capital stock, or from repaying to Agrium any loans or advances to such Material Subsidiary from Agrium.

(d) Ownership of Subsidiaries and Agrium Significant Entities. Agrium is, except pursuant to restrictions on transfer contained in constating documents or by-laws, the sole legal and beneficial direct or indirect owner of all (in the case of wholly owned Subsidiaries of Agrium) or the portion as disclosed in the Agrium Disclosure Documents (in the case of Subsidiaries and Agrium Significant Entities which are not wholly owned), of the outstanding shares and other ownership interests of Agrium’s Subsidiaries and Agrium Significant Entities, with good title thereto free and clear of any and all Encumbrances. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in any of Agrium’s Subsidiaries and Agrium Significant Entities. All of the outstanding shares of capital stock and other ownership interests in Agrium’s Subsidiaries and, to Agrium’s knowledge, Agrium Significant Entities are validly issued, fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights. As of the date hereof, Agrium does not, directly or indirectly, beneficially own any PCS Shares.

(e) No Violation; Absence of Defaults and Conflicts.

(i)	Agrium is not in violation of its constating documents or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which Agrium is a party or to which Agrium, or any of its properties or assets, may be subject or by which Agrium is bound, except for such defaults which would not result in a Material Adverse Effect on Agrium.

(ii)	Neither the execution and delivery of this Agreement by Agrium nor the consummation of the Arrangement contemplated hereby nor compliance by Agrium with any of the provisions hereof will: (A) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of Agrium or cause any indebtedness to come due before its stated maturity or cause any credit to cease to be available, under any of the terms, conditions or provisions of (1) its constating documents or by-laws, or (2) any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which Agrium is a party or to which Agrium, or any of its properties or assets, may be subject or by which Agrium is bound; or (B) subject to compliance with the statutes and regulations referred to below, violate any Laws, judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Agrium or any of its properties or assets (except, in the case of each of clauses (A) and (B) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Encumbrances which, or any consents, approvals or notices which if not given or received, would not have a Material Adverse Effect on Agrium or significantly impede the ability of Agrium to consummate the Arrangement); or (C) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect on Agrium.

(iii)	Other than in connection with or in compliance with the provisions of applicable Canadian Securities Laws, U.S. Securities Laws, the CBCA, the Competition Act, the HSR Act or other similar applicable Laws (including any Laws that regulate competition, antitrust, foreign investment or transportation), the terms of the Interim Order and the Final Order in respect of the Arrangement and the filing of the Agrium Articles of Arrangement, (A) there is no legal impediment to Agrium’s consummation of the Arrangement, and (B) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required of Agrium in connection with the consummation of the Arrangement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a Material Adverse Effect on Agrium or significantly impede the ability of Agrium to consummate the Arrangement.

(f) Litigation. There are no actions, suits, proceedings or investigations by Governmental Entities or other Persons pending or, to the knowledge of Agrium, threatened, affecting or that would reasonably be expected to affect Agrium or affecting or that would reasonably be expected to affect any of its property or assets at Law or equity or before or by any court or Governmental Entity which action, suit, proceeding or investigation involves a possibility of any judgment against or liability of Agrium which, if successful, could reasonably be expected to have a Material Adverse Effect on Agrium or would significantly impede the ability of Agrium to consummate the Arrangement. Agrium is not subject to any outstanding order, writ, injunction or decree that has had or could reasonably be expected to have a Material Adverse Effect on Agrium or would significantly impede the ability of Agrium to consummate the Arrangement.

(g) Reporting Issuer Status. Agrium is a reporting issuer (where such concept exists) in all provinces of Canada and is in material compliance with all applicable Canadian Securities Laws therein. Agrium Shares are registered pursuant to the U.S. Exchange Act and Agrium is in material compliance with all applicable U.S. Securities Laws. Agrium Shares are listed and posted for trading on the Exchanges, and Agrium is in material compliance with the rules of the Exchanges.

(h) Capitalization. The authorized share capital of Agrium consists of an unlimited number of Agrium Shares and an unlimited number of preferred shares. As of the date hereof, there are issued and outstanding 138,175,400 Agrium Shares, and there are no other shares of any class or series outstanding. As of the date hereof, there are 2,160,458 Agrium Shares issuable upon the exercise of Agrium Options. Except as set forth above, and other than Agrium Shares or other securities issuable pursuant to the Agrium Stock Option Plan and the Agrium Shareholder Rights Plan, there are no options, warrants or other rights, shareholder rights plans, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Agrium of any shares of Agrium or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of Agrium. All outstanding Agrium Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights, and all Agrium Shares issuable upon exercise of outstanding Agrium Options in accordance with their respective terms will be duly authorized and validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights. The Agrium Disclosure Letter sets out a complete list, as of the date hereof, of all outstanding Agrium Options, Agrium SARs and Share Rights covering Agrium Shares, the number of Agrium Shares subject to such Agrium Options, Agrium SARs and Share Rights, the grant date, exercise or grant price (as applicable), vesting schedule and expiration date.

(i) No Orders. No order, ruling or determination having the effect of suspending the sale of, or ceasing the trading of, the Agrium Shares or any other securities of Agrium has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted, are pending or, to the knowledge of Agrium, are contemplated or threatened under any applicable Laws or by any other Governmental Entity.

(j) Material Agreements. Agrium has not entered into any material agreements which are required to be filed by Agrium under National Instrument 51-102 – Continuous Disclosure Obligations, except for those agreements which have been so filed by Agrium.

(k) Non-Competition Agreements. Agrium is not a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit the manner or the localities in which all or any material portion of the business of Agrium is, or is reasonably expected to be, conducted.

(l) Filings. Agrium has filed all material documents required to be filed by it with all applicable Governmental Entities and all such documents were, as of their respective dates, in compliance in all material respects with all applicable Laws and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(m) Books and Records. The corporate records and minute books of Agrium have been maintained substantially in accordance with all applicable Laws and are complete and accurate in all material respects.

(n) Reports. Agrium has filed with the Securities Regulators, a true and complete copy of all material forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it (collectively, the “Agrium Disclosure Documents”). The Agrium Disclosure Documents filed since December 31, 2014, as of their respective dates or if amended, as of the date of such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and complied in all material respects with all applicable Laws. Agrium has not filed any material change reports which continue to be confidential.

(o) Financial Statements. The audited consolidated financial statements of Agrium as at December 31, 2015 and December 31, 2014 and for each of the years in the two-year period ended December 31, 2015 and the unaudited financial statements of Agrium as at June 30, 2016 and for the three- and six-month periods ended June 30, 2016 and June 30, 2015 (collectively, the “Agrium Financial Statements”) were prepared in accordance with Canadian GAAP (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Agrium’s independent auditors, or (ii) in the case of unaudited interim statements, to the extent they are subject to normal year-end adjustments), and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of Agrium and its Subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments) and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of Agrium and its Subsidiaries on a consolidated basis. There has been no change in Agrium accounting policies, except as described in the notes to the Agrium Financial Statements, since December 31, 2015.

(p) Internal Controls; Disclosure Controls. Management of Agrium has designed a process of internal control over financial reporting (as such term is defined in NI 52-109 and Rule 13a–15(f) under the U.S. Exchange Act) for Agrium providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP and has otherwise complied with NI 52-109 and Rule 13a-15 under the U.S. Exchange Act. Since December 31, 2015, neither Agrium nor any of its Representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Agrium or its internal accounting controls, including any complaint, allegation, assertion or claim that Agrium has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the board of directors of Agrium.

(q) Absence of Undisclosed Liabilities. Agrium has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent), other than:

(i)	those set forth or adequately provided for in the Agrium Financial Statements;

(ii)	those incurred in the ordinary course of business and not required to be set forth in the Agrium Financial Statements under Canadian GAAP;

(iii)	those incurred in the ordinary course of business since the date of the most recent Agrium Financial Statements and consistent with past practice; and

(iv)	those incurred in connection with the execution of this Agreement.

(r) Tax Returns Filed and Taxes Paid. All material Income Tax Returns required to be filed by or on behalf of Agrium have been duly filed on a timely basis and such Income Tax Returns are true, complete and correct in all material respects. All Income Taxes shown to be payable on the Income Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and, other than Income Taxes being contested in good faith and for which adequate reserves in accordance with Canadian GAAP have been established, no amount of Income Taxes are payable by Agrium with respect to items or periods covered by such Income Tax Returns that would have a Material Adverse Effect on Agrium. Neither Agrium nor any of its Subsidiaries is party to or bound by any material Tax sharing agreement or Tax indemnity obligation in favour of any Person or similar material agreement in favour of any Person with respect to Taxes.

(s) Tax Reserves. Agrium has paid or provided adequate accruals in the Agrium Financial Statements for Income Taxes in conformity with Canadian GAAP, except where the failure to pay or provide accruals for Taxes would not have a Material Adverse Effect on Agrium.

(t) Tax Deficiencies; Audits. No deficiencies exist or have been asserted with respect to Income Taxes of Agrium that would have a Material Adverse Effect on Agrium. Agrium is not a party to any action or proceeding for assessment or collection of Income Taxes, nor, to the knowledge of Agrium, has such an event been asserted or threatened against Agrium or any of its assets that would have a Material Adverse Effect on Agrium.

(u) No Material Adverse Change. Since December 31, 2015 and to the date hereof, there has not been any Material Adverse Change in respect of Agrium.

(v) No “Collateral Benefit”. To the knowledge of Agrium, no related party of Agrium (within the meaning of MI 61-101), together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Agrium Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of MI 61-101) as a consequence of the transactions contemplated by this Agreement.

(w) Conduct of Business. Since December 31, 2015, Agrium has not taken any action that would be in violation of Section 5.1 of this Agreement if such provision had been in effect since that date, other than violations which would not have any Material Adverse Effect on Agrium or would not significantly impede Agrium’s ability to consummate the Arrangement.

(x) Environmental.

(i)	Except as described in the Agrium Disclosure Documents and except as would not, individually or in the aggregate, result in a Material Adverse Effect on Agrium:

(1)	Agrium is not in violation of any Environmental Laws;

(2)	Agrium has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with requirements thereof;

(3)	there are no pending or, to the knowledge of Agrium, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings against Agrium relating to any Hazardous Substances or Environmental Laws; and

(4)	to the knowledge of Agrium, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting Agrium relating to Hazardous Substances or any Environmental Laws.

(ii)	In the ordinary course of its business, Agrium periodically reviews the effect of Environmental Laws on the business operations and properties of Agrium, in the course of which it identifies and evaluates associated costs and liabilities (including any capital or operating expenditures required for clean-up, rehabilitation, reclamation and closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, Agrium has reasonably concluded that such associated costs and liabilities that have not been accounted for would not, singly or in the aggregate, have a Material Adverse Effect on Agrium.

(iii)	Except as described in the Agrium Disclosure Documents and except as would not, individually or in the aggregate, result in a Material Adverse Effect on Agrium, Agrium has:

(1)	posted the full amount of any mine reclamation and rehabilitation financial assurance required by applicable Laws and any permits, authorizations and approvals and does do not anticipate any material increase in the amount of such financial assurance; and

(2)	completed all progressive mine reclamation and rehabilitation required by applicable Laws and any permits, authorizations and approvals;

(y) Title. Except for such of the following as would not have a Material Adverse Effect on Agrium, Agrium:

(i)	has good and sufficient title to its real property interests, including fee simple estate of and in real property, leases, easements, rights of way, permits or licenses from landowners or authorities permitting the use of land by Agrium necessary to permit the operation of its business as presently owned and conducted (collectively, “Agrium Real Property Interests”); and

(ii)	holds its mineral concession, claims, leases, licenses, permits, access rights and other rights and interests necessary to explore for, develop, mine, produce, process or refine, minerals, concentrates or ores for development purposes on its properties (collectively, the “Agrium Mineral Rights”), free and clear of any Encumbrances.

(z) No Defaults under Leases and Agreements.

(i)	Agrium has not received notice of any default under any of the leases and other title and operating documents or any other agreement or instrument pertaining to the Agrium Real Property Interests or the Agrium Mineral Rights to which Agrium is a party or by or to which Agrium or any such assets are bound or subject, except to the extent that such defaults would not in the aggregate have a Material Adverse Effect on Agrium.

(ii)	(1) Agrium is in good standing under all, and is not in default under any, and (2) there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice, would constitute a default under any, leases and other title and operating documents or any other agreements and instruments pertaining to the Agrium Real Property Interests and the Agrium Mineral Rights to which it is a party or by or to which it or such assets are bound or subject and, to the knowledge of Agrium, all such leases, title and operating documents and other agreements and instruments are in good standing and in full force and effect and none of the counterparties to such leases, title and operating documents and other agreements and instruments is in default thereunder except to the extent that such defaults would not, individually or in the aggregate, have a Material Adverse Effect on Agrium.

(aa) Expropriation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Agrium, no properties or assets of Agrium subject to the Agrium Real Property Interests or the Agrium Mineral Rights has been taken or appropriated by any Governmental Entity, nor has any notice or proceeding in respect hereof been given or commenced, nor, to the knowledge of Agrium, is there any intent or proposal to give any such notice or to commence any such proceeding.

(bb) Agrium Mineral Reserves and Resources.

(i)	Agrium’s potash operations in the Vanscoy Potash Operations in Saskatchewan are the only material property of Agrium for the purposes of NI 43-101.

(ii)	The technical report titled “National Instrument 43-101 Technical Report on Vanscoy Potash Operations” dated effective October 31, 2014 complied in all material respects with the requirements of NI 43-101 at the time of filing thereof.

(iii)	The mineral reserves and mineral resources for the Agrium Real Property Interests and the Agrium Mineral Rights were prepared, in all material respects, in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in accordance with applicable Laws, including the requirements of NI 43-101. There has been no reduction in the aggregate amount of estimated mineral resources or mineral reserves of Agrium from the amounts set forth in the Agrium Disclosure Documents, other than as a result of production activities in the ordinary course. All information regarding the Agrium Real Property Interests or the Agrium Mineral Rights, including all drill results, technical reports and studies, that are required to be disclosed at Law, have been disclosed in the Agrium Disclosure Documents on or before the date hereof.

(cc) Royalties, Rentals and Taxes Paid. All rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Agrium, have been: (i) duly paid; (ii) duly performed; or (iii) provided for prior to the date hereof, except to the extent that such non-payment, non-performance or non-provision would not in the aggregate have a Material Adverse Effect on Agrium.

(dd) Licences. Agrium has obtained and is in compliance with all licenses, permits, certificates, consents, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as they are now being or are proposed to be conducted, other than such permissions the absence of which would, individually or in the aggregate, not have a Material Adverse Effect on Agrium.

(ee) Long-Term and Derivative Transactions. Agrium has no material obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, production sales transactions having terms greater than 90 days or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions, except in the ordinary course of business consistent with past practice and as permitted under the Global Exposure Management Policy of Agrium.

(ff) Employee Benefit Plans. Agrium has made available to PCS true, complete and correct copies of each material health, medical, dental, welfare, supplemental unemployment benefit, bonus, profit sharing, option, insurance, incentive, incentive compensation, deferred compensation, share purchase, share-based compensation, disability, pension, retirement or supplemental retirement plan and each other material employee or director compensation or benefit plan, agreement or arrangement for the benefit of directors or former directors of Agrium, consultants or former consultants of Agrium, employees or former employees of Agrium, which are maintained by, contributed to, or binding upon Agrium or in respect of which the Agrium has any actual or potential liability (the “Agrium Employee Plans”), and:

(i)	each Agrium Employee Plan has been maintained and administered in material compliance with its terms and is funded in accordance with applicable Laws;

(ii)	all required employer contributions under any such plans have been made in accordance with the terms thereof;

(iii)	each Agrium Employee Plan that is required or intended to be qualified under applicable Law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to materially adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval;

(iv)	to the knowledge of Agrium, there are no material pending or anticipated claims or proceedings against or otherwise involving any of the Agrium Employee Plans and no material suit, action, proceeding or other litigation (excluding claims for benefits incurred in the ordinary course of Agrium Employee Plan activities) has been brought against or with respect to any Agrium Employee Plan;

(v)	all contributions, reserves or premium payments required to be made to the Agrium Employee Plans have been made or accrued for in the books and records of Agrium in all material respects; and

(vi)	the execution and delivery of this Agreement or the consummation of the transactions contemplated herein will not under any Agrium Employee Plan result in, cause the accelerated vesting of, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, or director of Agrium, or will not limit the right of Agrium to amend, merge, terminate or receive a reversion of assets from any Agrium Employee Plan or related trust.

(gg) Employment Agreements and Collective Agreements.

(i)	Agrium is not a party to, nor is engaged in any negotiations with respect to any employment agreement with any employee or any written or oral agreement, arrangement or understanding, providing for severance, termination or change of control payments to any Agrium employee; provided that, severance or termination payments made to non-officer employees in the ordinary course of business shall not be subject to the foregoing.

(ii)	Agrium is not a party to, nor is engaged in any negotiations with respect to any collective bargaining or union agreement, any actual or threatened application for certification or bargaining rights or letter of understanding, with respect to any current or former Agrium employee. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any Agrium employees by way of certification, interim certification, voluntary recognition, or succession rights of any Agrium employees.

(iii)	To the knowledge of Agrium, there is no labour strike, dispute, lock-out, work slowdown or stoppage pending or involving or, to the knowledge of Agrium, threatened against Agrium. No trade union has applied to have Agrium declared a related successor, or common employer pursuant to the Labour Relations Code (Alberta), the Saskatchewan Employment Act or any similar legislation in any jurisdiction in which Agrium carries on business.

(iv)	Agrium is in material compliance with all terms and conditions of employment and all Laws respecting employment, including pay equity, human rights, privacy, employment standards, worker’s compensation and occupational health and safety, and there are no outstanding actual or threatened claims, complaints, investigations or orders under any such Laws, other than as in the aggregate do not have a Material Adverse Effect on Agrium.

(v)	There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing by Agrium pursuant to any workers’ compensation legislation and Agrium has not been reassessed in any material respect under such legislation and, to the knowledge of Agrium, no audit of Agrium is currently being performed pursuant to any applicable worker’s compensation legislation.

(vi)	There are no material charges pending with respect to Agrium under applicable occupational health and safety legislation (“OHSL”). Agrium has complied in all material respects with the terms and conditions of the OHSL, as well as with any orders issued under OHSL. There are no appeals of any material orders under OHSL currently outstanding.

(hh) Insurance. Policies of insurance are in force naming Agrium (or one of its Subsidiaries) as an insured that Agrium’s Executive Officers believe in good faith adequately cover risks customarily covered by participants in the industries in which Agrium operates. All such policies shall remain in force and effect (subject to taking into account insurance market conditions and offerings and industry practices) and shall not be cancelled or otherwise terminated as a result of the transactions contemplated by this Agreement other than such cancellations as would not individually or in the aggregate have a Material Adverse Effect on Agrium.

(ii) Indebtedness To and By Officers and Directors. Agrium is not indebted to any of the directors or officers or any of their respective associates or affiliates or other parties not at arm’s length to Agrium, except for amounts due as normal compensation or reimbursement of ordinary business expenses, nor is there any indebtedness owing by any such parties to Agrium.

(jj) Compliance with Laws. Agrium has complied with and is not in violation of any applicable Laws other than non-compliance or violations which would, individually or in the aggregate, not have a Material Adverse Effect on Agrium.

(kk) United States Relationships. Agrium is (i) a “foreign private issuer” as defined in Rule 405 under the U.S. Securities Act, and (ii) is not registered or required to register as an investment company under the United States Investment Company Act of 1940, as amended.

(ll) Canadian Status. Agrium is not a non-Canadian within the meaning of the Investment Canada Act.

(mm) Possession of Intellectual Property. Except for such of the following as would not reasonably be expected have a Material Adverse Effect on Agrium, Agrium owns or possesses, or it can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property necessary to carry on the business now operated by it, and Agrium has not received any written notice or claim challenging Agrium respecting the validity of, use of or ownership of the processes and technology, and to the knowledge of Agrium, there are no facts upon which such a challenge could reasonably be made.

(nn) Corrupt Practices Legislation.

(i)	To the knowledge of Agrium, it has not, directly or indirectly, (A) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction or any official of any public international organization or (B) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the rules and regulations promulgated thereunder.

(ii)	During the periods of the Agrium Financial Statements, the operations of Agrium are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”). To the knowledge of Agrium, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Agrium with respect to the Money Laundering Laws is pending or threatened.

(iii)	Neither Agrium nor, to the knowledge of Agrium, any director, officer, agent, employee or affiliate of Agrium has had any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the Government of Canada or any other relevant sanctions authority (collectively, “Sanctions”) imposed upon such Person; and Agrium is not in violation of any of the Sanctions or any Law or executive order relating thereto, or is conducting business with any Person subject to any Sanctions.

SCHEDULE E

REPRESENTATIONS AND WARRANTIES OF PCS

In this Schedule E, unless expressly stated otherwise or the context otherwise requires, any reference to “PCS” denotes a reference to either “each of PCS and its Subsidiaries” or “PCS, together with its Subsidiaries, taken as a whole”, as the context prescribes.

(a) Organization and Qualification. Each of PCS and its Material Subsidiaries is a corporation or partnership, as applicable, duly incorporated or formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or continuance and has the requisite corporate or partnership power and authority to own its properties as now owned and to carry on its business as it is now being conducted. PCS is, and its Material Subsidiaries are, duly registered to do business and each is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on PCS. Copies of the Articles of Continuance of PCS dated May 15, 2002, together with all amendments to date, and the by-laws of PCS have been provided to Agrium and are accurate and complete as of the date hereof and have not been amended or superseded.

(b) Authority Relative this Agreement. PCS has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the participation by PCS in the Arrangement have been duly authorized by PCS’ board of directors and, subject to approval by PCS Shareholders of the PCS Arrangement Resolution at the PCS Meeting as stipulated by the Court in the Interim Order, no other corporate proceedings on the part of PCS are necessary to authorize this Agreement or the Arrangement. This Agreement has been duly executed and delivered by PCS and constitutes a legal, valid and binding obligation of PCS enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c) Material Subsidiaries. PCS has no Material Subsidiaries other than PCS Phosphate Company, Inc., PCS Nitrogen Fertilizer LP, PCS Nitrogen, Inc., PCS Sales (USA), Inc., White Springs Agricultural Chemicals, Inc., and PCS Nitrogen, Inc. None of PCS’ Material Subsidiaries is currently prohibited, directly or indirectly, from paying any dividends to PCS, from making any other distribution on such Material Subsidiary’s capital stock, or from repaying to PCS any loans or advances to such Material Subsidiary from PCS.

(d) Ownership of Subsidiaries and PCS Significant Entities. PCS is, except pursuant to restrictions on transfer contained in constating documents or by-laws, the sole legal and beneficial direct or indirect owner of all (in the case of wholly owned Subsidiaries of PCS) or the portion as disclosed in the PCS Disclosure Documents (in the case of Subsidiaries and PCS Significant Entities which are not wholly owned), of the outstanding shares and other ownership interests of PCS’ Subsidiaries and PCS Significant Entities, with good title thereto free and clear of any and all Encumbrances. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in any of PCS’ Subsidiaries and PCS Significant Entities. All of the outstanding shares of capital stock and other ownership interests in PCS’ Subsidiaries and, to PCS’ knowledge, PCS Significant Entities are validly issued, fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights. As of the date hereof, PCS does not, directly or indirectly, beneficially own any Agrium Shares.

(e) No Violation; Absence of Defaults and Conflicts.

(i)	PCS is not in violation of its constating documents or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which PCS is a party or to which PCS, or any of its properties or assets, may be subject or by which PCS is bound, except for such defaults which would not result in a Material Adverse Effect on PCS.

(ii)	Neither the execution and delivery of this Agreement by PCS nor the consummation of the Arrangement contemplated hereby nor compliance by PCS with any of the provisions hereof will: (A) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of PCS or cause any indebtedness to come due before its stated maturity or cause any credit to cease to be available, under any of the terms, conditions or provisions of (1) its constating documents or by-laws, or (2) any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which PCS is a party or to which PCS, or any of its properties or assets, may be subject or by which PCS is bound; or (B) subject to compliance with the statutes and regulations referred to below, violate any Laws, judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to PCS or any of its properties or assets (except, in the case of each of clauses (A) and (B) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Encumbrances which, or any consents, approvals or notices which if not given or received, would not have a Material Adverse Effect on PCS or significantly impede the ability of PCS to consummate the Arrangement); or (C) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect on PCS.

(iii)	Other than in connection with or in compliance with the provisions of applicable Canadian Securities Laws, U.S. Securities Laws, the CBCA, the Competition Act, the HSR Act or other similar applicable Laws (including any Laws that regulate competition, antitrust, foreign investment or transportation), the terms of the Interim Order and the Final Order in respect of the Arrangement and the filing of the PCS Articles of Arrangement, (A) there is no legal impediment to PCS’ consummation of the Arrangement, and (B) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required of PCS in connection with the consummation of the Arrangement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a Material Adverse Effect on PCS or significantly impede the ability of PCS to consummate the Arrangement.

(f) Litigation. There are no actions, suits, proceedings or investigations by Governmental Entities or other Persons pending or, to the knowledge of PCS, threatened, affecting or that would reasonably be expected to affect PCS or affecting or that would reasonably be expected to affect any of its property or assets at Law or equity or before or by any court or Governmental Entity which action, suit, proceeding or investigation involves a possibility of any judgment against or liability of PCS which, if successful, could reasonably be expected to have a Material Adverse Effect on PCS or would significantly impede the ability of PCS to consummate the Arrangement. PCS is not subject to any outstanding order, writ, injunction or decree that has had or could reasonably be expected to have a Material Adverse Effect on PCS or would significantly impede the ability of PCS to consummate the Arrangement.

(g) Reporting Issuer Status. PCS is a reporting issuer (where such concept exists) in all provinces of Canada and is in material compliance with all applicable Canadian Securities Laws therein. PCS Shares are registered pursuant to the U.S. Exchange Act and PCS is in material compliance with all applicable U.S. Securities Laws. PCS Shares are listed and posted for trading on the Exchanges, and PCS is in material compliance with the rules of the Exchanges.

(h) Capitalization. The authorized share capital of PCS consists of an unlimited number of PCS Shares and an unlimited number of first preferred shares issuable in series. As of the date hereof, there are issued and outstanding 839,643,474 PCS Shares, and there are no other shares of any class or series outstanding. As of the date hereof, there are 19,504,664 PCS Shares issuable upon the exercise of PCS Options and 612,192 PCS Shares issuable upon the settlement of PCS Share Settled PSUs. Except as set forth above, and other than PCS Shares or other securities issuable pursuant to the PCS Incentive Compensation Plans or PCS’ dividend reinvestment plan, there are no options, warrants or other rights, shareholder rights plans, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by PCS of any shares of PCS or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of PCS. All outstanding PCS Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights, and all PCS Shares issuable upon exercise of outstanding PCS Options or the settlement of PCS Share Settled PSUs in accordance with their respective terms will be duly authorized and validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights. Section 4.1(h) of the PCS Disclosure Letter sets out a complete list, as of the date hereof, of all outstanding PCS Options and Share Rights covering PCS Shares, the number of PCS Shares subject to such PCS Options and Share Rights, the grant date, exercise or grant price (as applicable), vesting schedule and expiration date.

(i) No Orders. No order, ruling or determination having the effect of suspending the sale of, or ceasing the trading of, the PCS Shares or any other securities of PCS has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted, are pending or, to the knowledge of PCS, are contemplated or threatened under any applicable Laws or by any other Governmental Entity.

(j) Material Agreements. PCS has not entered into any material agreements which are required to be filed by PCS under National Instrument 51-102 – Continuous Disclosure Obligations, except for those agreements which have been so filed by PCS.

(k) Non-Competition Agreements. PCS is not a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit the manner or the localities in which all or any material portion of the business of PCS is, or is reasonably expected to be, conducted.

(l) Filings. PCS has filed all material documents required to be filed by it with all applicable Governmental Entities and all such documents were, as of their respective dates, in compliance in all material respects with all applicable Laws and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(m) Books and Records. The corporate records and minute books of PCS have been maintained substantially in accordance with all applicable Laws and are complete and accurate in all material respects.

(n) Reports. PCS has filed with the Securities Regulators, a true and complete copy of all material forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it (collectively, the “PCS Disclosure Documents”). The PCS Disclosure Documents filed since December 31, 2014, as of their respective dates or if amended, as of the date of such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and complied in all material respects with all applicable Laws. PCS has not filed any material change reports which continue to be confidential.

(o) Financial Statements. The audited consolidated financial statements of PCS as at December 31, 2015 and December 31, 2014 and for each of the years in the three-year period ended December 31, 2015 and the unaudited financial statements of PCS as at June 30, 2016 and for the three- and six-month periods ended June 30, 2016 and June 30, 2015 (collectively, the “PCS Financial Statements”) were prepared in accordance with Canadian GAAP (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of PCS’ independent auditors, or (ii) in the case of unaudited interim statements, to the extent they are subject to normal year-end adjustments), and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of PCS and its Subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments) and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of PCS and its Subsidiaries on a consolidated basis. There has been no change in PCS accounting policies, except as described in the notes to the PCS Financial Statements, since December 31, 2015.

(p) Internal Controls; Disclosure Controls. Management of PCS has designed a process of internal control over financial reporting (as such term is defined in NI 52-109 and Rule 13a–15(f) under the U.S. Exchange Act) for PCS providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP and has otherwise complied with NI 52-109 and Rule 13a-15 under the U.S. Exchange Act. Since December 31, 2015, neither PCS nor any of its Representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of PCS or its internal accounting controls, including any complaint, allegation, assertion or claim that PCS has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the board of directors of PCS.

(q) Absence of Undisclosed Liabilities. PCS has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent), other than:

(i)	those set forth or adequately provided for in the PCS Financial Statements;

(ii)	those incurred in the ordinary course of business and not required to be set forth in the PCS Financial Statements under Canadian GAAP;

(iii)	those incurred in the ordinary course of business since the date of the most recent PCS Financial Statements and consistent with past practice; and

(iv)	those incurred in connection with the execution of this Agreement.

(r) Tax Returns Filed and Taxes Paid. All material Income Tax Returns required to be filed by or on behalf of PCS have been duly filed on a timely basis and such Income Tax Returns are true, complete and correct in all material respects. All Income Taxes shown to be payable on the Income Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and, other than Income Taxes being contested in good faith and for which adequate reserves in accordance with Canadian GAAP have been established, no amount of Income Taxes are payable by PCS with respect to items or periods covered by such Income Tax Returns that would have a Material Adverse Effect on PCS. Neither PCS nor any of its Subsidiaries is party to or bound by any material Tax sharing agreement or Tax indemnity obligation in favour of any Person or similar material agreement in favour of any Person with respect to Taxes.

(s) Tax Reserves. PCS has paid or provided adequate accruals in the PCS Financial Statements for Income Taxes in conformity with Canadian GAAP, except where the failure to pay or provide accruals for Taxes would not have a Material Adverse Effect on PCS.

(t) Tax Deficiencies; Audits. No deficiencies exist or have been asserted with respect to Income Taxes of PCS that would have a Material Adverse Effect on PCS. PCS is not a party to any action or proceeding for assessment or collection of Income Taxes, nor, to the knowledge of PCS, has such an event been asserted or threatened against PCS or any of its assets that would have a Material Adverse Effect on PCS.

(u) No Material Adverse Change. Since December 31, 2015 and to the date hereof, there has not been any Material Adverse Change in respect of PCS.

(v) No “Collateral Benefit”. To the knowledge of PCS, no related party of PCS (within the meaning of MI 61-101), together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding PCS Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of MI 61-101) as a consequence of the transactions contemplated by this Agreement.

(w) Conduct of Business. Since December 31, 2015, PCS has not taken any action that would be in violation of Section 5.2 of this Agreement if such provision had been in effect since that date, other than violations which would not have any Material Adverse Effect on PCS or would not significantly impede PCS’ ability to consummate the Arrangement.

(x) Environmental.

(i)	Except as described in the PCS Disclosure Documents and except as would not, individually or in the aggregate, result in a Material Adverse Effect on PCS:

(1)	PCS is not in violation of any Environmental Laws;

(2)	PCS has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with requirements thereof;

(3)	there are no pending or, to the knowledge of PCS, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings against PCS relating to any Hazardous Substances or Environmental Laws; and

(4)	to the knowledge of PCS, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting PCS relating to Hazardous Substances or any Environmental Laws.

(ii)	In the ordinary course of its business, PCS periodically reviews the effect of Environmental Laws on the business operations and properties of PCS, in the course of which it identifies and evaluates associated costs and liabilities (including any capital or operating expenditures required for clean-up, rehabilitation, reclamation and closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, PCS has reasonably concluded that such associated costs and liabilities that have not been accounted for would not, singly or in the aggregate, have a Material Adverse Effect on PCS.

(iii)	Except as described in the PCS Disclosure Documents and except as would not, individually or in the aggregate, result in a Material Adverse Effect on PCS, PCS has:

(1)	posted the full amount of any mine reclamation and rehabilitation financial assurance required by applicable Laws and any permits, authorizations and approvals and does do not anticipate any material increase in the amount of such financial assurance; and

(2)	completed all progressive mine reclamation and rehabilitation required by applicable Laws and any permits, authorizations and approvals;

(y) Title. Except for such of the following as would not have a Material Adverse Effect on PCS, PCS:

(i)	has good and sufficient title to its real property interests, including fee simple estate of and in real property, leases, easements, rights of way, permits or licenses from landowners or authorities permitting the use of land by PCS necessary to permit the operation of its business as presently owned and conducted (collectively, “PCS Real Property Interests”); and

(ii)	holds its mineral concession, claims, leases, licenses, permits, access rights and other rights and interests necessary to explore for, develop, mine, produce, process or refine, minerals, concentrates or ores for development purposes on its properties (collectively, the “PCS Mineral Rights”), free and clear of any Encumbrances.

(z) No Defaults under Leases and Agreements.

(i)	PCS has not received notice of any default under any of the leases and other title and operating documents or any other agreement or instrument pertaining to the PCS Real Property Interests or the PCS Mineral Rights to which PCS is a party or by or to which PCS or any such assets are bound or subject, except to the extent that such defaults would not in the aggregate have a Material Adverse Effect on PCS.

(ii)	(1) PCS is in good standing under all, and is not in default under any, and (2) there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice, would constitute a default under any, leases and other title and operating documents or any other agreements and instruments pertaining to the PCS Real Property Interests and the PCS Mineral Rights to which it is a party or by or to which it or such assets are bound or subject and, to the knowledge of PCS, all such leases, title and operating documents and other agreements and instruments are in good standing and in full force and effect and none of the counterparties to such leases, title and operating documents and other agreements and instruments is in default thereunder except to the extent that such defaults would not, individually or in the aggregate, have a Material Adverse Effect on PCS.

(aa) Expropriation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PCS, no properties or assets of PCS subject to the PCS Real Property Interests or the PCS Mineral Rights has been taken or appropriated by any Governmental Entity, nor has any notice or proceeding in respect hereof been given or commenced, nor, to the knowledge of PCS, is there any intent or proposal to give any such notice or to commence any such proceeding.

(bb) PCS Mineral Reserves and Resources.

(i)	PCS’ operations in the Allan Potash Deposit in Saskatchewan, Canada, the Cory Potash Deposit in Saskatchewan, Canada, the Lanigan Potash Mine in Saskatchewan, Canada, the Rocanville Potash Deposit in Saskatchewan, Canada, the White Springs Operations in Hamilton County, Florida, USA and the Aurora Operations in Beaufort County, North Carolina, USA are the only material properties of PCS for the purposes of NI 43-101.

(ii)	Each of the technical reports entitled: National Instrument 43-101 Technical Report on Allan Potash Deposit (KL-112R), Saskatchewan, Canada dated February 26, 2013; National Instrument 43-101 Technical Report on Cory Potash Deposit (KL-103R), Saskatchewan, Canada dated February 26, 2010; National Instrument 43-101 Technical Report on Lanigan Potash Deposit (KLSA 001B), Saskatchewan, Canada dated February 25, 2015; National Instrument 43-101 Technical Report on Rocanville Potash Deposit (KLSA-002), Saskatchewan, Canada dated February 25, 2011; White Springs Operations 2010 Resource and Reserve Update Technical Report for White Springs Agricultural Chemicals, Inc. dated February 26, 2010; Aurora Operations 2010 Resource and Reserve Update Technical Report dated February 26, 2010, complied in all material respects with the requirements of NI 43-101 at the respective time of filing thereof.

(iii)	The mineral reserves and mineral resources for the PCS Real Property Interests and the PCS Mineral Rights were prepared, in all material respects, in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in accordance with applicable Laws, including the requirements of NI 43-101. There has been no reduction in the aggregate amount of estimated mineral resources or mineral reserves of PCS from the amounts set forth in the PCS Disclosure Documents, other than as a result of production activities in the ordinary course. All information regarding the PCS Real Property Interests or the PCS Mineral Rights, including all drill results, technical reports and studies, that are required to be disclosed at Law, have been disclosed in the PCS Disclosure Documents on or before the date hereof.

(cc) Royalties, Rentals and Taxes Paid. All rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of PCS, have been: (i) duly paid; (ii) duly performed; or (iii) provided for prior to the date hereof, except to the extent that such non-payment, non-performance or non-provision would not in the aggregate have a Material Adverse Effect on PCS.

(dd) Licences. PCS has obtained and is in compliance with all licenses, permits, certificates, consents, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as they are now being or are proposed to be conducted, other than such permissions the absence of which would, individually or in the aggregate, not have a Material Adverse Effect on PCS.

(ee) Long-Term and Derivative Transactions. PCS has no material obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, production sales transactions having terms greater than 90 days or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions, except in the ordinary course of business consistent with past practice and as permitted under PCS Hedging Policies.

(ff) Employee Benefit Plans. PCS has made available to Agrium true, complete and correct copies of each material health, medical, dental, welfare, supplemental unemployment benefit, bonus, profit sharing, option, insurance, incentive, incentive compensation, deferred compensation, share purchase, share-based compensation, disability, pension, retirement or supplemental retirement plan and each other material employee or director compensation or benefit plan, agreement or arrangement for the benefit of directors or former directors of PCS, consultants or former consultants of PCS, employees or former employees of PCS, which are maintained by, contributed to, or binding upon PCS or in respect of which the PCS has any actual or potential liability (the “PCS Employee Plans”), and:

(i)	each PCS Employee Plan has been maintained and administered in material compliance with its terms and is funded in accordance with applicable Laws;

(ii)	all required employer contributions under any such plans have been made in accordance with the terms thereof;

(iii)	each PCS Employee Plan that is required or intended to be qualified under applicable Law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to materially adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval;

(iv)	to the knowledge of PCS, there are no material pending or anticipated claims or proceedings against or otherwise involving any of the PCS Employee Plans and no material suit, action, proceeding or other litigation (excluding claims for benefits incurred in the ordinary course of PCS Employee Plan activities) has been brought against or with respect to any PCS Employee Plan;

(v)	all contributions, reserves or premium payments required to be made to the PCS Employee Plans have been made or accrued for in the books and records of PCS in all material respects; and

(vi)	the execution and delivery of this Agreement or the consummation of the transactions contemplated herein will not under any PCS Employee Plan result in, cause the accelerated vesting of, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, or director of PCS, or will not limit the right of PCS to amend, merge, terminate or receive a reversion of assets from any PCS Employee Plan or related trust.

(gg) Employment Agreements and Collective Agreements.

(i)	PCS is not a party to, nor is engaged in any negotiations with respect to any employment agreement with any employee or any written or oral agreement, arrangement or understanding, providing for severance, termination or change of control payments to any PCS employee; provided that, severance or termination payments made to non-officer employees in the ordinary course of business shall not be subject to the foregoing.

(ii)	PCS is not a party to, nor is engaged in any negotiations with respect to any collective bargaining or union agreement, any actual or threatened application for certification or bargaining rights or letter of understanding, with respect to any current or former PCS employee. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any PCS employees by way of certification, interim certification, voluntary recognition, or succession rights of any PCS employees.

(iii)	To the knowledge of PCS, there is no labour strike, dispute, lock-out, work slowdown or stoppage pending or involving or, to the knowledge of PCS, threatened against PCS. No trade union has applied to have PCS declared a related successor, or common employer pursuant to the Labour Relations Code (Alberta), the Saskatchewan Employment Act or any similar legislation in any jurisdiction in which PCS carries on business.

(iv)	PCS is in material compliance with all terms and conditions of employment and all Laws respecting employment, including pay equity, human rights, privacy, employment standards, worker’s compensation and occupational health and safety, and there are no outstanding actual or threatened claims, complaints, investigations or orders under any such Laws, other than as in the aggregate do not have a Material Adverse Effect on PCS.

(v)	There are no material outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing by PCS pursuant to any workers’ compensation legislation and PCS has not been reassessed in any material respect under such legislation and, to the knowledge of PCS, no audit of PCS is currently being performed pursuant to any applicable worker’s compensation legislation.

(vi)	There are no material charges pending with respect to PCS under applicable OHSL. PCS has complied in all material respects with the terms and conditions of the OHSL, as well as with any orders issued under OHSL. There are no appeals of any material orders under OHSL currently outstanding.

(hh) Insurance. Policies of insurance are in force naming PCS (or one of its Subsidiaries) as an insured that PCS’ Executive Officers believe in good faith adequately cover risks customarily covered by participants in the industries in which PCS operates. All such policies shall remain in force and effect (subject to taking into account insurance market conditions and offerings and industry practices) and shall not be cancelled or otherwise terminated as a result of the transactions contemplated by this Agreement other than such cancellations as would not individually or in the aggregate have a Material Adverse Effect on PCS.

(ii) Indebtedness To and By Officers and Directors. PCS is not indebted to any of the directors or officers or any of their respective associates or affiliates or other parties not at arm’s length to PCS, except for amounts due as normal compensation or reimbursement of ordinary business expenses, nor is there any indebtedness owing by any such parties to PCS.

(jj) Compliance with Laws. PCS has complied with and is not in violation of any applicable Laws other than non-compliance or violations which would, individually or in the aggregate, not have a Material Adverse Effect on PCS.

(kk) United States Relationships. PCS is (i) a “foreign private issuer” as defined in Rule 405 under the U.S. Securities Act, and (ii) is not registered or required to register as an investment company under the United States Investment Company Act of 1940, as amended.

(ll) Canadian Status. PCS is not a non-Canadian within the meaning of the Investment Canada Act.

(mm) Possession of Intellectual Property. Except for such of the following as would not reasonably be expected have a Material Adverse Effect on PCS, PCS owns or possesses, or it can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property necessary to carry on the business now operated by it, and PCS has not received any written notice or claim challenging PCS respecting the validity of, use of or ownership of the processes and technology, and to the knowledge of PCS, there are no facts upon which such a challenge could reasonably be made.

(nn) Corrupt Practices Legislation.

(i)	To the knowledge of PCS, it has not, directly or indirectly, (A) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction or any official of any public international organization or (B) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the rules and regulations promulgated thereunder.

(ii)	During the periods of the PCS Financial Statements, the operations of PCS are and have been conducted at all times in compliance with applicable Money Laundering Laws. To the knowledge of PCS, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving PCS with respect to the Money Laundering Laws is pending or threatened.

(iii)	Neither PCS nor, to the knowledge of PCS, any director, officer, agent, employee or affiliate of PCS has had any Sanctions imposed upon such Person; and PCS is not in violation of any of the Sanctions or any Law or executive order relating thereto, or is conducting business with any Person subject to any Sanctions.

SCHEDULE F

KEY REGULATORY APPROVALS

Canada

One of the following shall have occurred: (a) the receipt of an advance ruling certificate under subsection 102(1) of the Competition Act in respect of the Arrangement; or (b) the applicable waiting period under subsection 123(1) of the Competition Act, and any extension thereof, shall have expired or shall have been terminated under subsection 123(2) of the Competition Act, or the obligation to submit a notification under Part IX of the Competition Act shall have been waived pursuant to paragraph 113(c) of the Competition Act in respect of the Arrangement; or (c) the Commissioner shall have advised the Parties in writing that the Commissioner does not at that time intend to make an application under section 92 of the Competition Act in respect of the Arrangement and such advice shall remain in full force and effect; provided that, if an application has been filed by the Commissioner with the Competition Tribunal in respect of the Arrangement, the Competition Tribunal shall not have issued an order prohibiting the consummation of the Arrangement or requiring any Remedy as described in Section 5.3(c)(A) of this Agreement, or such application shall have been withdrawn, dismissed or concluded successfully without any order prohibiting the consummation of the Arrangement or requiring any Remedy as described in Section 5.3(c)(A) of this Agreement.

United States

The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated and no litigation in federal court shall have been commenced under United States antitrust laws by a Governmental Entity challenging the consummation of the Arrangement and, if commenced, the federal court shall have determined not to prohibit the consummation of the Arrangement or to require any Remedy as described in Section 5.3(c)(A) of this Agreement, or such challenge shall have been withdrawn, dismissed or concluded successfully without any order prohibiting the consummation of the Arrangement or requiring any Remedy as described in Section 5.3(c)(A) of this Agreement.

Others Jurisdictions

All consents of any Governmental Entity in the jurisdictions set forth below shall have been obtained (it being understood that any consent shall be deemed obtained if the relevant merger control authority (i) has declared that it does not have jurisdiction, or has determined not to exercise its jurisdiction, to review the Arrangement, (ii) has cleared the Arrangement or (iii) may no longer prohibit the Arrangement due to the expiry of all relevant time periods) and shall be in full force and effect at the Effective Time and any applicable waiting period with respect thereto shall have expired or been terminated, as the case may be, and no litigation by a Governmental Entity shall have been commenced under the applicable jurisdiction’s merger control Laws challenging the consummation of the Arrangement and, if commenced, the applicable court or decision maker shall have determined to either permit or not prohibit the consummation of the Arrangement without requiring any Remedy as described in Section 5.3(c)(A) of this Agreement or such challenge shall have been withdrawn or dismissed:

•	China

•	Brazil

•	India

SCHEDULE G

NEW PARENT GOVERNANCE MATTERS

New Parent Offices

Registered head office in Saskatoon, Saskatchewan with corporate operating centres in Calgary, Alberta and Saskatoon, Saskatchewan.

New Parent Management

The following individuals will be appointed Executive Chair and Chief Executive Officer of New Parent from the Effective Date, as indicated:

Executive Chair:	Jochen Tilk
Chief Executive Officer:	Charles (Chuck) V. Magro

New Parent Board

From the Effective Date, the New Parent Board shall be composed of 16 members, initially half being nominees of PCS (including the Executive Chair) and half being nominees of Agrium (including the Chief Executive Officer and the Lead Independent Director).

The Lead Independent Director shall ensure that the New Parent Board functions effectively and independently of management of New Parent and other non-independent directors and shall support the Executive Chair in setting a forward-looking board agenda focused on strategic matters, taking into account the issues and concerns of all board members.

Position Descriptions

Executive Chair

The Executive Chair shall lead the New Parent Board in the ethical stewardship of New Parent and its business. The New Parent Board shall establish the overall policies of New Parent, set New Parent’s strategic direction, and oversee management and the affairs of New Parent.

The Executive Chair shall have executive responsibility for New Parent’s strategy function, and joint accountability with the CEO for attaining synergies and for integrating Agrium and PCS employee teams and operations. In respect of these functions the Executive Chair shall work collaboratively with the Chief Executive Officer. Corporate executives and employee groups responsible for strategy and integration shall report to the Executive Chair.

The Executive Chair shall be considered an executive officer of New Parent reporting to the New Parent Board, shall maintain an office in a location where New Parent regularly conducts its business, and shall be supported by sufficient staff to effectively discharge the above described functions.

In consultation with the Lead Independent Director, the Executive Chair is responsible for setting a forward-looking board agenda focused on strategic matters, taking into account the issues and concerns of all board members.

Chief Executive Officer

The Chief Executive Officer shall report to the New Parent Board.

The Chief Executive Officer shall have accountability for the business of New Parent, including the financial affairs, ongoing operation, and performance of New Parent. Corporate executives and employee groups responsible for these functions shall report to the Chief Executive Officer.

The Chief Executive Officer shall work collaboratively with the Executive Chair and have joint accountability with the Executive Chair for attaining synergies and integrating Agrium and PCS employee teams and operations.

The Chief Executive Officer shall be responsible for all outward facing representation of New Parent, including with respect to investor relations and media matters.

Other Executive Management

There shall be equal representation by PCS and Agrium in the executive team. Positions shall be filled on a “most qualified” basis.

G - 2

SCHEDULE H

NEW PARENT CONSTATING DOCUMENTS

New Parent Share Terms

COMMON SHARES

The rights, privileges, restrictions and conditions attaching to the common shares are as follows:

The holders of the common shares shall be entitled:

(a)	to vote at all meetings of shareholders of the Corporation, except meetings at which only holders of a specified class or series of shares are entitled to vote as provided in the Canada Business Corporations Act. The holders of common shares are entitled to one vote for each one common share held on all polls taken at such meetings;

(b)	to receive, subject to the rights of the holders of another class of shares, any dividend declared by the directors of the Corporation from time to time, in their absolute discretion, in accordance with applicable law; and

(c)	to receive, subject to the rights of the holders of another class or series of shares, the remaining property of the Corporation on the liquidation, dissolution or winding up of the Corporation or any other distribution of assets of the Corporation for the purposes of winding up its affairs, whether voluntary or involuntary.

PREFERRED SHARES

The rights, privileges, restrictions and conditions attaching to the preferred shares are as follows:

One or More Series. The preferred shares may at any time and from time to time be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be fixed by the board.

Terms of Each Series. Subject to the Canada Business Corporations Act, the directors may fix, before the issue thereof, the designation, rights, privileges, restrictions and conditions attaching to each series of the preferred shares, including, without limitation:

(a)	any voting rights;

(b)	any right to receive dividends, including the rate, amount or kind of dividends (which may be cumulative or non-cumulative and variable or fixed), the currency or currencies or kind of payment, the means of determining such dividends, the date or dates and place or places of payment thereof and the date or dates from which such dividends are to accrue;

(c)	any right to receive notice of or to attend or to vote at any meeting of shareholders of the Corporation;

(d)	if redeemable, retractable or purchasable, the redemption, retraction or purchase prices or the method of calculation thereof and terms and conditions of redemption, retraction or purchase, with or without provision for purchase or similar funds;

(e)	any conversion, exchange or reclassification rights; and

(f)	any other terms not inconsistent with these articles,

all as set forth in the articles of amendment relating to such series.

Ranking of Preferred Shares. The preferred shares of each series shall, with respect to the payment of dividends and the distribution of property in the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of assets of the Corporation for the purposes of winding up its affairs, whether voluntary or involuntary, rank on a parity with the preferred shares of every other series. The preferred shares shall be entitled to preference over the common shares of the Corporation and any other shares of the Corporation ranking junior to the preferred shares with respect to the payment of dividends and the distribution of property in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and may also be given such other preferences over the common shares of the Corporation and any other shares of the Corporation ranking junior to the preferred shares as may be determined by the directors.

Dividends. When any cumulative dividends (whether or not declared) or declared non-payable dividends or amounts payable on a return of capital are not paid in full, the preferred shares of all series shall participate rateably with respect to such dividends including accumulations, if any, in accordance with the amounts that would be payable on the preferred shares if all such dividends were declared and paid, in full, and on any return of capital in accordance with the sums which would be payable on such return of capital if all sums so payable were paid in full.

Right to Vote. The holders of preferred shares shall not be entitled (except as specifically provided in the rights, privileges, restrictions and conditions attaching to any series of preferred shares and except as provided in the Canada Business Corporations Act) to receive notice of or attend any meeting of the shareholders of the Corporation or to vote at any such meeting for any purpose, but shall be entitled to have mailed to them copies of the financial statements and auditors’ report thereon submitted to annual meetings of shareholders.

Other Provisions in Articles

The directors of the Corporation may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed shall not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

H - 2

FINAL FORM

BY-LAW NO. 1

A by-law relating generally to the

transaction of the business and

affairs of

[Insert name of New Parent]

Contents

One	-	Interpretation

Two	-	Business of the Corporation

Three	-	Borrowing and Security

Four	-	Directors

Five	-	Committees

Six	-	Officers

Seven	-	Protection of Directors, Officers and Others

Eight	-	Shares

Nine	-	Dividends and Rights

Ten	-	Meetings and Shareholders

Eleven	-	Notices

Twelve	-	Effective Date

BE IT ENACTED as a by-law of the Corporation as follows:

TABLE OF CONTENTS

SECTION ONE INTERPRETATION

1.01	Definitions
1.02	Construction

SECTION TWO BUSINESS OF THE CORPORATION

2.01	Registered Office
2.02	Corporate Seal
2.03	Financial Year
2.04	Execution of Instruments
2.05	Banking Arrangements
2.06	Voting Rights in Other Bodies Corporate

SECTION THREE BORROWING AND SECURITY

3.01	Borrowing Power
3.02	Delegation

SECTION FOUR DIRECTORS

4.01	Number of Directors
4.02	Qualification
4.03	Election and Term
4.04	Chair of the Board
4.05	Lead Independent Director.
4.06	Vacation of Office.
4.07	Advance Notice of Nominations of Directors
4.08	Appointment of Additional Directors
4.09	Action by the Board
4.10	Canadian Directors Present at Meetings
4.11	Meeting by Telephone and other Electronic Means
4.12	Signed Resolutions
4.13	Place of Meetings
4.14	Calling of Meetings
4.15	Notice of Meeting
4.16	First Meeting of New Board
4.17	Adjourned Meeting
4.18	Regular Meetings
4.19	Chair of Board Meetings
4.20	Quorum
4.21	Votes to Govern
4.22	Remuneration and Expenses

SECTION FIVE COMMITTEES

5.01	Committees of the Board
5.02	Transaction of Business
5.03	Audit Committee
5.04	Advisory Bodies
5.05	Procedure

SECTION SIX OFFICERS

6.01	Appointment
6.02	Executive Chairman.
6.03	Chief Executive Officer
6.04	Secretary
6.05	Agents and Attorneys

SECTION SEVEN PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

7.01	Limitation of Liability
7.02	Indemnity
7.03	Advance of Costs
7.04	Additional Circumstances
7.05	Insurance
7.06	Approval of Contracts

SECTION EIGHT SHARES

8.01	Allotment of Shares
8.02	Commissions
8.03	Registration of Transfers
8.04	Non-recognition of Trusts
8.05	Share Certificates
8.06	Replacement of Share Certificates
8.07	Joint Shareholders
8.08	Deceased Shareholders
8.09	Transfer Agents and Registrars

SECTION NINE DIVIDENDS

9.01	Dividends
9.02	Dividend Cheques
9.03	Record Date
9.04	Dividend Disbursing Agent

SECTION TEN MEETINGS OF SHAREHOLDERS

10.01	Annual Meetings
10.02	Special Meetings
10.03	Place of Meetings
10.04	Participation in Meeting by Electronic Means
10.05	Meeting held by Electronic Means
10.06	Notice of Meetings
10.07	List of Shareholders Entitled to Notice
10.08	Record Date for Notice
10.09	Chair, Secretary and Scrutineers
10.10	Persons Entitled to be Present
10.11	Quorum
10.12	Time for Deposit of Proxies
10.13	Joint Shareholders
10.14	Votes to Govern
10.15	Show of Hands
10.16	Ballots
10.17	Adjournment

SECTION ELEVEN NOTICES

11.01	Method of Giving Notices
11.02	Notice to Joint Shareholders
11.03	Computation of Time
11.04	Undelivered Notices
11.05	Omissions and Errors
11.06	Persons Entitled by Death or Operation of Law
11.07	Waiver of Notice
11.08	Interpretation
11.09	Electronic Documents

SECTION TWELVE EFFECTIVE DATE

12.01	Effective Date

SECTION ONE

INTERPRETATION

1.01 Definitions. - In the by-laws of the Corporation, unless the context otherwise requires:

“Act” means the Canada Business Corporations Act, or any statute that may be substituted therefor, and the regulations to the Act, as from time to time amended;

“appoint” includes “elect” and vice versa;

“articles” means the articles attached to the certificate of incorporation of the Corporation, as from time to time amended or restated;

“board” means the board of directors of the Corporation and a “director” means a member of the board;

“by-laws” means this by-law and all other by-laws of the Corporation from time to time in force and effect;

“Corporation” means the corporation incorporated under the Act by the said certificate to which the articles are attached, and named “[Insert name of New Parent]”;

“including” means including, without limitation;

“meeting of shareholders” includes an annual meeting of shareholders and a special meeting of shareholders; and “special meeting of shareholders” includes a meeting of any class or classes of shareholders and a special meeting of all shareholders entitled to vote at an annual meeting of shareholders;

“prescribed” means prescribed in accordance with the Act; and

“recorded address” has the meaning set forth in section 11.08.

1.02 Construction. - Save as aforesaid, words and expressions defined in the Act, including “distributing corporation”, “electronic document” and “resident Canadian”, have the same meanings when used herein. Words importing the singular number include the plural and vice versa; and words importing a person include an individual, partnership, association, body corporate, trustee, executor, administrator or other legal representative. The headings used are inserted for reference purposes only and are not to be considered or taken into account in construing the terms or provisions thereof or to be deemed in any way to clarify, modify or explain the effect of any such terms or provisions.

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SECTION TWO

BUSINESS OF THE CORPORATION

2.01 Registered Office. - The registered office of the Corporation shall be in the province in Canada from time to time specified in the articles, and at such location therein initially as is specified in the notice thereof filed with the articles and thereafter as the board may from time to time determine.

2.02 Corporate Seal. - The Corporation may, but need not, adopt a corporate seal and if one is adopted it shall be in a form approved from time to time by the board.

2.03 Financial Year. - Until changed by the board, the financial year of the Corporation shall end on the last day of December in each year.

2.04 Execution of Instruments. - Deeds, transfers, assignments, contracts, obligations, certificates and other instruments may be signed either manually or by electronic means on behalf of the Corporation by such directors and officers of the Corporation as are authorized by the board from time to time. The board may, by resolution, establish certain protocols and authorities for the signing of deeds, transfers, assignments, contracts, obligations, certificates and other instruments on behalf of the Corporation. Any signing officer may affix the corporate seal to any instrument requiring the same.

2.05 Banking Arrangements. - The banking business of the Corporation, including the borrowing of money and the giving of security therefor, shall be transacted with such banks, trust companies or other bodies corporate or organizations as may from time to time be designated by or under the authority of the board. Such banking business or any part thereof shall be transacted under such agreements, instructions and delegations of powers as the board may from time to time prescribe.

2.06 Voting Rights in Other Bodies Corporate. - The signing officers of the Corporation under section 2.04 may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments shall be in favour of such persons as may be determined by the officers executing or arranging for the same. In addition, the board may from time to time direct the manner in which and the persons by whom any particular voting rights or class of voting rights may or shall be exercised.

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SECTION THREE

BORROWING AND SECURITY

3.01 Borrowing Power. - Without limiting the borrowing powers of the Corporation as set forth in the Act, but subject to the articles, the board may from time to time on behalf of the Corporation, without authorization of the shareholders:

(a)	borrow money upon the credit of the Corporation;

(b)	issue, reissue, sell, pledge or hypothecate debt obligations of the Corporation, including bonds, debentures, notes or other evidences of indebtedness or guarantees of the Corporation, whether secured or unsecured;

(c)	subject to the provisions of the Act, give a guarantee on behalf of the Corporation to secure performance of any present or future indebtedness, liability or obligation of any person; and

(d)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, property of the Corporation, including book debts, rights, powers, franchises and undertakings, to secure the payment of any debt or performance of any other obligation of the Corporation.

Nothing in this section 3.01 limits or restricts the borrowing of money by the Corporation on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Corporation.

3.02 Delegation. - Unless the articles of the Corporation otherwise provide, the board may from time to time delegate to a director, a committee of the board, or an officer of the Corporation any or all of the powers conferred on the board by section 3.01 to such extent and in such manner as the board may determine at the time of such delegation.

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SECTION FOUR

DIRECTORS

4.01 Number of Directors. - Until changed in accordance with the Act, the board shall consist of not fewer than the minimum number and not more than the maximum number of directors provided in the articles.

4.02 Qualification. - No person shall be qualified for election as a director if such person is less than 18 years of age, is of unsound mind and has been so found by a court in Canada or elsewhere, is not an individual, or has the status of a bankrupt. A director need not be a shareholder. Subject to the Act, but only if the Act requires, at least 25 percent of the directors shall be resident Canadians, or if the number of directors is fewer than four, at least one director shall be a resident Canadian. At least such number of directors as may be specified by the Act, other applicable law or stock exchange requirements shall not be officers or employees of the Corporation or any of its affiliates.

4.03 Election and Term. - The election of directors shall take place at each annual meeting of shareholders and all the directors then in office shall retire but, if qualified, shall be eligible for re-election. The number of directors to be elected at any such meeting shall be the number of directors then in office unless the directors otherwise determine. Where the shareholders adopt an amendment to the articles to increase the number or maximum number of directors, the shareholders may, at the meeting at which they adopt the amendment, elect the additional number of directors authorized by the amendment. The election shall be by resolution. If an election of directors is not held at the proper time, the incumbent directors shall continue in office until their successors are elected.

4.04 Chair of the Board. - Subject to Section 6.02, the board shall from time to time appoint a chair of the board who shall be a director. If the chair of the board is also an executive officer (including executive chairman or chief executive officer), the board shall also appoint a lead independent director independent of management. The board may, in accordance with this by-law and subject to the Act, assign to the chair such powers and duties as the board may specify.

4.05 Lead Independent Director. If required by Section 4.04, the board may also, from time to time, appoint a lead independent director who shall be a director and, subject to the authority of the board, shall have such powers and duties as the board may specify.

4.06 Vacation of Office. - A director ceases to hold office on death, on removal from office by the shareholders, on ceasing to be qualified for election as a director, on receipt of a written resignation by the Corporation, or, if a time is specified in such resignation, at the time so specified, whichever is later. Subject to the Act, a quorum of the board may appoint a qualified individual to fill a vacancy in the board.

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4.07 Advance Notice of Nominations of Directors. -

(a)	Nomination Procedures - Subject only to the Act, Applicable Securities Law and the articles of the Corporation, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the board may only be made at an annual meeting of shareholders, or at any special meeting of shareholders if the election of directors is a matter specified in the notice of meeting,

(i)	by or at the direction of the board, including pursuant to a notice of meeting;

(ii)	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of a shareholders meeting by one or more of the shareholders made in accordance with the provisions of the Act; or

(iii)	by any person (a “Nominating Shareholder”) who (A) at the close of business on the date of the giving of the notice provided for in this section 4.07 and on the record date for notice of such meeting, is either entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Corporation, and (B) complies with the notice procedures set forth below in this section 4.07.

(b)	Timely notice - In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the secretary of the Corporation in accordance with this section 4.07.

(c)	Manner of timely notice - To be timely, a Nominating Shareholder’s notice must be given:

(i)	in the case of an annual meeting (including an annual and special meeting) of shareholders, not less than thirty (30) days prior to the date of the meeting; provided, however, that in the event that the meeting is to be held on a date that is less than fifty (50) days after the date (the “Notice Date”) that is the earlier of (X) the date that a notice of meeting is filed for such meeting and (Y) the date on which the first public announcement of the date of the meeting was made, notice by the Nominating Shareholder shall be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(ii)	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not also called for other purposes), not later than the close of business on the fifteenth (15th) day following the Notice Date.

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(d)	Proper form of notice - To be in proper written form, a Nominating Shareholder’s notice must set forth:

(i)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director (a “Proposed Nominee”), (A) the name, age, business address and residential address of the Proposed Nominee; (B) the principal occupation or employment of the Proposed Nominee, both present and for the past five years preceding the notice; (C) whether the Proposed Nominee is a resident Canadian within the meaning of the Act; (D) whether the Proposed Nominee is a citizen and/or resident of the United States; (E) the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Proposed Nominee, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; (F) a description of any relationship, agreement, arrangement or understanding (including financial, compensation or indemnity related or otherwise) between the Proposed Nominee and the Nominating Shareholder, or any affiliates or associates of, or any person or entity acting jointly or in concert with, the Proposed Nominee or the Nominating Shareholder, in connection with the Proposed Nominee’s nomination and election as a director; and (G) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act or any Applicable Securities Laws; and

(ii)

as to each Nominating Shareholder, (A) their name, business or occupation and residential address; (B) the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Nominating Shareholder or any other person with whom the Nominating Shareholder is acting jointly or in concert with respect to the Corporation or any of its securities, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; (C) their interests in, or rights or obligations associated with, any agreements, arrangements or understandings, the purpose or effect of which is to alter, directly or indirectly, the person’s economic interest in a security of the Corporation or the person’s economic interest in a security of the Corporation or the person’s economic exposure to the Corporation; (D) full particulars regarding any proxy, contract, relationship, agreement, arrangement or understanding (including financial, compensation or indemnity related or otherwise) pursuant to which such Nominating Shareholder, or any of its affiliates or associates or any person acting jointly or in concert with such Nominating Shareholder, has any interests, rights or obligations relating to the voting of any securities of the Corporation or the nomination or election of directors to the board; (E) full particulars of any direct or indirect interest of the Nominating Shareholder in any contract with the Corporation or with any of the Corporation’s affiliates; (F) whether the Nominating Shareholder is party to any existing or proposed relationship, agreement, arrangement or understanding with any competitor of the Corporation or any other third party which may give rise to a real or perceived conflict of interest between the interests of the

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Corporation and the interests of the Nominating Shareholder; (G) whether the Nominating Shareholder intends to deliver a proxy circular and/or form of proxy to any shareholder of the Corporation in connection with such nomination or otherwise solicit proxies or votes from shareholders of the Corporation in support of such nomination; and (H) any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act or any Applicable Securities Laws.

References to “Nominating Shareholder” in this section 4.07(d) shall be deemed to refer to each shareholder that nominates a person for election as a director in the case of a nomination proposal where more than one shareholder is involved in making such nomination proposal.

(e)	Notice to be updated - In addition, to be considered timely and in proper written form, a Nominating Shareholder’s notice shall be promptly updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting.

(f)	Power of the chair - The chair of any meeting of shareholders of the Corporation shall have the power and duty to determine whether a nomination was made in accordance with the procedures of this section 4.07 and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

(g)	Delivery of notice - Notwithstanding any other provision of this by-law, notice given to the secretary of the Corporation pursuant to this section 4.07 may only be given by personal delivery, facsimile transmission or e-mail (provided that the secretary of the Corporation has stipulated an e-mail address for purposes of notice under this section 4.07), and shall be deemed to have been given and made only at the time it is served by personal delivery, e-mail (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of the confirmation of such transmission has been received) to the secretary of the Corporation at the address of the registered office of the Corporation; provided that if such delivery or electronic communication is made on a day which is not a business day or later than 5:00 p.m. (Mountain time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

(h)	Increase in number of directors to be elected - Notwithstanding any provisions in this section 4.07 to the contrary, in the event that the number of directors to be elected at a meeting is increased effective after the time period for which the Nominating Shareholder’s notice would otherwise be due under this section 4.07, a notice with respect to nominees for the additional directorships required by this section 4.07 shall be considered timely if it shall be given not later than the close of business on the tenth (10th) day following the day on which the first public announcement of such increase was made by the Corporation.

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(i)	Board Discretion - Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this section 4.07.

(j)	Definitions - For purposes of this section 4.07,

“affiliate”, when used to indicate a relationship with a specific person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person;

“Applicable Securities Laws” means the applicable securities legislation of each relevant province of Canada, as amended from time to time, the written rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of each province and territory of Canada;

“associate”, when used to indicate a relationship with a specified person, shall mean (i) any body corporate or trust of which such person beneficially owns, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities of such body corporate or trust for the time being outstanding, (ii) any partner of that person, (iii) any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, (iv) a spouse of such specified person, (v) any person of either sex with whom such specified person is living in conjugal relationship outside marriage or (vi) any relative of such specified person or of a person mentioned in clauses (iv) or (v) of this definition if that relative has the same residence as the specified person;

“beneficially owns” or “beneficially owned” means, in connection with the ownership of shares in the capital of the Corporation by a person, (i) any such shares as to which such person or any of such person’s affiliates or associates owns at law or in equity, or has the right to acquire or become the owner at law or in equity, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, upon the exercise of any conversion right, exchange right or purchase right attaching to any securities, or pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (ii) any such shares as to which such person or any of such person’s affiliates or associates has the right to vote, or the right to direct the voting, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (iii) any such shares which are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s affiliates or associates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such person or any of such person’s affiliates or associates is a Receiving Party; provided, however that the

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number of shares that a person beneficially owns pursuant to this clause (iii) in connection with a particular Derivatives Contract shall not exceed the number of Notional Securities with respect to such Derivatives Contract; provided, further, that the number of securities owned beneficially by each Counterparty (including their respective affiliates and associates) under a Derivatives Contract shall for purposes of this clause be deemed to include all securities that are owned beneficially, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s affiliates or associates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s affiliates or associates) is a Receiving Party and this proviso shall be applied to successive Counterparties as appropriate; and (iv) any such shares which are owned beneficially within the meaning of this definition by any other person with whom such person is acting jointly or in concert with respect to the Corporation or any of its securities;

“close of business” means 5:00 p.m. (Mountain time) on a business day in both of Saskatchewan and Alberta, Canada;

“Derivatives Contract” shall mean a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to expose the Receiving Party to economic benefits and risks that correspond substantially to the ownership by the Receiving Party of a number of shares in the capital of the Corporation or securities convertible into such shares specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Securities”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, shares in the capital of the Corporation or securities convertible into such shares or other property, without regard to any short position under the same or any other Derivatives Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate governmental authority shall not be deemed to be Derivatives Contracts; and

“public announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System for Electronic Document Analysis and Retrieval at www.sedar.com.

4.08 Appointment of Additional Directors. - If the articles of the Corporation so provide, the directors may, within the maximum number permitted by the articles, appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of the shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

4.09 Action by the Board. - The board shall manage, or supervise the management of, the business and affairs of the Corporation. The powers of the board may be exercised at a meeting (subject to sections 4.10 and 4.11) at which a quorum is present or by resolution in

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writing signed by all the directors entitled to vote on that resolution at a meeting of the board. Where there is a vacancy in the board, the remaining directors may exercise all the powers of the board so long as a quorum remains in office.

4.10 Canadian Directors Present at Meetings. - Subject to the Act, but only if the Act requires, the board shall not transact business at a meeting, other than filling a vacancy in the board, unless at least 25 per cent of the directors present are resident Canadians, or if the Corporation has fewer than four directors, at least one of the directors present is a resident Canadian, except where:

(a)	a resident Canadian director who is unable to be present approves in writing, or by telephonic, electronic or other communication facility, the business transacted at the meeting; and

(b)	the required number of resident Canadians would have been present had that director been present at the meeting.

4.11 Meeting by Telephone and other Electronic Means. - Subject to the Act, if all the directors of the Corporation consent thereto generally or in respect of a particular meeting, a director may participate in a meeting of the board or of a committee of the board by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, and a director participating in such a meeting by such means is deemed to be present at the meeting. Any such consent shall be effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the board and of committees of the board.

4.12 Signed Resolutions. - Any resolution in writing may be signed in counterparts and if signed as of any date shall be deemed to have been passed on such date.

4.13 Place of Meetings. - Subject to the articles, meetings of the board may be held at any place in or outside Canada.

4.14 Calling of Meetings. - Meetings of the board shall be held from time to time at such time and at such place as the board, the chair of the board, the lead independent director (if any), the chief executive officer or any two directors may determine.

4.15 Notice of Meeting. - Notice of the time and place of each meeting of the board shall be given in the manner provided in Section Eleven to each director not less than 48 hours before the time when the meeting is to be held. No notice of a meeting shall be necessary if all the directors in office are present or if those absent waive notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. A notice of a meeting of directors need not specify the purpose of or the business to be transacted at the meeting except where the Act requires such purpose or business to be specified, including, if required by the Act, any proposal to:

(a)	submit to the shareholders any question or matter requiring approval of the shareholders;

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(b)	fill a vacancy among the directors or in the office of auditor, or appoint additional directors;

(c)	issue securities except as authorized by the board;

(d)	issue shares of a series except as authorized by the board;

(e)	declare dividends;

(f)	purchase, redeem or otherwise acquire shares issued by the Corporation;

(g)	pay a commission for the sale of shares except as authorized by the board;

(h)	approve a management proxy circular;

(i)	approve a take-over bid circular or directors’ circular;

(j)	approve any annual financial statements; or

(k)	adopt, amend or repeal by-laws.

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any person, or any error in any notice not affecting the substance of the notice, does not invalidate any resolution passed or any action taken at the meeting.

4.16 First Meeting of New Board. - Provided a quorum of directors is present, each newly elected board may without notice hold its first meeting immediately following the meeting of shareholders at which such board is elected.

4.17 Adjourned Meeting. - Notice of an adjourned meeting of the board is not required if the time and place of the adjourned meeting is announced at the original meeting. Any adjourned meeting shall be duly constituted if held in accordance with the terms of the adjournment and if a quorum is present thereat. The directors who formed a quorum at the original meeting are not required to form the quorum at the adjourned meeting. If there is no quorum present at the adjourned meeting, the original meeting shall be deemed to have terminated forthwith after its adjournment.

4.18 Regular Meetings. - The board may appoint a day or days in any month or months for regular meetings of the board at a place and hour to be named. A copy of any resolution of the board fixing the place and time of such regular meetings shall be sent to each director forthwith after being passed, but no other notice shall be required for any such regular meeting except where the Act requires the purpose thereof or the business to be transacted thereat to be specified.

4.19 Chair of Board Meetings. - The chair of any meeting of the board shall be the first mentioned of such of the following officers as have been appointed and who is a director and is present at the meeting: chair of the board, the lead independent director, or chief executive officer. If no such officer is present, the directors present shall choose one of their number to be chair.

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4.20 Quorum. - Subject to the articles and subject to section 4.10 and the Act (in respect of any director who may be required to recuse themselves), the quorum for the transaction of business at any meeting of the board shall be a majority of the number of directors. If a meeting of the board is adjourned for lack of quorum, it will be reconvened 72 hours later (or at such other date, time and place as the directors in attendance determine), and the directors then present at the reconvened meeting will constitute a quorum. Notwithstanding any vacancy among the directors, a quorum of directors may exercise all the powers of the directors.

4.21 Votes to Govern. - At all meetings of the board every question shall be decided by a majority of the votes cast on the question. In case of an equality of votes the chair of the meeting shall not be entitled to a second or casting vote.

4.22 Remuneration and Expenses. - The directors shall be paid such remuneration for their services as the board may from time to time determine. The directors shall also be entitled to be reimbursed for travelling and other expenses properly incurred by them in attending meetings of the board or any committee thereof. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity and receiving remuneration therefor.

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SECTION FIVE

COMMITTEES

5.01 Committees of the Board. - The board may appoint one or more committees of the board, however designated, and delegate to any such committee any of the powers of the board except those which pertain to items which, under the Act, a committee of the board has no authority to exercise.

5.02 Transaction of Business. - The powers of a committee of the board may be exercised by a meeting at which a quorum is present or by resolution in writing signed by all members of such committee who would have been entitled to vote on that resolution at a meeting of the committee. Meetings of such committee may be held at any place in or outside Canada.

5.03 Audit Committee. - The board shall appoint annually from among its number an audit committee to be composed of not fewer than three directors who meet the applicable independence and other requirements as may be specified by the Act, other applicable law and stock exchange requirements and who are not officers or employees of the Corporation or its affiliates. The audit committee shall have the powers and duties provided in the Act and in other applicable law and in addition, such other powers and duties as the board may determine.

5.04 Advisory Bodies. - The board may from time to time appoint such advisory bodies as it may deem advisable.

5.05 Procedure. - Unless otherwise determined by the board, each committee and advisory body shall have power to fix its quorum at not less than a majority of its members, to elect its chair and to regulate its procedure. Subject to Section 5.01 and subject to a committee of the board or advisory body establishing procedures to regulate its meetings, Section 4.08 to Section 4.20 inclusive apply to committees of the board or advisory bodies, to the extent applicable and with such changes as are necessary.

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SECTION SIX

OFFICERS

6.01 Appointment. - The board may from time to time appoint a chief executive officer, one or more vice-presidents (to which a specific title may be added to indicate seniority and function), a secretary and such other officers as the board may determine. One person may hold more than one office. The board may specify the duties of and, in accordance with this by-law and subject to the Act, delegate to such officers powers to manage the business and affairs of the Corporation. Subject to section 4.04, an officer may but need not be a director.

6.02 Executive Chairman. The board may from time to time appoint an executive chairman who shall be a director and, subject to the authority of the board, shall have such powers and duties as the board may specify. If appointed, the executive chairman shall be the chair of the board. The executive chairman shall be an officer of the Corporation and will report directly to the board.

6.03 Chief Executive Officer. - The chief executive officer shall be the chief executive officer and, subject to the authority of the board, shall have such powers and duties as the board may specify. The chief executive officer shall report directly to the board.

6.04 Secretary. - The secretary shall attend and be the secretary of all meetings of the board, shareholders and committees of the board and shall enter or cause to be entered in records kept for that purpose minutes of all proceedings thereat. The secretary shall give or cause to be given, as and when instructed, all notices to shareholders, directors, officers, auditors and members of committees of the board. The secretary shall be the custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Corporation and of all books, records and instruments belonging to the Corporation, except when some other officer or agent has been appointed for that purpose, and shall have such other powers and duties as otherwise may be specified.

6.05 Agents and Attorneys. - The Corporation, by or under the authority of the board, shall have power from time to time to appoint agents or attorneys for the Corporation in or outside Canada with such powers (including the power to subdelegate) of management, administration or otherwise as may be thought fit.

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SECTION SEVEN

PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

7.01 Limitation of Liability. - All directors and officers of the Corporation in exercising their powers and discharging their duties to the Corporation shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Subject to the foregoing, and without limiting any defences available to a director or an officer under the Act or otherwise, no director or officer shall be liable for the acts, omissions, failures, neglects or defaults of any other director, officer or employee, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on the part of such director or officer, or for any other loss, damage or misfortune which shall happen in the execution of the duties of office or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act or from liability for any breach thereof.

7.02 Indemnity. - Subject to the Act, the Corporation shall indemnify a director or an officer, a former director or officer, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation, or other entity, if such individual (a) acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

7.03 Advance of Costs. - The Corporation shall advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in section 7.02. The individual shall repay the moneys if the individual does not fulfil the conditions of section 7.02.

7.04 Additional Circumstances. - The Corporation shall also indemnify any individual referred to in section 7.02 in such other circumstances as the Act or law permits or requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

7.05 Insurance. - Subject to the Act, the Corporation may purchase and maintain insurance for the benefit of any individual referred to in section 7.02 hereof as the board may from time to time determine.

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7.06 Approval of Contracts. - Subject to the Act, any contract entered into or action taken or omitted by or on behalf of the Corporation shall, if approved by a resolution of the shareholders, be deemed for all purposes to have had the prior authorization of all the shareholders.

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SECTION EIGHT

SHARES

8.01 Allotment of Shares. - Subject to the Act and the articles, the board may from time to time allot or grant options to purchase the whole or any part of the authorized and unissued shares of the Corporation at such times and to such persons and for such consideration as the board shall determine, provided that no share shall be issued until it is fully paid as provided by the Act.

8.02 Commissions. - The board may from time to time authorize the Corporation to pay a reasonable commission to any person in consideration of such person’s purchasing or agreeing to purchase shares of the Corporation, whether from the Corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares. The board may, to the extent permitted by the Act, delegate this authority to a committee of directors.

8.03 Registration of Transfers. - Subject to the Act, no transfer of a share shall be registered in a securities register except upon compliance with the reasonable requirements of the Corporation and its transfer agent(s).

8.04 Non-recognition of Trusts. - Subject to the Act, the Corporation may treat the registered holder of any share as the person exclusively entitled to vote, to receive notices, to receive any dividend or other payment in respect of the share, and otherwise to exercise all the rights and powers of an owner of the share.

8.05 Share Certificates. - Every holder of one or more shares of the Corporation shall be entitled, at the holder’s option, to a share certificate, or to a non-transferable written acknowledgement of such right to obtain a share certificate, stating the number and class or series of shares held by such holder as shown on the securities register. Subject to the Act, such certificates shall be in such form as the board may from time to time approve. Any such certificate shall be signed in accordance with section 2.04 and need not be under the corporate seal. Notwithstanding the foregoing, unless the board otherwise determines, certificates representing shares in respect of which a transfer agent and/or registrar has been appointed shall not be valid unless countersigned by or on behalf of such transfer agent and/or registrar. The signature of one of the signing officers under section 2.04 or, in the case of a certificate which is not valid unless countersigned by or on behalf of a transfer agent and/or registrar and in the case of a certificate which does not require a manual signature under the Act, the signatures of the signing officers under section 2.04 may be printed or otherwise mechanically reproduced thereon. Every such printed or mechanically reproduced signature shall for all purposes be deemed to be the signature of the officer whose signature it reproduces and shall be binding upon the Corporation. A certificate executed as aforesaid shall be valid notwithstanding that one or both of the officers whose printed or mechanically reproduced signature appears thereon no longer holds office at the date of issue of the certificate.

8.06 Replacement of Share Certificates. - The board or any officer or agent designated by the board may direct the issue of a new share or other such certificate in lieu of and upon cancellation of a certificate that has been mutilated or in substitution for a certificate claimed to have been lost, destroyed or wrongfully taken on payment of such reasonable fee and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the board may from time to time prescribe, whether generally or in any particular case.

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8.07 Joint Shareholders. - If two or more persons are registered as joint holders of any share, the Corporation shall not be bound to issue more than one certificate in respect thereof, and delivery of such certificate to one of such persons shall be sufficient delivery to all of them. Any one of such persons may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

8.08 Deceased Shareholders. - In the event of the death of a holder, or of one of the joint holders, of any share, the Corporation shall not be required to make any entry in the securities register in respect thereof or to make any dividend or other payments in respect thereof except upon production of all such documents as may be required by law and upon compliance with the reasonable requirements of the Corporation and its transfer agents.

8.09 Transfer Agents and Registrars. - The board may from time to time appoint one or more agents to maintain, in respect of each class of shares of the Corporation issued by it, a central securities register and one or more branch securities registers. Such a person may be designated as transfer agent or registrar according to the functions of such person and one person may be designated both registrar and transfer agent subject to any applicable stock exchange requirements. The board may at any time terminate such appointment.

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SECTION NINE

DIVIDENDS

9.01 Dividends. - Subject to the Act, the board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid in money or property or by issuing fully paid shares of the Corporation or options or rights to acquire fully paid shares of the Corporation. Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

9.02 Dividend Cheques. - A dividend payable in cash shall be paid by cheque or in such other manner as prescribed by the board or determined by the Corporation to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail or otherwise provided to such registered holder at the holder’s recorded address, unless such holder otherwise directs. In the case of joint holders the cheque or other manner of payment shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at their recorded address. The mailing of such cheque or delivery of or such other manner of payment as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold. In the event of non-receipt of any dividend cheque or other manner of payment by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque or other manner of payment for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the board may from time to time prescribe, whether generally or in any particular case.

9.03 Record Date. - The board may, within the prescribed period, fix in advance a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend and notice of the record date shall be given within the prescribed period in the manner provided by the Act. If no record date is so fixed, the record date for the determination of the shareholders entitled to receive payment of any dividend or for such other purposes shall be at the close of business on the day on which the directors pass the resolution relating thereto.

9.04 Dividend Disbursing Agent. - The board may from time to time appoint a dividend disbursing agent to disburse dividends.

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SECTION TEN

MEETINGS OF SHAREHOLDERS

10.01 Annual Meetings. - Subject to the Act, the board shall call an annual meeting of shareholders: (a) not later than 18 months after the Corporation comes into existence; and (b) subsequently, not later than 15 months after holding the last preceding annual meeting but no later than six months after the end of the Corporation’s preceding financial year. The annual meeting of shareholders shall be held for the purpose of considering the financial statements and reports required by the Act to be placed before the annual meeting, electing directors, appointing auditors and for the transaction of such other business as may properly be brought before the meeting.

10.02 Special Meetings. - The board shall have power to call a special meeting of shareholders at any time.

10.03 Place of Meetings. - Meetings of shareholders shall be held at the registered office of the Corporation or elsewhere in Canada if the board shall so determine. A meeting of shareholders may be held at a place outside Canada if the place is specified in the articles or all the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place. A shareholder who attends a meeting of shareholders held outside Canada is deemed to have agreed to it being held outside Canada except when the shareholder attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully held. A meeting held pursuant to section 10.05 shall be deemed to be held at the place where the registered office of the Corporation is located.

10.04 Participation in Meeting by Electronic Means. - Any person entitled to attend a meeting of shareholders may participate in the meeting, in accordance with the Act, by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, if the Corporation makes available such a communication facility. A person participating in a meeting by such means is deemed for the purposes of the Act to be present at the meeting.

10.05 Meeting held by Electronic Means. - If the directors or the shareholders of the Corporation call a meeting of shareholders pursuant to the Act, those directors or shareholders, as the case may be, may determine that the meeting shall be held, in accordance with the Act, entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

10.06 Notice of Meetings. - Notice of the time and place of each meeting of shareholders shall be given in the manner provided in Section Eleven within the prescribed period to each director, to the auditor, and to each shareholder who at the close of business on the record date for notice is entered in the securities register as the holder of one or more shares carrying the right to vote at the meeting. Notice of a meeting of shareholders called for any purpose other than consideration of the financial statements and auditor’s report, election of directors and reappointment of the incumbent auditor shall state the nature of such business in sufficient detail to permit the shareholder to form a reasoned judgment thereon and shall state the text of any special resolution to be submitted to the meeting.

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10.07 List of Shareholders Entitled to Notice. - For every meeting of shareholders, the Corporation shall prepare a list of shareholders entitled to receive notice of the meeting, arranged in alphabetical order and showing the number of shares held by each shareholder entitled to vote at the meeting, within the time period required by the Act. If a record date for notice of the meeting is fixed pursuant to section 10.08, the shareholders listed shall be those registered at the close of business on such record date. If no record date for notice is fixed, the shareholders listed shall be those registered at the close of business on the day immediately preceding the day on which notice of the meeting is given or, where no such notice is given, on the day on which the meeting is held. Where a separate list of shareholders has not been prepared, the names of persons appearing in the securities register at the requisite time as the holder of one or more shares carrying the right to vote at such meeting shall be deemed to be a list of shareholders.

10.08 Record Date for Notice. - The board may, within the prescribed period, fix in advance a date as the record date for the purpose of determining the shareholders entitled to vote at a meeting of shareholders and notice of the record date shall be given within the prescribed period in the manner provided by the Act. If no such record date is so fixed, the record date for the determination of the shareholders entitled to receive notice of the meeting shall be at the close of business on the day immediately preceding the day on which the notice is given or, if no notice is given, shall be the day on which the meeting is held.

10.09 Chair, Secretary and Scrutineers. - The chair of any meeting of shareholders shall be the first mentioned of such of the following officers as have been appointed and who is present at the meeting: chair of the board, lead independent director (if any), chief executive officer, or a vice president who is a shareholder. If no such officer is present within 15 minutes from the time fixed for holding the meeting, the persons present and entitled to vote shall choose one of their number to be chair. If the secretary of the Corporation is absent, the chair shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by a resolution or by the chair with the consent of the meeting.

10.10 Persons Entitled to be Present. - The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors and auditor of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the articles or by-laws to be present at the meeting. Any other person may be admitted only on the invitation of the chair of the meeting or with the consent of the meeting.

10.11 Quorum. - Subject to the Act in respect of a majority shareholder, a quorum for the transaction of business at any meeting of shareholders shall be two persons present, each being a shareholder entitled to vote thereat or a duly appointed proxyholder or representative for a shareholder so entitled, who, together, hold or represent by proxy not less than 33% of the votes attached to the outstanding voting shares of the Corporation entitled to vote at the meeting. If a quorum is present at the opening of any meeting of shareholders, the shareholders present or represented may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting. If a quorum is not present at the time appointed for the meeting of shareholders or within a reasonable time thereafter as the shareholders may determine, the shareholders present or represented may adjourn the meeting to a fixed time and place but may not transact any other business.

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10.12 Time for Deposit of Proxies. - The board may specify in a notice calling a meeting of shareholders a time, preceding the time of such meeting by not more than 48 hours, excluding Saturdays and holidays, before which time proxies to be used at such meeting must be deposited. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent thereof specified in such notice or if, no such time having been specified in such notice, it has been received by the secretary of the Corporation or by the chair of the meeting or any adjournment thereof prior to the time of voting.

10.13 Joint Shareholders. - If two or more persons hold shares jointly, any one of them present or duly represented at a meeting of shareholders may, in the absence of the other or others, vote the shares; but if two or more of those persons are present or represented and vote, they shall vote as one the shares jointly held by them.

10.14 Votes to Govern. - At any meeting of shareholders every question shall, unless otherwise required by the articles or by-laws or by law, be determined by a majority of the votes cast on the question. In case of an equality of votes either upon a show of hands or upon a poll, the chair of the meeting shall not be entitled to a second or casting vote.

10.15 Show of Hands. - Subject to the Act, any question at a meeting of shareholders shall be decided by a show of hands, unless a ballot thereon is required or demanded as hereinafter provided. Upon a show of hands every person who is present and entitled to vote shall have one vote, subject to any provision of the Act restricting the ability of a proxyholder or alternate proxyholder to vote by way of show of hands where such person has conflicting instructions from more than one shareholder. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chair of the meeting that the vote upon the question has been carried or carried by a particular majority or defeated and an entry to that effect in the minutes of the meeting shall be prima facie proof of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question. Any vote referred to in section 10.14 and this section 10.15 may be held, subject to and in accordance with the Act, partly or entirely by means of a telephonic, electronic or other communication facility, if the Corporation makes available such a communication facility. Any person participating in a meeting of shareholders under section 10.04 or 10.05 and entitled to vote at that meeting may vote, subject to and in accordance with the Act by means of the telephonic, electronic or other communication facility that the Corporation has made available for that purpose.

10.16 Ballots. - On any question proposed for consideration at a meeting of shareholders, and whether or not a show of hands has been taken thereon, the chair may require a ballot or any person who is present and entitled to vote on such question at the meeting may demand a ballot. A ballot so required or demanded shall be taken in such manner as the chair shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present shall be entitled, in respect of the shares which such person is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

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10.17 Adjournment. - The chair at a meeting of shareholders may, with the consent of the meeting and subject to such conditions as the meeting may decide, adjourn the meeting from time to time and from place to place. If a meeting of shareholders is adjourned for less than 30 days, it shall not be necessary to give notice of the adjourned meeting, other than by announcement at the earliest meeting that is adjourned. Subject to the Act, if a meeting of shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting.

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SECTION ELEVEN

NOTICES

11.01 Method of Giving Notices. - Any notice (which term includes any communication or document) to be given (which term includes sent, delivered or served) pursuant to the Act, the articles, the by-laws or otherwise to a shareholder, director, officer, auditor or member of a committee of the board shall be sufficiently given, subject to any provisions in the Act regarding certain types of communications or documents, if delivered personally to the person to whom it is to be given; if delivered to the person’s recorded address or if mailed to such person at such recorded address by prepaid ordinary mail; if sent to such person at such recorded address by any means of prepaid transmitted or recorded communication; or by providing an electronic document subject to and in accordance with the Act. A notice so delivered shall be deemed to have been given when it is delivered personally or to the recorded address as aforesaid; a notice so mailed shall be deemed to have been given when deposited in a post office or public letter box; and a notice so sent by any means of transmitted or recorded communication or by providing an electronic document shall be deemed to have been given when dispatched or delivered for dispatch. A notice so delivered shall be deemed to have been received when it is personally delivered; a notice so mailed shall be deemed to be received at the time it would be delivered in the ordinary course of mail and a notice so sent shall be deemed to have been received on the day it is transmitted. The secretary may change or cause to be changed the recorded address of any shareholder, director, officer, auditor or member of a committee of the board in accordance with any information believed by the secretary to be reliable.

11.02 Notice to Joint Shareholders. - If two or more persons are registered as joint holders of any share, any notice may be addressed to all such joint holders, but notice addressed to one of such persons shall be sufficient notice to all of them.

11.03 Computation of Time. - In computing the date when notice must be given under any provision requiring a specified number of days’ notice of any meeting or other event, the day of giving the notice shall be excluded and the day of the meeting or other event shall be included.

11.04 Undelivered Notices. - If any notice given to a shareholder pursuant to section 11.01 is returned on two consecutive occasions because the shareholder cannot be found, the Corporation shall not be required to give any further notices to such shareholder until informed in writing by the shareholder of a new address.

11.05 Omissions and Errors. - The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

11.06 Persons Entitled by Death or Operation of Law. - Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom such person derives title to such share prior to

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the name and address of such person being entered on the securities register (whether such notice was given before or after the happening of the event upon which such person became so entitled) and prior to such person furnishing to the Corporation the proof of authority or evidence of entitlement prescribed by the Act.

11.07 Waiver of Notice. - Any shareholder, proxyholder, director, officer, auditor or member of a committee of the board, or any other person entitled to receive notice of a meeting of shareholders or any other notice from the Corporation, may at any time waive any notice, or waive or abridge the time for any notice, required to be given to such person under the Act, the articles, the by-laws or otherwise, and such waiver or abridgement, whether given before or after the meeting or other event of which notice is required to be given, shall cure any default in the giving or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing except a waiver of notice of a meeting of shareholders or of the board or a committee of the board which may be given in any manner.

11.08 Interpretation. - In the by-laws, “recorded address” means: in the case of a shareholder, the address as recorded in the securities register; in the case of joint shareholders, the address appearing in the securities register in respect of such joint holding or the first address so appearing if there are more than one; and in the case of a director, officer, auditor or member of a committee of the board, the latest address as shown in the records of the Corporation.

11.09 Electronic Documents. - A requirement under these by-laws that a notice, document or other information be provided in writing may be satisfied by providing an electronic document and a requirement under these by-laws for a signature or that a document be executed, in relation to an electronic document, may be satisfied, in each case, if the requirements in the Act (or any duly granted exemption under the Act) in respect thereof are met.

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SECTION TWELVE

EFFECTIVE DATE

12.01 Effective Date. - This by-law shall come into force when made by the board in accordance with the Act.

The foregoing by-law was made by the directors of the Corporation on the      day of             , 201  , and was confirmed without variation by the shareholders of the Corporation on the      day of             , 201  .

Secretary

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